As filed with the Securities and Exchange Commission on May 3, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WOWJOINT HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands	3537	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1108 A Block Tiancheng Mansion
#2 Xinfeng Road
Deshengmenwai Street
Xicheng District, Beijing
Tel: +86 (010) 8957 9330 (ext. 8011)
Fax: +86 (010) 8957 9553
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services LLC 20 Robert Pitt Drive, Suite 214 Monsey, NY 10952 Tel: +1 (888) 528 2677
 (Address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:
Robert G. Wray
Skadden, Arps, Slate, Meagher & Flom LLP
1-6-1 Roppong, Izumi Garden Tower 21F
Minato-ku, Tokyo  106-6021
+81 (0)3-3568-2634
+81 (0)3-3568-2626 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Security Being Registered	Amount Being Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Ordinary Shares, par value $0.001 per share, underlying warrants (4)	4,256,250	—	—	—	(6)
Ordinary Shares, par value $0.001 per share, underlying warrants (5)	1,944,444	$7.55	$14,680,552.60	$1,046.73
Warrants to Purchase Ordinary Shares, par value $0.001 per share (5)	1,944,444	—	—	—	(7)
Total				$1,046..73

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, the ordinary shares offered hereby also include such presently indeterminate number of shares of the Registrant’s ordinary shares as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)
Calculated pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, based on the average high and low price of the ordinary shares and warrants of the registrant as quoted on the Over-The-Counter Bulletin Board on April 30, 2010.

(4)
Represents ordinary shares issuable upon exercise of the warrants that were originally issued to public investors in the registrant’s initial public offering, initially registered by the registrant on the registration statement on Form F-1 (File No. 333-150489) declared effective on May 15, 2008.

(5)
Represents warrants and ordinary shares issuable upon exercise of the warrants being registered for resale that were issued to private placement investors of the registrant prior to the registrant’s initial public offering.

(6)
All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement for the initial public offering.

(7)	Pursuant to Rule 457(i), no additional fee is due as a fee is being paid for registration of the ordinary shares underlying the warrants.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus relating also to Registration Statement No. 333-150489 declared effective by the Securities and Exchange Commission on May 15, 2008. This Registration Statement, which is a new Registration Statement, upon effectiveness, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-150489, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 3, 2010

6,200,694 Ordinary Shares
1,944,444 Warrants

Wowjoint Holdings Limited

This prospectus relates to 6,200,694 ordinary shares and 1,944,444 warrants that may be sold from time to time by the selling security holders named in this prospectus. This includes (i) 4,256,250 ordinary shares issuable upon the exercise of outstanding warrants forming part of the units originally issued in our initial public offering pursuant to a prospectus dated May 15, 2008, (ii) 1,944,444 warrants issued to private placement investors preceeding our initial public offering, and (iii) 1,944,444 ordinary shares underlying these warrants.

All of the ordinary shares and warrants offered by this prospectus are being sold by the selling security holders. It is anticipated that the selling security holders will sell these ordinary shares and warrants from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sales of ordinary shares or warrants by the selling security holders. However, we will receive proceeds from the exercise of the warrants in the event that any warrants are properly exercised for cash. Any such proceeds will be used for general corporate purposes.

Information regarding the selling security holders and the times and manner in which they may offer and sell the shares under this prospectus and the respective lock-up periods for these securities is provided under “selling security holders” in this prospectus.

Our ordinary shares, warrants and units (consisting of one ordinary share and one warrant to purchase one ordinary share) are currently traded on the Over-the-Counter Bulletin Board under our new trading symbols WJHCF, WJHWF and WJHUF, respectively. On April 29, 2010, the closing sale price of ordinary shares, warrants and units was $7.55, $1.73 and $11.00, respectively. You are urged to obtain current market quotations of our securities before purchasing any of the securities being offered for sale pursuant to this prospectus.

INVESTING IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. YOU SHOULD INVEST IN OUR SECURITIES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2010.

This prospectus is not an offer to sell any securities other than the securities offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY	1

RISK FACTORS	6

PER SHARE MARKET INFORMATION	14

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	15

USE OF PROCEEDS	17

DILUTION	17

CAPITALIZATION	18

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF BEIJING WOWJOINT	20

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BEIJING WOWJOINT	21

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	34

BUSINESS	39

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES	47

PRINCIPAL SHAREHOLDERS	51

SHARES ELIGIBLE FOR FUTURE SALE	53

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	54

DESCRIPTION OF SECURITIES	56

SELLING SECURITY HOLDERS	63

DETERMINATION OF OFFERING PRICE	65

TAXATION	66

PLAN OF DISTRIBUTION	70

EXPENSES RELATED TO THIS OFFERING	71

LEGAL MATTERS	72

EXPERTS	72

WHERE YOU CAN FIND ADDITIONAL INFORMATION	72

INDEX TO FINANCIAL STATEMENTS	F-1

i

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision.

Unless otherwise stated in this prospectus,

•	references to “Wowjoint,” “we,” “us” or “the Company” refer to Wowjoint Holdings Limited (together with its subsidiaries and affiliated entities, except where the context indicates otherwise);

•	references to “CFAC” or “China Fundamental” refer to China Fundamental Acquisition Corporation, our former name;

•
references to “Beijing Wowjoint” refer to Authentic Genius Limited (“AGL”) and its consolidated subsidiary, Beijing Xin Fu Industry Consulting Co., Ltd. (“BXFI”) and its variable interest entity ("VIE"), Beijing Wowjoint Machinery Co., Ltd. (“Beijing Wowjoint”) and Giant Nova Holdings Limited;

•	references to the “acquisition” or the “business combination” refer to the purchase by China Fundamental of all of the outstanding shares of AGL and Giant Nova Holdings Limited on February 22, 2010;

•
references to the financial statements of Beijing Wowjoint, either audited or unaudited, refer to those of AGL and its consolidated subsidiary, BXFI and its variable interest entity, Beijing Wowjoint and Giant Nova Holdings Limited;

•
references to “our original shareholders” refer collectively to Chun Yi Hao, Hope Ni, Q.Y. Ma and Tan Xiao Wei, each of whom purchased China Fundamental shares and warrants prior to its initial public offering;

•	references to “PRC” or “China” refer to the People’s Republic of China;

•	references to “dollars” or “$” refer to the legal currency of the United States; and

•	references to “public shareholders” refer to the holders of shares purchased in China Fundamental’s initial public offering.

Overview

Wowjoint Holdings Limited, or Wowjoint, was incorporated in the Cayman Islands on December 12, 2007 under the name China Fundamental Acquisition Corporation as a blank check company for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that had its principal operations in Asia, with a primary focus on potential acquisition targets in the PRC.

On February 22, 2010, China Fundamental acquired all of the outstanding securities of Beijing Wowjoint and its associated companies from its shareholders, resulting in Beijing Wowjoint becoming a wholly owned subsidiary of China Fundamental. The acquisition followed the favorable vote of the public shareholders of China Fundamental in accordance with the approved procedures established at the time of China Fundamental’s initial public offering in May 2008. Prior to the acquisition of Beijing Wowjoint, China Fundamental did not have an operating business. China Fundamental Acquisition Corporation changed its name to Wowjoint Holdings Limited shortly after the acquisition of Beijing Wowjoint.

Wowjoint is one of the leading solution providers in China for the construction of transportation infrastructure. We specialize in the design, engineering and manufacturing of customized lifting and carrying equipment for the construction of railways, highways, subways and ports.

Our principal executive office is located in Beijing, People’s Republic of China. Our telephone number is +86 (010) 8957-9330.

The Offering

Ordinary shares offered by the selling security holders:	Up to 6,200,694 ordinary shares issuable upon the exercise of both the existing 4,256,250 publicly traded warrants outstanding and the 1,944,444 private placement warrants being registered.

Warrants offered by the selling security holders	Up to 1,944,444 warrants.

OTCBB Symbols:

Ordinary shares	WJHCF

Warrants	WJHWF

Exercisability	Each warrant is exercisable for one ordinary share.

Exercise price	$5.00 per share

Exercise period	The warrants will expire at 5:00 p.m., New York City time, on May 15, 2012 or earlier upon redemption.

However, no warrant will be exercisable and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrant is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Accordingly, such warrants could expire worthless if we fail to maintain an effective registration statement relating to the ordinary shares issuable upon exercise of the warrants or fail to obtain an exemption under the securities laws of the state of residence of the holder of the warrants.

Use of proceeds:
China Fundamental will not receive any of the proceeds from the sale of the shares under this prospectus, although China Fundamental would receive proceeds from the exercise of warrants in the event that any warrants are properly exercised for cash. Any amounts we receive from the exercise of warrants will be used for general working capital purposes.

Ordinary shares outstanding as of April 30, 2010:	7,949,965 shares (including ordinary shares forming part of outstanding units, but excluding up to 500,000 earn-out shares issuable if various performance targets are achieved)

Warrants outstanding as of April 30, 2010:	7,264,756 warrants (including warrants comprising part of the outstanding units)

Risks Affecting Wowjoint

Investing in our securities involves a high degree of risk. In considering an investment in Wowjoint’s securities, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors” commencing on page 6.

Enforceability of Civil Liabilities

We are a Cayman Islands company and our executive offices are located outside of the United States in the People’s Republic of China. Most of our directors, officers and some of the experts named in this prospectus reside outside the United States. In addition, almost all of our assets and the assets of our directors and officers are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Cayman Islands or the People’s Republic of China would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Summary Historical Financial and Operating Data of Beijing Wowjoint

The following summary of consolidated financial and operating data, other than pro forma financial information, has been derived from the audited consolidated financial statements of Beijing Wowjoint as of and for the fiscal years ended August 31, 2009 and 2008. The consolidated financial statements were prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP. The consolidated statement of operations and statement of cash flow data for the fiscal years ended August 31, 2009 and 2008 and the consolidated balance sheet data as of August 31, 2009 and 2008 are audited and are included elsewhere in this prospectus.

The results of operations of Beijing Wowjoint in any past period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” included elsewhere in this proxy statement. The summary consolidated financial information for those periods and as of those dates should be read in conjunction with those consolidated financial statements and the accompanying notes, if available, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beijing Wowjoint” included elsewhere in this prospectus.

For the Fiscal Year Ended August 31, 2009 and 2008
Summary of statement of operation data:
(US$ in thousands except per share and operating data)

	2009 Audited	2008 Audited
Revenue	44,622.2	36,233.4
Gross profit	13,322.7	6,054.8
Operating income	10,896.7	4,358.8
Net income	9,783.8	3,939.4
Basic net income per share(1)	n/a	n/a
Diluted net income per share(1)	n/a	n/a

(1) Earnings per share information is not presented as its inclusion would not be meaningful as Wowjoint was a privately held company during the fiscal years ended August 31, 2009 and 2008.

For the Fiscal Year Ended August 31, 2009 and 2008
Summary of statement of cash flow data:
(US$ in thousands)

	2009 Audited	2008 Audited
Net cash provided by operating activities	762.9	1,904.9
Net cash provided by/(used in) investing activities	(346.7)	(2,138.2)
Net cash provided by/(used in) financing activities	(4.8)	537.3

For the Fiscal Year Ended August 31, 2009 and 2008
Summary of balance sheet data:
(US$ in thousands)

	2009 Audited	2008 Audited
Cash and cash equivalents	1,895.2	1,438.1
Working capital(1)	14,977.5	5,531.6
Total assets	29,920.4	33,687.9
Total shareholders’ equity	17,942.9	8,151.4

(1) Working capital is calculated as current assets minus current liabilities.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience.

	Spot Exchange Rate
Period	Period Ended	Average(1)	Low	High
	(RMB per US$1.00)
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9477	7.2946	6.7800
2009
January	6.8392	6.8360	6.8403	6.8225
February	6.8395	6.8363	6.8470	6.8241
March	6.8329	6.8360	6.8438	6.8240
April	6.8180	6.8306	6.8361	6.8180
May	6.8278	6.8235	6.8326	6.8176
June	6.8302	6.8334	6.8371	6.8264
July	6.8319	6.8317	6.8342	6.8300
August	6.8299	6.8323	6.8358	6.8299
September	6.8262	6.8277	6.8303	6.8247
October	6.8264	6.8267	6.8292	6.8248
November	6.8265	6.8271	6.8300	6.8255
December	6.8259	6.8275	6.8299	6.8244
2010
January	6.8268	6.8260	6.8295	6.8258
February	6.8274	6.8274	6.8274	6.8274
March	6.8258	6.8262	6.8270	6.8254
April (through April 23)	6.8270	6.8256	6.8275	6.8229

Source: Federal Reserve Statistical Release
(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before you decide whether to invest in our securities. You should pay particular attention to the fact that we are a Cayman Islands company, but with substantial operations in China. As a result, we are subject to legal and regulatory environments that differ in many respects from those of the United States.

Risks Associated with Our Business and Industry

Actual overall risks or costs of our contracts may exceed our initial evaluation and lead to cost overruns, resulting in a reduction in revenues, lower profitability or even losses on such contracts.

Wowjoint bases a number of contracts in part on cost estimates that are subject to a number of assumptions, including assumptions about future economic conditions, cost and availability of raw materials and labor. However, these assumptions may prove to be inaccurate. In addition, we may not be able to reduce our costs through our cost management scheme. Any deficiencies in internal cost control or unreasonable price increases in raw materials could result in cost overruns.

We currently generate, and expect to continue to generate, a substantial portion of our revenues from fixed-price contracts. The terms in these contracts require us to complete the delivery of equipment and machinery for a fixed price and therefore expose us to cost overruns. Cost overruns, whether due to inefficiency, inaccurate estimates or other factors, result in lower profit or a loss on a contract. As a result, we will only realize profits on these contracts if we successfully estimate our costs and avoid cost overruns. Other variations and risks inherent in the performance of fixed price contracts, such as delays caused by technical issues, any inability to obtain the requisite permits and approvals, may cause our actual overall risks and costs to differ from our original estimates despite any buffer we may have built into our bids for increases in labor and material costs. We cannot guarantee that we will not encounter cost overruns or delays on our current and future contracts. If such cost overruns or delays occur, we could experience an increase in cost exceeding our budget or be subject to penalties with a consequent reduction in, or elimination of, the profits on our contracts.

Some of our contracts contain price adjustment clauses, which allow us to recoup additional costs incurred as a result of unexpected increases in raw material costs. However, we are typically required to bear a portion of the increased costs. From time to time, we may be required to perform extra or “change order” work under our contracts despite the absence of prior agreements with our customers on the scope or price of the work to be performed. Even though our contracts generally contain adjustment clauses for customers to pay for the extra work, we may be required to fund the cost of such work until the change order is approved and funded by the customer. In addition, the performance of the extra work may cause delays in our other contract commitments and may have a negative impact on our ability to meet specified deadlines.

We rely on third parties to complete part of our equipment manufacturing, which may be adversely affected by the sub-standard performance or non-performance of such third parties.

We typically engage third-party subcontractors to perform a portion of the work under our contracts, in order to minimize the need to employ a large workforce that includes skilled labor and semi-skilled labor, as well as to maximize our-cost efficiency and flexibility. However, we may not be able to monitor the performance of these subcontractors as efficiently as our own in-house staff. In addition, our inability to engage qualified subcontractors could affect our ability to maintain the quality of our products. Subcontracting exposes us to risks associated with non-performance, delayed performance, or sub-standard performance by subcontractors. We may also suffer losses or a lesser profit margin if the amounts we pay our subcontractors exceeds our original estimates. As a result, we may experience deterioration in quality or delivery of our equipment, incur additional costs due to the delays or at a higher price in sourcing the services, or be subject to liability under the relevant contract for our subcontractor’s performances. Such events could impact upon our profitability, financial performance and reputation, and result in litigation or damage claims.

We may experience delays in collecting accounts receivable, receiving progress payments or the release of retention money by our customers, which may affect our liquidity.

Like other companies in the construction and construction equipment industry in China, we typically receive progress payments from our customers with reference to the value of work completed at specified milestones, as well as receiving final payments upon the delivery of complete equipment. We receive installment payments in the process of equipment manufacturing and usually a significant percentage of contract value would be billed upon the delivery of the equipment to our customers.

Usually, we are either requested by our customers to secure a letter of credit issued by a licensed commercial bank or a portion of the contract value is withheld by the customer as retention money, normally 5% to 10%, to be paid or released after the warranty period (generally one year after the completion of the respective equipment and products).

In the event that we encounter delays or defaults in the payment of accounts receivable or progress payments by our customers, we may be required to invest working capital to maintain our day to day operations. We cannot assure you that amounts due under accounts receivable, progress payments or retention money will be remitted by our customers on a timely basis or that those delays or defaults in payment will not affect our financial condition and results of operations.

Our revenues depend on gaining new customers and we do not have long-term purchase commitments from our customers.

Our revenues result from individual equipment sales, which produce limited amount of ongoing revenues from equipment maintenance and other services. In order to maintain and expand our business, we must be able to replenish new orders in our pipeline on a continuous basis. Our potential customers could choose products of our competitors instead. Should they do so, we could suffer a decline in revenues and profitability.

We expect to rely increasingly on our proprietary products and if we become involved in an intellectual property dispute, we may be forced to spend a significant amount of time and financial resources to resolve such intellectual property dispute, diverting time and resources away from our business and operations.

Our business is based on a number of proprietary products, which are protected by patents filed in the PRC. We expect our future growth will rely on these proprietary products to meet customers’ demands. However, if third parties should infringe on any of our intellectual property rights, as has happened on several occasions, we may need to devote significant time and financial resources in legal actions to attempt to halt the infringement, and we may not be successful in such a dispute. Conversely, in the event of an infringement claim by third parties against us, we may be required to spend a significant amount of time and financial resources to defend against such claim and we may not be successful in defending ourselves. Any litigation could result in substantial costs and diversion of our management resources and could materially and adversely affect our business and operating results.

We currently rely upon receiving an adequate supply of raw materials at acceptable prices and quality in a timely manner.

The success of our operations depends on our ability to obtain sufficient quantities of raw materials and supplies at acceptable prices and quality in a timely manner. We have historically relied on a few suppliers and should we subsequently lose any of these suppliers, we will be forced to seek other suppliers. Such suppliers may be difficult to replace. We are exposed to the market risk of fluctuations in certain commodity prices for raw materials and supplies, such as steel and electronic parts utilized in our products. The price and availability of such raw materials and supplies may vary significantly from year to year due to factors such as China’s import restrictions, consumer demand, producer capacity, market conditions and costs of materials. We do not have long-term contracts with our suppliers or guarantees of supply. Should the prices of raw materials rise, we may experience lower than expected profit margins on our existing contracts.

We may be exposed to potential product liability claims, which may affect our profitability and result in damages to our reputation.

A majority of our products are large scale heavy duty machines, which require skilled labor to operate. Failures in the design, quality control, installation and assembly, and operation of these machines, as well as accidents, geological catastrophes and other construction field hazards, may result in injuries to personnel, losses of lives and damages to property despite repeated testing by us before and after delivery of these machines to our customers. Existing PRC laws and regulations do not require us to maintain third party liability insurance to cover product liability claims and we currently do not carry product liability insurance. In the event a product liability claim is brought against us, the lawsuit may, regardless of merit or eventual outcome, result in damages to our reputation, loss of contracts, inhibit our ability to win future contracts, and lead to substantial costs in litigation, product recalls and loss of revenue.

China’s financial markets are not as sophisticated as markets in developed countries and regions, such as the United States, Europe Union, Hong Kong, Taiwan and Singapore. The choice and selection of insurance policies to cover the potential liability of our products may not be widely available, which may result in our inability to obtain adequate insurance coverage against product liability risks.

Our success depends on stringent quality controls and timely delivery of our products, and failure in such could adversely impact our financial performance and result in damages to our reputation.

We design, manufacture and install our products based on the specific requirements of each customer. Our ability in obtaining future orders depend on our ability to maintain and uphold the performance, reliability and quality standards required by our customers. We may experience delays in the collection of accounts receivables, additional expenses in warranty and maintenance services, and reduced, cancelled or discontinued orders. Additionally, performance, reliability or quality claims by our customers, with or without merit, could result in costly and time-consuming litigation, which would require significant time and attention of management and may result in significant monetary damages.

We depend upon customers concentrated in the infrastructure construction industry. A reduction in government spending in infrastructure development could adversely affect our performance.

The majority of our sales are generated from customers involved in the construction of railways and highways. In particular, China Railway Construction Corporation, China Railway Group Limited, China Communications Company Limited and Sinohydro Corporation have accounted for a sizeable portion of our total revenues in recent years. Any reduction or delay in the capital spending by these companies or in the PRC’s infrastructure development could cause a significant decline in our sales and profitability.

Our current products are custom-made for specific projects. A majority of our revenues is non-recurring, which provides no guarantee of future success.

We are a solution provider of customized heavy duty large scale equipment for infrastructure construction projects. Each of our products is relatively unique to the construction projects in which it is designed to operate. Although most designs provide flexibility and capacity to be modified, we are usually engaged by our customer on a per project basis. Thus, a majority of our sales are non-recurring in nature and often do not result in repetitive purchases. Therefore, we cannot assure you that our sales and profitability are sustainable in the future.

Our plans to enter the international construction machinery and equipment market may not prove successful.

To date, we have conducted the majority of our business within China. We have been exploring business opportunities in selected markets outside China and strategically expanding our global footprint. Expansion into new markets outside China exposes us to substantial risks, such as currency fluctuations, regulatory problems, punitive tariffs, trade embargoes, differences in general business environments, higher competition from established incumbent players in these markets, legal and regulatory requirements, potential adverse tax consequences, insufficient experience dealing with local payment and business practices, competition and protectionism. In addition, the additional demands on our management from these activities may detract from efforts in the domestic Chinese market, causing our operating results in China to be adversely affected.

We  may not be able to retain, recruit and train adequate management and engineering personnel, and our inability to attract and retain qualified personnel may limit our developments.

Our success is dependent to a large extent on our ability to retain the services of our executive management personnel, who have contributed to our growth and expansion. The industry experience of our executive officers, directors and other members of our senior management is essential to our continuing success. Accordingly, the loss of their services, particularly those of Mr. Yabin Liu and Mr. Fude Zhang, may be difficult to replace and could have an adverse affect on our operations and future business prospects.

In addition, our continued operations are dependent upon our ability to identify and recruit adequate engineering personnel in China. We require trained graduates of varying levels of experience and a flexible work force of semi-skilled operators. Given the current rate of economic growth in China, competition for qualified personnel will be substantial. Wage rates that we must offer our employees to retain qualified personnel may not enable us to remain competitive.

Wowjoint currently enjoys certain preferential tax treatment in China; there is no assurance that this will continue.

Pursuant to the PRC Income Tax Laws, prior to January 1, 2008, Chinese companies were subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which consisted of 30% national income tax and 3% local income tax. Beginning January 1, 2008, the new EIT law replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pay a reduced rate of 15%. Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next five years or until the tax holiday term is completed, whichever is sooner.

We currently qualify as a High Technology company and are entitled to preferential tax treatment and enjoy the benefit of a reduced income tax rate at 15%. We have received a 50% tax exemption (Tax Exemption Certificate) from the tax authorities in the PRC for corporate enterprise income tax for the years ended August 31, 2007 through August 31, 2009. The approved income tax rate for the company is 7.5%. The reduced income tax rate was applicable until December 31, 2009. Our current income tax rate is 15%.

Our business and financial performance may be adversely affected if the PRC government reduces or postpones public spending on infrastructure construction.

Our largest customers are business entities such as project and construction companies established and directed by the central and local governments of the PRC. The future growth of the infrastructure construction industry in China depends primarily upon the continued need for major infrastructure projects. The nature, extent and timing of those projects will, however, be determined by the interplay of a variety of factors, including the PRC government’s spending on infrastructure in China, as well as the general conditions and prospects for China’s economy. Since the majority of funding for infrastructure construction projects in China comes from governmental budgets, implementation of the projects relies, to a significant degree, on the PRC government’s public policies and spending. Changes in public policies or government budgets may therefore impact our business operations and financial performance.

The PRC government’s spending on infrastructure has historically been, and will continue to be, cyclical in nature and vulnerable to China’s economic growth and direction. The PRC government has, in recent years, implemented various policies in an effort to control the growth rate of certain industries and to limit inflation, which has affected the level of public spending on infrastructure construction projects. A significant decrease or delay in public spending on infrastructure construction in China could reduce the number of available construction projects, which in turn could reduce the demand for heavy duty construction equipment, and thus reduce the market demand for our core business.

If we cannot compete successfully for market share against other non-standard construction equipment and machinery companies, we may not achieve sufficient revenues and our business could suffer.

The market for our products and services is characterized by intense competition and rapid technological advances. Our products and services compete with a multitude of products and services developed, manufactured and marketed by others. We will also compete with new market entrants in the future. Existing or future competing products may be of higher quality, contain more sophisticated technology, provide greater utility or lower costs and other benefits, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business could suffer.

Wowjoint may face risks related to health epidemics and other outbreaks, which could adversely affect our operations.

Our business could be materially and adversely affected by the outbreak of avian flu, severe acute respiratory syndrome or another epidemic. From time to time, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu, severe acute respiratory syndrome or other adverse public health developments in China or elsewhere in Asia may have a material and adverse effect on our business operations.

Risks to Our Organization

Affiliates of Realink Group Limited, or Realink, beneficially own a majority of our voting shares.

Affiliates of Realink Group Limited, or Realink, may be deemed to beneficially own approximately 54.7% of our voting power. Because of its control of our voting power, Realink is able to indirectly exert considerable influence and control over us, including the appointment of management and the outcome of all matters requiring shareholder approval. Realink’s affiliates may be able to cause, prevent or delay a change of control of us or a change in the composition of our board of directors and could preclude any unsolicited acquisition of us. In addition, because affiliates of Realink may substantially determine the outcome of a shareholder vote, Realink’s affiliates could deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of us, and that voting control could ultimately affect the market price of our ordinary shares.

Prior to China Fundamental’s acquisition of Beijing Wowjoint in February 2010, China Fundamental had no operations, and Beijing Wowjoint had not operated as a public company. Fulfilling our obligations incidental to being a public company will be expensive and time consuming.

Prior to China Fundamental’s  acquisition of Beijing Wowjoint in February 2010, China Fundamental had no operations, and Beijing Wowjoint had not operated as a public company. Each of China Fundamental and Beijing Wowjoint had maintained relatively small finance and accounting staffs. Although China Fundamental had maintained disclosure controls and procedures and internal control over financial reporting as required under the Federal securities laws with respect to its very limited activities, it has not been required to maintain and establish these disclosure controls and procedures and internal control as will be required with respect to a business such as Beijing Wowjoint with its substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), we will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on our finance and accounting staffs and on our financial, accounting and information systems, and will significantly increase our insurance, legal and financial compliance costs and other expenses. We may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, resulting in higher expenses. If we are unable to comply with the requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the reports from our independent registered public accountant required by the Sarbanes-Oxley Act, which may preclude us from keeping our filings with the SEC current. Non-current reporting companies are subject to various restrictions and penalties.

We must comply with Section 404 of the Sarbanes-Oxley Act in a relatively short timeframe, which will require us to document and test our internal controls over financial reporting for fiscal 2010 and beyond. Any delays or difficulty in satisfying these requirements could adversely affect our future results of operations and stock price.

Section 404 of the Sarbanes-Oxley Act requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established control framework and to report on our management’s conclusion as to the effectiveness of these internal controls over financial reporting beginning with the fiscal year 2010. We are also required to have an independent registered public accounting firm test the internal controls over financial reporting and report on the effectiveness of such controls for the fiscal year 2010 and subsequent years. Any delays or difficulty in satisfying these requirements could adversely affect future results of operations and our share price. We may also incur significant costs to comply with these requirements.

We may in the future discover areas of internal controls over financial reporting that need improvement. There can be no assurance that remedial measures will result in adequate internal controls over financial processes and reporting in the future. Any failure to implement the required new or improved controls, or difficulties encountered in their implementation, could materially adversely affect our results of operations or could cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified report regarding the effectiveness of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, investors may lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. In addition, failure to comply with Section 404 of the Sarbanes-Oxley Act could potentially subject us to sanctions or investigation by the SEC or other regulatory authorities.

The price of our securities may continue to be volatile and may decrease in response to various factors, which could adversely affect our business and cause our shareholders to suffer significant losses.

Our securities are illiquid, and their prices have been and may continue to be volatile in the indefinite future. Since trading of our ordinary shares on the Over-the-Counter Bulletin Board began on May 16, 2008, the high and low sale prices of our ordinary shares through April 29, 2010 were $7.98 and $6.06, and the high and low prices of our warrants for the same period were $2.00 and $0.05, respectively. The price of our securities could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;

•	competitive pricing pressures;

•	our ability to obtain working capital or financing;

•	additions or departures of key personnel;

•	limited “public float” in the hands of a small number of persons, whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our shares;

•	sales of our shares;

•	our ability to execute our business plan;

•	operating results that fall below expectations due to lower than expected revenues, higher than anticipated expenses or other factors;

•	loss of any strategic relationship;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our securities.

Because we do not intend to pay dividends on our shares, shareholders will benefit from an investment in our shares only if they appreciate in value.

We currently intend to retain all future earnings, if any, for use in the operations and expansion of our business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend on factors our board of directors deem relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of our credit facilities and other financing arrangements. Accordingly, realization of a gain on shareholders’ investments will depend on the appreciation of the price of our shares. There is no guarantee that our shares will appreciate in value.

Our securities are currently quoted on the Over-the-Counter Bulletin Board, which may limit the liquidity and price of our securities more than if the securities were quoted or listed on a national securities exchange.

Our securities are currently quoted on the Over-the-Counter Bulletin Board, an inter-dealer automated quotation system. Risks associated with trading bulletin board securities may include, among others, limited availability of order information and market data, liquidity risks, and communications risks. Furthermore, for companies whose securities are quoted on the Over-the-Counter Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital. Trading in our securities on the Over-the-Counter Bulletin Board began on May 16, 2008, and only a limited market has developed for the purchase and sale of our securities. We cannot predict how liquid the market for our securities might become. Therefore, the purchase of our securities must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time. Because there is a limited public market for the resale of our securities, an investor in our securities may not be able to liquidate his investment, and our securities may not be acceptable as collateral for a loan.

Offers or availability for sale of a substantial number of our ordinary shares may cause the price of our securities to decline.

The ability of our security holders, including those named as selling security holders in this prospectus, to sell substantial amounts of our securities in the public market creates a circumstance commonly referred to as an “overhang” and in anticipation of significant sales the market price of our securities could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the U.S. Securities Act of 1933, we may redeem all of our outstanding warrants at any time at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption if, and only if, the last sale price of our shares equals or exceeds $10.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. Calling all of our outstanding warrants for redemption could force the warrant holders:

•	to exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

•	to sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or

•	to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Our warrant holders may not be able to exercise their warrants, which may create liability for us.

Holders of the warrants issued in our initial public offering and private placement will be able to receive ordinary shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the ordinary shares underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have agreed to use our best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and we intend to comply with such agreement, we cannot assure you that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of its warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws. Since our obligations in this regard are subject to a “best efforts” standard, it is possible that, even if we are able to successfully assert a defense to a claim by warrant holders due to the impossibility of registration, a court may impose monetary damages on us to compensate warrant holders due to the change in circumstances that led to us being unable to fulfill our obligations.

The Company may be classified as a passive foreign investment company for United States federal income tax purposes, which could subject United States investors in our ordinary shares to adverse tax consequences.

Depending upon the value of our ordinary shares and the nature of our assets and income over time, we could be classified as a passive foreign investment company (a "PFIC") for United States federal income tax purposes.  Because there are uncertainties in the application of the relevant rules and PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC.  If we were to be classified as a PFIC in any taxable year, a U.S. Holder (as defined in "Taxation – United States Federal Income Tax Considerations) would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing in a non-United States corporation that does not distribute all of its earnings on a current basis.  Further, if we are classified as a PFIC for any year during which a U.S. Holder holds our ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ordinary shares.  For more information see the section titled “Taxation – Certain U.S. Federal Income Tax Considerations”.

We may be classified as a “resident enterprise” under PRC Enterprise Income Tax Law, or “EIT Law,” and be subject to PRC taxation on its worldwide income.

China passed a new EIT Law effective on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementation rules to the EIT law define “de facto management bodies.” Further, on April 22, 2009, the PRC State Administration of Taxation issued the Notice of the State Administration of Taxation on Issues about the Determination of Chinese-controlled Enterprises Registered Abroad as Resident Enterprises on the Basis of their De Facto Management Bodies (“Notice 82”). However it remains unclear how the PRC tax authorities will interpret and implement such rules. Our senior management will primarily be located in the PRC, and almost all of our revenues currently arise from our operations in China.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, as well as Notice 82, dividends paid to us are each treated as a “resident enterprise” under EIT Law and may qualify as “tax-exempt income,” and witholding tax may be exempted in this case. However, due to the uncertainty about how the PRC tax authorities will interpret and implement the above-mentioned new rules, such dividends may be subject to withholding tax (generally at a rate of 10% or, if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income is applicable, 5%). Finally, the new “resident enterprise” classification could result in a 10% PRC tax being imposed on dividends we pay to our non-PRC security holders that are not PRC tax “resident enterprises” and gains derived by them from transferring our securities, if such income is considered PRC-sourced income by the relevant PRC tax authorities.

It is unclear how the relevant governmental authorities will interpret and implement the laws and regulations pertaining to offshore and cross-border taxes. Given this uncertainty, there is a risk that we could be subject to unfavorable tax treatment.

If any such PRC taxes apply, a non-PRC security holder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such security holder’s domestic income tax liability (subject to applicable conditions and limitations). You should consult with your own tax advisors regarding the applicability of any taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

PER SHARE MARKET INFORMATION

Our ordinary shares, warrants and units are currently quoted on the Over-the-Counter Bulletin Board under our new trading symbols WJHCF, WJHWF and WJHUF, respectively. Prior to April 9, 2010, our ordinary shares, warrants and units traded under the symbols CFQCF, CFQWF and CFQUF, respectively. The change in our trading symbols related to the change in our name from China Fundamental Acquisition Corporation to Wowjoint Holdings Limited. Each unit consists of one ordinary share and one warrant. The units have been quoted on the Over-the-Counter Bulletin Board since May 16, 2008. Our ordinary shares and warrants commenced trading separately from our units on July 23, 2008.

The following table sets forth, for the calendar quarter indicated and through March 31, 2010, the quarterly high and low sale prices for our units, ordinary shares and warrants, respectively, as reported on the Over-the-Counter Bulletin Board. The quotations listed below reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

	Ordinary Shares		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
June 30, 2008	N/A	N/A	N/A	N/A	$8.25	$8.10
September 30, 2008	$7.49	$6.95	$1.56	$1.00	8.95	8.00
December 31, 2008	6.90	6.23	0.85	0.10	7.75	6.56
March 31, 2009	7.29	6.80	0.14	0.05	7.50	7.35
June 30, 2009	7.62	7.25	0.55	0.05	7.85	7.35
September 30, 2009	7.71	7.50	0.55	0.25	8.00	7.55
December 31, 2009	7.90	7.64	1.50	0.46	10.35	8.00
March 31, 2010	7.98	6.80	2.00	1.05	11.00	8.50
June 30, 2010 (through April 30, 2010)	7.40	6.06	2.00	1.64	11.00	9.95

The closing price of our ordinary shares on the Over-the-Counter Bulletin Board on April 30, 2010, was $7.55 per share.

Our ordinary shares, warrants and units have recently been conditionally approved to trade on the Nasdaq Global Market, and we currently anticipate that trading of our securities on the Nasdaq Global Market will commence in May 2010.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements include information about our possible or assumed future results of operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements.

The risk factors and cautionary language referred to in this report provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in our forward-looking statements, including among other things:

•	the diversion of management time on acquisition and integration related issues;

•	difficulties in integrating the merged businesses and management teams;

•	changes in Chinese government’s anticipated infrastructure construction plans;

•	changes in demand for non-standard special construction machinery and equipment used in bridge, road and railway construction;

•	changes in demand for customized heavy duty special construction machinery and equipment used in constructions of bridges, roads and railways;

•	the impact of inflation generally, as well as the rising costs of materials, such as steel;

•	loss of key customers;

•	changes in our operating expenses, partially attributable to fluctuating prices of raw materials such as steel;

•	changes in RMB exchange rate against major currencies that may negatively impact on the purchase of import materials or the export of finished products;

•	unanticipated decreases in revenues or increase in expenses;

•	legislation or regulatory environments, requirements or changes adversely affecting the construction machinery and equipment businesses in which we are engaged;

•	statements about industry trends in construction machinery and equipment, including infrastructure development and economic growth factors affecting supply and demand;

•	economic conditions in China generally and in particular in the construction machinery and equipment markets in which we operate; and

•	geo-political events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which it refers you in this prospectus, to reflect any change in its expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

We will not receive any proceeds from any sale of ordinary shares or warrants by the selling security holders. However, we will receive proceeds from the exercise of the warrants in the event that any warrants are properly exercised for cash. Any such proceeds will be used for working capital. All net proceeds from sales of the ordinary shares issuable upon exercise of the warrants will be received by those persons selling such shares and not us.

DILUTION

We are not offering or selling any of the ordinary shares in this offering. All of the offered ordinary shares are held by selling security holders and, accordingly, no dilution will result from the sale of the securities.

CAPITALIZATION

The following table sets forth our capitalization as of August 31, 2009:

•	on actual basis;
•
on an as adjusted basis to reflect the acquisition on February 22, 2010 by China Fundamental of all the outstanding securities of Beijing Wowjoint and its associated companies from its shareholders, resulting in Beijing Wowjoint becoming a wholly owned subsidiary of China Fundamental.

•	on a pro forma as adjusted basis to further give effect to the issuance of ordinary shares upon the exercise of warrants as offered by us as set forth on the cover page of this prospectus.

You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beijing Wowjoint.”

	As of August 31, 2009 (in thousands)
	Actual (1)	As Adjusted (2)	Pro Forma As Adjusted (3)
Debt – short term	$730,866	$730,866	$730,866

Shareholders' equity:
Preferred shares, $0.001 par value; 1,000,000 shares authorized, none issued	-	-	-
Ordinary shares, $0.001 par value, authorized - 49,000,000 shares; issued and outstanding – nil issued and outstanding , actual; 7,949,965 shares issued as, as adjusted	-	7,950	14,151
Additional paid-in capital	3,573,591	10,572,082	41,569,351
Statutory Reserve	2,674,537	2,674,537	2,674,537
Retained Earnings	10,872,455	10,486,740	10,486,740
Accumulate other Comprehensive Income	822,313	822,313	822,313
Total shareholders’ equity	17,942,896	24,563,622	55,567,092

Total capitalization	$18,673,762	$25,294,488	$56,297,958

(1)
Includes - Capitalization of Beijing Wowjoint prior to its acquisition by China Fundamental on February 22, 2010 (inclusive of  Authentic Genius, a PRC incorporated wholly foreign owned enterprise (a “WOFE”), which owns 100% of Beijing Wowjoint, and Giant Nova Holding Limited, a British Virgin Island company. Both Authentic Genius and Giant Nova Holding Limited have limited capitalization and no operations other than Authentic Genius’s holdings of Beijing Wowjoint). Common shares of Beijing Wowjoint are reflected as additional paid-in capital, as they are eliminated subsequent to Beijing Wowjoint becoming a wholly owned subsidiary of China Fundamental.

(2)
Includes - 5,700,000 shares issued to Beijing Wowjoint shareholders (of which 3,696,735 shares are being held in escrow to be released on February 22, 2014). In conjunction with the acquisition, the holders of 1,374,089 shares of China Fundamental’s initial public offering elected to redeem their shares or cash at $7.96 per share. In addition, China Fundamental also entered into “forward contracts” to purchase 1,696,258 shares of China Fundamental at $7.96 per shares. These additional shareholders would have opted not to participate in the February 22, 2010 acquisition of Beijing Wowjoint. Included in retained earnings is a reduction of earnings due to the refund of interest income due to the shareholders who redeemed and forward contracted their investment in China Fundamental.

(3)
Includes - 4,256,250 ordinary shares issuable upon the exercise of outstanding warrants forming part of the units originally issued in our initial public offering pursuant to a prospectus dated May 15, 2008, and 1,944,444 ordinary shares issuable upon the exercise of outstanding warrants issued in a private placement to investors preceding our initial public offering.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF BEIJING WOWJOINT

The following selected consolidated financial and operating data, other than pro forma financial information, has been derived from the audited consolidated financial statements of Beijing Wowjoint as of and for the fiscal years ended August 31, 2009 and 2008. The consolidated financial statements were prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP. The consolidated statement of operations and statement of cash flow data for the fiscal years ended August 31, 2009 and 2008 and the consolidated balance sheet data as of August 31, 2009 and 2008 are audited and are included elsewhere in this prospectus.

The results of operations of Beijing Wowjoint in any past period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” included elsewhere in this proxy statement. The summary consolidated financial information for those periods and as of those dates should be read in conjunction with those consolidated financial statements and the accompanying notes, if available, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beijing Wowjoint” included elsewhere in this prospectus.

For the Fiscal Year Ended August 31, 2009 and 2008
Summary of statement of operation data:
(US$ in thousands except per share and operating data)

	2009 Audited	2008 Audited
Revenue	44,622.2	36,233.4
Gross profit	13,322.7	6,054.8
Operating income	10,896.7	4,358.8
Net income	9,783.8	3,939.4
Basic net income per share(1)	n/a	n/a
Diluted net income per share(1)	n/a	n/a

(1) Earnings per share information is not presented as its inclusion would not be meaningful as Wowjoint was a privately held company during the fiscal years ended August 31, 2009 and 2008.

For the Fiscal Year Ended August 31, 2009 and 2008
Summary of statement of cash flow data:
(US$ in thousands)

	2009 Audited	2008 Audited
Net cash provided by operating activities	762.9	1,904.9
Net cash provided by/(used in) investing activities	(346.7)	(2,138.2)
Net cash provided by/(used in) financing activities	(4.8)	537.3

For the Fiscal Year Ended August 31, 2009 and 2008
Summary of balance sheet data:
(US$ in thousands)

	2009 Audited	2008 Audited
Cash and cash equivalents	1,895.2	1,438.1
Working capital(1)	14,977.5	5,531.6
Total assets	29,920.4	33,687.9
Total shareholders’ equity	17,942.9	8,151.4

(1) Working capital is calculated as current assets minus current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF BEIJING WOWJOINT

The following is a discussion of Beijing Wowjoint’s financial condition and results of operations comparing the fiscal years ended August 31, 2008 and 2009. You should consider the foregoing when reviewing the consolidated financial statements and this discussion. You should read this section together with the consolidated financial statements including the notes to those financial statements for the years mentioned above. This discussion includes forward-looking statements which, although based on assumptions that the management of Wowjoint considers reasonable, are subject to risks and uncertainties. The actual results and timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Wowjoint Holdings Limited, or Wowjoint, is a holding company whose primary business operations are conducted through Beijing Wowjoint.

Wowjoint, a Cayman Islands limited life company, was organized on December 12, 2007, as a blank check company under the name China Fundamental Acquisition Corporation for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that had its principal operations in the People’s Republic of China, or PRC. To avoid being required to liquidate, as provided in its charter, CFAC needed to consummate a business combination by May 21, 2010.

Pursuant to the terms of the Share Purchase Agreement, China Fundamental acquired all of the outstanding securities of Beijing Wowjoint on February 22, 2010, and China Fundamental Acquisition Corporation was renamed Wowjoint Holdings Limited.

Prior to the business combination with Beijing Wowjoint, China Fundamental had no operating business, and Beijing Wowjoint had not operated as a public company.

Beijing Wowjoint is one of the leading solution providers in the construction of transportation infrastructure, specializing in the design, engineering and manufacturing of customized lifting and carrying equipment for the construction of railway, highway, subway and ports. Its diverse products are manufactured with proprietary designs and are marketed under the brand name of “Wowjoint”. Since its inception in March 2004, Beijing Wowjoint has experienced significant growth.  Its total net revenue increased 23.2% to US$44.6 million in fiscal year 2009 from US$36.2 million in fiscal year ended August 31, 2008. Its net income increased 148.4% to US$9.8 million in fiscal 2009 from US$3.9 in fiscal 2008. The significant increase in net income is mainly attributable to improved gross margins by effective cost control and an increase in sales of higher margin products.

Beijing Wowjoint has maintained a strong market share in China with leading market positions in its four main product lines. Its product mix includes launching gantries, tyre trolleys, special carriers and integrated launching carriers collectively representing 83.5% of its total net revenue for the fiscal year ended August 31, 2009, compared to 92.9% for fiscal 2008. The market demand for these products has been growing in China due to rapid development of railway networks in China. Beijing Wowjoint sees strong demand for its patented proprietary product, the integrated launching carrier, a compact model made for deployment in mountainous and hazardous regions. The integrated launching carrier offers the combined functions of the launching gantry, trye trolley and special carrier with the additional ability to go through tunnels while carrying precast concrete road segments. Beijing Wowjoint believes the upcoming railway construction already planned in China’s mountainous southwest and northwest regions will create a strong demand for this particular product.

Beijing Wowjoint’s strategy is to maintain and enhance its market penetration in railway construction and other key infrastructure development projects in China, such as highway, subways and ports, while expanding its sales internationally. In the fiscal years ended August 31, 2009 and 2008, Beijing Wowjoint derived 2.5% and 4.3% of its total net revenues, respectively, from sales to international markets, including Russia, Germany, the United Arab Emirates and Italy.

Basis of Presentation

The following discussion and analysis of Beijing Wowjoint’s financial condition and results of operations is based on the selected financial information at and for the years ended August 31, 2009 and 2008 and has been prepared based on the financial statements of the companies comprising AGL, its consolidated subsidiary, BXFI and variable interest entity (“VIE”), Beijing Wowjoint, after elimination of inter-company transactions. This information should be read in conjunction with the financial information and notes thereto included in the consolidated financial statements and notes thereto included elsewhere in this prospectus.

On August 25, 2009, AGL, via its wholly owned subsidiary, BXFI, entered into contractual agreements with Beijing Wowjoint and its shareholders, by which BXFI is deemed the primary beneficiary of Beijing Wowjoint, and Beijing Wowjoint being a variable interested entity of AGL, is deemed a subsidiary of AGL under the requirements of the U.S. generally accepted accounting principles (“GAAP”); as further described in “Wowjoint Corporate Structure”. According to GAAP, a variable interest entity is required to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns.  The financial and operational results of Beijing Wowjoint and its branch are included in the consolidated statements of operations from the effective date of acquisition.

The assets, liabilities, and non-controlling interest of a consolidated variable interest entity are accounted for as if the entities were consolidated based on voting interests and the usual accounting rules for which the VIE operates are applied as they would to a consolidated subsidiary as follows:

•	Carrying amounts of Beijing Wowjoint and its branches, (the “VIE”) are consolidated into the financial statements of BXFI as the primary beneficiary (the “Primary Beneficiary” or “PB”);

•	Inter-company transactions and balances, such as revenues and costs, and receivables and payables, between or among the Primary Beneficiary and the VIE, are eliminated in their entirety;

•	There is no direct ownership interest by the Primary Beneficiary in the VIE, equity of the VIE is eliminated with an offsetting credit to minority interest.

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP. The basis of accounting differs from that used in the statutory accounts of Beijing Wowjoint, which are prepared in accordance with the accounting principles of PRC (“PRC GAAP”). Beijing Wowjoint’s functional currency is the Chinese Renminbi (“RMB”); however, the accompanying consolidated financial statements have been translated and presented in United States Dollars (“USD”).

Consolidated Income Statements

The following table sets forth Beijing Wowjoint’s financial results for the years ended August 31, 2009 and 2008.

	Years Ended August 31,
US$ (in thousands)	2009	2008
Sales	44,622	36,233
Cost of goods sold	31,299	30,178
Gross Profit	13,323	6,055
General and administrative expenses	(2,168)	(1,551)
Selling expenses	(258)	(145)
Other expenses	(274)	(48)
Income before income taxes	10,623	4,311
Income taxes	(839)	(372)
Net income	9,784	3,939

Description of Selected Income Statement Items

Sales.   Beijing Wowjoint generates revenue from the sales of customized heavy duty machines, including launching gantries, special carriers, tyre trolleys, integrated launching carriers, marine hoists, and other special purpose equipment, as well as from technical services provided for the modification and maintenance of these machines.

Cost of goods sold.  Cost of goods sold consists of costs directly attributable to the manufacture of machines, including the cost of steel, electric control systems and hydraulic systems, such as hydraulics, cylinders, engine, salaries for labor engaged in production activities, electricity, depreciation, and related expenses. Costs directly attributable to technical services include parts and components purchased for the modification or maintenance of machines and salaries for labor engaged in providing such services.

General and administrative expenses. General and administrative expenses mainly include employee benefits, other administrative expenses, such as planning and financial and human resources, rent, office equipment depreciation, research and development expenses and allowance for doubtful accounts.  We expect general and administrative expenses to continue to increase.  We will incur additional expenses related to the costs of compliance associated with being a public company, including audit fees, legal fees and investor relations expenses since the acquisition has been consummated.

Selling expenses.  Selling expense is mainly comprised of payroll costs, employee performance incentives, travel/entertainment and other benefits associated with sales.

Other expense.  Other expense consists of interest expense on bank loans, banking expenses, foreign currency exchange loss on export sales and other expenses incurred not directly related to Beijing Wowjoint’s business operation.

Income taxes. Pursuant to the PRC Income Tax Laws, beginning January 1, 2008, the new EIT law replaced the existing laws for DES and the FIEs. The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pay a reduced rate of 15%. Beijing Wowjoint is qualified as a high tech company and received tax holiday treatment for a reduced rate of 7.5% for both fiscal 2009 and 2008. This rate ended on December 31, 2009. Starting January 1, 2010, Beijing Wowjoint is subject to a tax rate of 15% for three calendar years until December 31, 2012.

Factors Affecting Beijing Wowjoint’s Results of Operations and Financial Condition

Beijing Wowjoint’s financial condition and results of operations have been and will continue to be affected by a number of factors, including those set forth below.

The PRC’s economic growth

Beijing Wowjoint has benefited significantly from the overall economic growth and the demand for railway and highway construction equipment in the PRC.  During the fiscal years ended August 31, 2009 and 2008, Beijing Wowjoint derived 97.5% and 95.7% of its revenue from domestic sales in the PRC.  According to the National Bureau of Statistics of China, the PRC economy grew at a compound annual growth rate of approximately 12.1% from 1997 to 2007.  Beijing Wowjoint anticipates that the demand for its equipment in China will continue to increase as the Chinese government carries out its economic stimulus packages and the National Highway Plan. However, any adverse changes in economic conditions or regulatory environment in China may have a material adverse effect on Beijing Wowjoint’s future performances.

Competitive pricing of Beijing Wowjoint’s products

Beijing Wowjoint has been able to increase its gross profit margin through competitive pricing of its products and effective cost management. To increase sales volumes, Beijing Wowjoint’s pricing policy is to offer competitive pricing with relatively lower gross profit margin on certain product lines, if those product lines have higher competition and lower technical innovation. Beijing Wowjoint may also price its newly introduced products competitively in their first year of introduction in order to promote the market awareness of such products. In order to maintain price competitiveness and sales volumes, Beijing Wowjoint reviews its pricing strategy regularly to make adjustments based on various factors, including the market response, the expected product margin, the prices of its competitors’ products and the expected demand from customers.

Relationship with quality outsource contract manufacturers

In 2009, Beijing Wowjoint outsourced approximately 27.6% of its machinery production by amount of cost of goods sold to contract manufacturers in comparison to approximately 28.0% of amount of cost of goods sold to contract manufacturers in 2008.  Beijing Wowjoint was able to establish long term relationships with a number of outsource contract manufacturers over the years and has been selective in choosing outsource contract manufacturers capable of supplying quality products on a timely manner at more competitive prices.  For risks relating to reliance on outsource contract manufacturing, see “Risk Factors – Risks Associated with Our Business and Industry.”

Effective cost management

The major raw materials used in the manufacturing of Beijing Wowjoint’s products are steel, electric control systems and hydraulic systems, such as hydraulics, cylinders and engines.  To meet its production requirements and maintain a reasonable profit margin, Beijing Wowjoint must obtain sufficient quantities of good quality materials from its suppliers in a timely manner and at commercially reasonable prices.  Beijing Wowjoint believes that it will be able to offset a portion of any such increased costs through improvement in its production efficiency and improved economies of scale. Historically, Beijing Wowjoint has been successful in reducing the cost of raw materials as a percentage of the cost of sales. Beijing Wowjoint seeks to capitalize on its purchasing and bargaining power to continue to obtain favorable prices from its major suppliers. Beijing Wowjoint uses a cost-plus pricing policy to determine the sales prices of its products.

Level of income tax and preferential tax treatment

Beijing Wowjoint’s profit is affected by the income tax that it pays and any preferential tax treatment that it is able to receive.  Pursuant to the PRC Income Tax Laws, beginning January 1, 2008, the new EIT law replaced the existing laws for DES and the FIEs. The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pay a reduced rate of 15%. Beijing Wowjoint is qualified as a high tech company and received tax holiday treatment for a reduced rate of 7.5% for both fiscal year 2008 and 2009. This rate ended on December 31, 2009. Starting January 1, 2010, Beijing Wowjoint is subject to a tax rate of 15% for three calendar years until December 31, 2012.

Costs of being a public company

Prior to the business combination, Beijing Wowjoint had not operated as a public company. Beijing Wowjoint has incurred significant accounting, legal and other expenses in connection with the business combination since its year ended August 31, 2009, and it expects that compliance with its obligations as a public company will require significant management time and continued increases in general administrative expenses, including insurance, legal and financial compliance costs.

Analysis of Results from Operations

Comparison of Fiscal Years Ended August 31, 2009 and 2008

Sales. Sales increased by US$8.4 million, or 23.2%, to US$44.6 million in the year ended August 31, 2009, from US$36.2 million in the year ended August 31, 2008, as a result of a 17.2% (US$6.2 million) increase in machinery sales and a 607.5% (US$2.2 million) increase in technical services. The significant increase in technical services was primarily due to the increased demand by Beijing Wowjoint customers for technical services to the equipment previously sold by Beijing Wowjoint for new applications.

Cost of goods sold.  Cost of goods sold increased by US$1.1 million, or 3.7%, to US$31.3 million in the year ended August 31, 2009 from US$30.2 million in the year ended August 31, 2008. The cost of machinery sales are primarily composed of the cost of direct raw materials, direct labor and other overhead expenses. The increase in cost of goods sold was mainly due to the increase in sales volume and a corresponding increase in cost of raw materials to manufacture products. Costs of goods sold as a percentage of revenue decreased to 70.1% in fiscal year 2009 from 83.3% in fiscal year 2008 mainly due to a 607% increase in the sales of technical services.

Beijing Wowjoint’s main production materials are steel, electric control systems, cylinder and hydraulic systems and electronic devices.

Gross margin.  As a percentage of total sales, the overall gross margin was 29.9% for the year ended August 31, 2009, compared to 16.7% for the same period the previous year, a net increase of 78.7%. The increase in gross margin was primarily due to increased sales in technical service, sales of high-margin products and more efficient cost control. Beijing Wowjoint successfully improved the gross margin on launching gantries, tyre trolleys and special carriers, by 18.4%, 7.7% and 15.5%, respectively, to 31.5%, 35.5% and 32.1% in fiscal 2009. Beijing Wowjoint also achieved more sales of technical services as a percentage of revenue.

General and administrative expenses. General and administrative expenses amounted to approximately US$2.2 million for the year ended August 31, 2009, an increase of approximately US$0.62 million, or 39.7% compared to approximately US$1.6 million the previous year. This increase was the result of increased allowance for doubtful accounts to US$0.80 million in fiscal 2009 from US$0.45 million in fiscal 2008. The increase also reflected the increase in employee benefits to US$1.2 million in fiscal 2009 from US$0.90 million in fiscal 2008, a net increase of 31.7%.

Selling expenses. In the year ended August 31, 2009, selling expenses were approximately US$0.26 million, an increase of US$0.11 million, or 78.6%, from US$0.15 million the year before.  The increase was due to the hiring of additional sales persons and increased marketing related expenses.

Income before income taxes. As a result of the foregoing factors, income before taxation increased by US$6.3 million, or 146.4%, to US$10.6 million in the year ended August 31, 2009, compared with US$4.3 million for fiscal 2008.

Income taxes.  Income tax was approximately US$0.84 million in fiscal 2009 compared with US$0.37 million for fiscal 2008.  Beijing Wowjoint had a tax rate of 7.5% for both 2009 and 2008.

Net income. Net income increased US$5.8 million, or 148.4%, to US$9.8 million in fiscal year 2009 from US$3.9 million in fiscal year 2008, as a result of the various factors described above. The net income margins were 21.9% and 10.9% for the fiscal year ended August 31, 2009 and 2008, respectively.

Analysis of Cash Flow

The following table presents a summary of Beijing Wowjoint’s cash flows and beginning and ending cash balances for the years ended August 31, 2009 and 2008:

	Years Ended August 31,
US$ (in thousands)	2009	2008
Net cash provided by operating activities	763	1,905
Net cash used in investing activities	(347)	(2,138)
Net cash provided by (used in ) financing activities	(5)	537
Net cash flow	411	304
Cash and cash equivalents at beginning of period	1,438	197
Cash and cash equivalents at end of period	1,895	1,438

Beijing Wowjoint has financed its liquidity by operating cash flow and a small amount of short-term bank loans.

Net cash provided by operating activities. Beijing Wowjoint’s net cash flow provided by operating activities totaled US$0.76 million for the fiscal year ended August 31, 2009, a decrease of US$1.1 million compared to US$1.9 million for the fiscal year ended August 31, 2008. The decrease was primary due to (i) a decrease of US$10.6 million in billings in excess of costs and estimated earnings, (ii) a decrease of US$5.1 million in advance from customers offset by a decrease of US$7.5 million in advances to suppliers, and (iii) a decrease of US$2.1 million in inventories.

Net cash used in investing activities. Beijing Wowjoint’s net cash used in investing activities was US$0.35 million for the year ended August 31, 2009, compared to US$2.1 million used in investing activities for the prior year. The cash used in investing activities in 2009 for the purchase of equipment was US$0.35 million compared to US$1.1 million used to purchase property, plant and equipment in the prior year.

Net cash provided by financing activities. Cash flows from financing activities amounted to US$0.005 million and US$0.53 million for the years ended August 31, 2009 and 2008, respectively. Cash flow generated by financing activities consists of proceeds from bank loans, restricted cash, due to and from related parties. Beijing Wowjoint received US$0.73 million in proceeds from bank loans in 2009 compared to US$0.98 million from bank loans in 2008.

LIQUIDITY AND CAPITAL RESOURCES

To date, Beijing Wowjoint’s principal source of liquidity has been cash generated from its operating activities.

As of August 31, 2009, Beijing Wowjoint had total assets of US$29.9 million, of which cash amounted to US$1.9 million, accounts receivable amounted to US$14.4 million, other receivables amounted to US$0.23 million, and costs and estimated earnings in excess of billing on uncompleted contracts amounted to US$5.7 million. While working capital was approximately US$14.9 million, equity amounted to US$17.9 million. The current ratio was approximately 2.25:1.

As of August 31, 2009, Beijing Wowjoint had a rolling credit facility from Beijing Bank.

OFF-BALANCE SHEET ARRANGEMENTS

Beijing Wowjoint does not have any outstanding off-balance sheet arrangements and has not entered into any transactions that are established for the purpose of facilitating off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Beijing Wowjoint prepares its consolidated financial statements in accordance with U.S. GAAP, which requires it to make judgments, estimates and assumptions that affect the reported amount of its assets and liabilities and the disclosure of its contingent assets and liabilities at the end of each fiscal period, as well as the reported amounts of revenues and expense during each fiscal period.  Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets and valuation allowances for receivables. Beijing Wowjoint continually evaluates these judgments and estimates based on its own historical experiences, knowledge and assessment of current business and other conditions, and its expectations regarding the future based on available information and assumptions that it believes to be reasonable. Since the use of estimates is an integral component of the financial reporting process, Beijing Wowjoint’s actual results could differ depending on the estimates used.

While Beijing Wowjoint’s significant accounting policies are more fully described in Note 2 of its consolidated financial statements appearing at the end of this form, Beijing Wowjoint management believes that the following accounting policies are the most critical to aid you in fully understanding and evaluating its reported financial results.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  Beijing Wowjoint generates revenue from two main categories (i) machinery sales, which includes sales of equipment and components, and (ii) technical services.

1)
Revenue from equipment sales is recognized on the percentage of completion method, measured by references to the proportion of contract costs incurred to date to the total estimated costs at completion.  Equipment sales revenue represents the invoiced value of goods, net of a value-added tax (“VAT”). All of Beijing Wowjoint’s products sold in the PRC are subject to a Chinese value-added tax at a rate of 17 percent of the gross sales price. This VAT may be offset by VAT paid by Beijing Wowjoint on raw materials and other materials included in the cost of producing its finished product.

2)	Revenue from the rendering of technical services is recognized in accordance with the terms stated in the agreements with its customers.

3)
Where contract costs incurred to date plus recognized profits less recognized losses exceed progress billings, the surplus is treated as an amount due from contract consumers. Where progress billings exceed contract costs incurred to date plus recognized profits less recognized losses, the surplus is treated as an amount due to contract customers.

Impairment allowances for accounts and other receivables

Beijing Wowjoint estimates that the impairment allowances for accounts and other receivables by assessing the collectability of the receivables based on the age of the balance, the related customer’s credit history and prevailing market conditions. Allowances are applied to accounts and other receivables where events or changes in circumstances indicate that the balance may not be collectible. Beijing Wowjoint reassesses the impairment allowances at each balance sheet date.

Property, Plant and Equipment

Property, plant and equipment (other than construction-in-progress) are recorded at cost less accumulated depreciation and are depreciated over the estimated useful lives of the related assets using the straight-line method.  Estimated useful lives of the assets are as follows:

Useful Life
Land use rights	40
Plant	20
Furniture and fixtures	5
Equipment	5
Automobiles	5

Foreign Currency Translation

Beijing Wowjoint uses the local currency (RMB) as its functional currency.  Translation adjustments are reported as other comprehensive income in the statements of operations and accumulated as other comprehensive income in equity section of consolidated balance sheets.  Financial information is translated into U.S. Dollars at prevailing or current rates, respectively, except for revenues and expenses which are translated at average current rates during the reporting periods.

QUANTITATIVE AND QUALITATIVE MARKET RISKS

Interest Rate Risk.  Beijing Wowjoint is exposed to interest rate risk due primarily to its short-term bank loans.  Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal.   Beijing Wowjoint monitors interest rates in conjunction with its cash requirements to determine the appropriate level of debt balances relative to other sources of funds.  Beijing Wowjoint has not entered into any hedging transactions in an effort to reduce its exposure to interest rate risk.

Foreign Exchange Risk.  The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions.  Since July 2005, the RMB has no longer been pegged to the U.S. dollar.  Although the People’s Bank of China, China’s central bank, regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term.  Moreover, it is possible that, in the future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of Beijing Wowjoint’s earnings and cash assets are denominated in RMB, but its reporting currency is the U.S. dollar, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect its balance sheet and its earnings per share in U.S. dollars.  In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect Beijing Wowjoint’s financial results reported in U.S. dollar terms without giving effect to any underlying change in its business or results of operations.

Very limited hedging transactions are available in China to reduce Beijing Wowjoint’s exposure to exchange rate fluctuations.  To date, Beijing Wowjoint has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk.  While Beijing Wowjoint may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and it may not be able to successfully hedge its exposure at all. In addition, Beijing Wowjoint’s foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict its ability to convert RMB into foreign currencies.

Inflation.  Inflationary factors, such as increases in the cost of its raw materials and overhead costs, could impair Beijing Wowjoint’s operating results.  Although Beijing Wowjoint does not believe that inflation has had a material impact on its financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on its ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of its products do not increase with these increased costs.

SELECTED FINANCIAL INFORMATION OF CHINA FUNDAMENTAL

China Fundamental was formed in December 12, 2007, as a blank check company for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses in China. The combined financial information set forth below are for periods prior to the acquisition of Beijing Wowjoint and should be read in conjunction with the audited financial statements of China Fundamental and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of China Fundamental” included elsewhere in this prospectus. For the selected financial information disclosed here, unless it is stated otherwise, all financial info is audited and is stated in US dollars in thousands, except per share data.

	For the six months ended June 30, 2009	For the six months ended June 30, 2008	For the period from December 12, 2007 (inception) to June 30, 2009	For the period from December 12, 2007 (inception) to June 30, 2008	For the year ended December 31, 2008	For the period from December 12, 2007 (inception) to December 31, 2007
	Unaudited	Unaudited
Income statement data
Income (loss) from operation	(287.3)	(34.2)	(622.8)	(39.2)	(330.5)	(5.0)
Net income (loss)	(200.9)	21.4	(140.5)	16.4	65.5	(5.0)
Net income (loss) per share - basic and diluted	(0.04)	0.01		0.01	0.02	0.00

	As of June 30, 2009	As of June 30, 2008	As of December 31, 2008	As of December 31, 2007
	Unaudited	Unaudited
Balance sheet data
Total assets	34,121.2	34,066.7	34,305.5	50.0
Total liabilities	1,423.00	1,214.9	1,406.4	30.0
Total ordinary shares subjection to redemption	11,867.9	11,887.3	11,867.9	0.0
Total shareholders’ equity	20,830.3	20,964.5	21,031.2	20.0

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CHINA FUNDAMENTAL

The following discussion should be read in conjunction with China Fundamental's financial statements and the related notes and schedules thereto and other financial information appearing elsewhere in this Prospectus and other reports and filings furnished to the SEC. Readers are also urged to carefully review and consider the factors that may affect our business including without limitation those discussed in the Risk Factors section.

Overview

The following discussion and financial information of China Fundamental Acquisition Corporation, now known as Wowjoint Holdings Limited, relates to periods prior to the business combination with Beijing Wowjoint.

China Fundamental was formed in December 12, 2007 as a blank check company for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses in China.

Financing History

On May 15, 2008, China Fundamental completed its initial public offering of 3,750,000 units at a public offering price of $8.00 per unit. Each unit consisted of one ordinary share and one warrant exercisable for an additional ordinary share. These warrants (the “public shareholders’ warrants”) have an exercise price of $5.00 per warrant share. The warrants are exercisable on the later of China Fundamental's consummation of an initial business combination and May 15, 2009.

Immediately prior to the initial public offering, China Fundamental completed a private placement of warrants to various investors. The investors purchased warrants exercisable for 1,944,444 ordinary shares for an aggregate purchase price of $1,750,000, or $0.90 per warrant share. These warrants (the “private placement warrants”) have an exercise price of $5.00 per warrant share. In addition to the private placement of warrants, a warrant to purchase 482,859 shares was sold to Ralco Capital Limited, an entity owned and controlled by Mr. Hao, China Fundamental's former chief executive officer and a current director of Wowjoint, and warrants to purchase 481,027 shares were sold to Rising Year Group Limited, an entity owned and controlled by Ms. Ni, China Fundamental's former chairman.

Following the closing of the initial public offering (including the exercise of 90% of the overallotment option) and private placement of warrants, $33,908,250 was placed in a trust account at the London branch of JPMorgan Chase Bank, N.A. to be held until the earlier of (a) the consummation of a business combination or (b) the liquidation of China Fundamental. The amount placed in the trust account consisted of the proceeds of the initial public offering and the private placement of warrants, discussed above, as well as $1,197,749 of deferred underwriting discounts and commissions that was released to the underwriters on completion of the business combination with Beijing Wowjoint.

The Business Combination

On February 22, 2010, pursuant to the terms of the Share Purchase Agreement dated November 30, 2009, China Fundamental acquired all of the issued and outstanding shares of Beijing Wowjoint held by its shareholders in exchange for 5,700,000 ordinary shares of China Fundamental. 3,696,735 of these shares were placed in escrow for a four year period ending February 22, 2014. In addition, several shareholders of Beijing Wowjoint will be issued up to 500,000 additional ordinary shares if certain incentive targets are met.

In connection with the acquisition, the holders of 1,374,089 of the ordinary shares sold in China Fundamental's initial public offering properly elected to redeem their shares for cash at $7.96 per share, for an aggregate of approximately $10.9 million. China Fundamental also entered into "forward contracts" to purchase 1,696,258 ordinary shares in privately negotiated transactions from shareholders who would otherwise have voted against the business combination, for an aggregate of approximately $13.6 million. The redemptions and the closing of such purchase were subsequently effected using funds that were held in China Fundamental's trust account.

Results of Operations for the period from inception (December 12, 2007) to December 31, 2008

For the period from December 12, 2007 (inception) to December 31, 2008, China Fundamental had net income of $60,481, which consisted of interest income earned mostly on the trust account investment of $395,995, offset by general and administrative expenses of $335,514, which includes insurance expense of $19,726, traveling expense of $31,633, formation costs of $148,871 and other operating expenses of $135,284.

For the period from December 12, 2007 (inception) to December 31, 2008, China Fundamental had no significant operations.

Results of Operations for the six month period ended June 30, 2009 compared to the six month period ended June 30, 2008

For the six months ended June 30, 2009, China Fundamental had a net loss of $200,968, derived from interest income earned mostly on the trust account investment of $86,366, offset by general and administrative expenses of $287,334, which includes professional service expense of $203,940, insurance expense of $15,644, traveling expense of $12,375, and other operating expenses of $55,375.

For the six months ended June 30, 2008, China Fundamental had net income of $21,385, which consisted of interest income earned mostly on the trust account investment of $55,543, offset by general and administrative expenses of $34,158, which includes rent and office expenses of $11,250, insurance expense of $3,595, traveling expense of $4,702, formation costs of $3,866 and other operating expenses of $10,745.

For the six months ended June 30, 2009 and 2008, China Fundamental had no significant operations.

Liquidity and Capital Resources

The net proceeds from (1) the sale of 4,256,250 units at a public offering price of $8.00 per unit to the China Fundamental public shareholders in the initial public offering (including the underwriters' 90% exercise of their over-allotment option to the extent of 506,250 units), after deducting offering expenses including $1,191,749 for underwriting discounts and commissions (but not including $1,191,749 of deferred underwriting discounts and commissions) and (2) the sale of warrants to purchase 1,944,444 shares to China Fundamental's founders for a purchase price of $1,750,000, was $33,991,954. Of these net proceeds $33,908,250 was placed in a trust account.

At June 30, 2009, China Fundamental had approximately $34,066,563 held in the trust account and had cash outside of the trust account of approximately $27,078. Excluding $33,908,250 in net proceeds from the initial public offering in the trust account, China Fundamental had approximately $158,313 in interest earned but held in the trust account. China Fundamental used the funds in the cash account in the amount of $27,078, and $158,313 from the balance of interest earned on funds held in the trust account, to cover due diligence expenses; the costs of investigating a target business or businesses; legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination; and office space, administrative services and secretarial support prior to consummating a business combination.

Certain Relationships and Related Party Transactions

On December 12, 2007, Ralco Capital Limited, 100% owned by China Fundamental’s then Chief Executive Officer and a current director of Wowjoint, Mr. Hao, and Rising Year Group Limited, 100% owned by the then Chairman of  China Fundamental’s board of directors, Ms. Ni, China Fundamental’s director, Dr. Ma, and special adviser, Mr. Tan purchased 1,257,813 ordinary shares and an equal number of warrants (allowing the holder to purchase one ordinary share at a price of $5.00 per share) of China Fundamental for an aggregate purchase price of $25,000. Ralco Capital Limited and Rising Year Group Limited transferred 45,000 of their ordinary shares and warrants to Oliveira and Globis, respectively, in February 2008. On April 14, 2008, China Fundamental repurchased from Ralco Capital Limited and Rising Year Group Limited an aggregate of 179,688 ordinary shares and warrants at nominal cost, leaving 1,078,125 ordinary shares and warrants outstanding (14,063 of which were subsequently forfeited as the underwriters exercised only 90% of their over-allotment option).

Pursuant to a registration rights agreement China Fundamental’s original shareholders are entitled to certain registration rights. Specifically, (i) the private placement warrants and the underlying ordinary shares are entitled to certain registration rights commencing upon the consummation of the business combination; and (ii) the original shareholders’ ordinary shares will be entitled to certain registration rights six months after the consummation of the business combination. China Fundamental is only required to use its best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use its best efforts to maintain the effectiveness of the registration statement. The holders of warrants do not have the rights or privileges of holders of China Fundamental’s ordinary shares or any voting rights until such holders exercise their respective warrants and receive ordinary shares. Permitted transferees that receive any of the above described securities from China Fundamental’s original shareholders are, under certain circumstances, entitled to the registration rights described herein. China Fundamental will bear the expenses incurred in connection with the filing of any such registration statements.

Commencing on December 12, 2007, China Fundamental agreed to pay Olympic Spring Limited, a company jointly and equally owned by Chun Yi Hao and Hope Ni, a total of $7,500 per month for office space, administrative services and secretarial support for a 24 month period This arrangement was agreed to by Olympic Spring Limited for China Fundamental’s benefit and was not intended to provide Olympic Spring Limited compensation in lieu of a management fee. China Fundamental believes that such fees were at least as favorable as it could have obtained from an unaffiliated third party.

China Fundamental reimbursed its officers and directors for reasonable out-of-pocket business expenses incurred by them in connection with certain activities on China Fundamental’s behalf such as identifying and investigating possible target businesses and business combinations. Subject to availability of proceeds not placed in the trust account and up to an aggregate of $0.85 million of the interest income, net of taxes, on the balance in the trust account to be released to China Fundamental, there was no limit on the amount of out-of-pocket expenses that could be incurred. This formula was a result of a negotiation between China Fundamental and the underwriters and was meant to help maximize the amount of money in the trust account that would be returned to the investors if China Fundamental does not consummate a business combination within the permitted time.

Other than the $7,500 per month administrative fees and reimbursable out-of-pocket expenses payable to Olympic Spring Limited, no compensation or fees of any kind, including finders and consulting fees, were paid to any of China Fundamental’s directors, or to any of their respective affiliates for services rendered to China Fundamental prior to or with respect to the business combination.

Recent Accounting Pronouncements

Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

In June 2009, the Financial Accounting Standards Board issued Statement “FASB” issued Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”).  SFAS No. 168 will become the single source of authoritative non governmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature.  SFAS No. 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure.  Also included is relevant SEC guidance organized using the same topical structure in separate sections.  SFAS No. 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009.  This statement will have an impact on China Fundamental’s financial statements since all future references to authoritative accounting literature will be references in accordance with SFAS No. 168.

Subsequent Events

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”). This Statement establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date and is effective for interim and annual periods ending after June 15, 2009.  The adoption of SFAS No. 165 is not expected to have a material impact on China Fundamental’s financial statements.

Fair Value Measurements

Effective January 1, 2008, China Fundamental implemented SFAS No. 157, Fair Value Measurement for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, China Fundamental has elected to defer implementation of SFAS No. 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a non recurring basis until January 1, 2009. The adoption of SFAS No. 157 to China Fundamental's financial assets and liabilities and non-financial assets and liabilities, that are re-measured and reported at fair value at least annually, did not have an impact on China Fundamental's financial results.

The Fair Value Option for Financial Assets and Financial Liabilities

Effective January 1, 2008, China Fundamental implemented SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 did not have an impact on China Fundamental's financial results.

Business Combinations

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature of financial effects of the business combination. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. China Fundamental expects SFAS No. 141R will have an impact on its consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions consummated after the effective date. China Fundamental is still assessing the impact of this standard on its future consolidated financial statements.

Noncontrolling interests in Consolidated Financial Statements — and amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160, Noncontrolling interests in Consolidated Financial Statements — and amendment of ARB No. 51. The provisions of SFAS No. 160 establish accounting and reporting standards for the noncontrolling interests of a subsidiary. The provisions of SFAS No. 160 are effective for China Fundamental in fiscal year 2009 and will be applied prospectively, except for the presentation of the noncontrolling interests, which for all periods would be reclassified to equity in the consolidated balance sheet and adjusted out of net income in the consolidated statements of operations. China Fundamental is currently evaluating the impact of the provisions of SFAS No. 160 on its future consolidated financial statements.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. China Fundamental has identified the following as its critical accounting policies:

Cash and cash equivalents. China Fundamental considered all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Quantitative and Qualitative Disclosures About Market Risk

China Fundamental's primary exposure to market risk was interest income sensitivity, which was affected by changes in the general level of U.S. interest rates, including recent reductions instituted by the U.S. Federal Reserve Bank, particularly because the majority of China Fundamental's investments held in the trust account were in rate sensitive short-term marketable securities.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial information has been prepared assuming that the acquisition, through share exchange, between China Fundamental and Beijing Wowjoint, which became effective as of February 22, 2010, had occurred (1) at the beginning of each of the applicable periods for the pro forma statements of operations and (2) at August 31, 2009, for the pro forma balance sheet.  The unaudited pro forma combined financial gives effect to the issuance of 5,700,000 shares issued to Beijing Wowjoint shareholders (of which 3,696,735 shares will be held in escrow to be released on February 22, 2014). In conjunction with the acquisition, the holders of 1,374,089 shares of China Fundamental’s initial public offering elected to redeem their shares for cash at $7.96 per share. In addition, China Fundamental also entered into “forward contracts” to purchase 1,696,258 shares of China Fundamental at $7.96 per share. These additional shareholders would have opted not to participate in the February 22, 2010 acquisition.

Authentic Genius Limited (“AGL”) is a Hong Kong incorporated company that owns 100% of Beijing Xin Fu Industry Consulting Co., Ltd. (“BXFI”), a PRC wholly foreign owned enterprise (a “WOFE”). BXFI through a series of contractual agreement controls the operations of Beijing Wowjoint. The contractual agreements are such that the primary beneficiary of the operations of Beijing Wowjoint is deemed to be that of BXFI and ultimately AGL. Accordingly, Beijing Wowjoint is considered a variable interest entity (a “VIE”) of AGL, and is treated as a subsidiary of AGL. On February 22, 2010, China Fundamental acquired 100% of AGL and Giant Nova Holdings Limited, (“Giant Nova”) a British Virgin Island Company associated and related to the owners of Beijing Wowjoint and BXFI. Subsequent to the acquisition, Beijing Wowjoint is a VIE of China Fundamental. Subsequent to the acquisition, China Fundamental, AGL, Giant Nova, BXFI, and Beijing Wowjoint are referred to as the “Company” in this section of the prospectus, unless specific reference is made to an individual company.

The accompanying pro forma combined financial statements illustrate the effect of the acquisition among China Fundamental, Giant Nova Holdings Limited, and AGL and its subsidiaries, on the Company's financial position and results of operations.

 The pro forma combined balance sheet as of August 31, 2009, is based on the historical unaudited balance sheet of China Fundamental as of June 30, 2009, the audited balance sheet of Giant Nova as of August 31, 2009, and audited balance sheet of AGL and its subsidiaries, BXFI and Beijing Wowjoint, as of August 31, 2009. The pro forma combined balance sheet assumes the acquisition took place on September 1, 2008.

The pro forma combined statement of operations for the year ended August 31, 2009, is based on the historical unaudited statement of operations of China Fundamental for the year ended June 30, 2009, the audited statement of operations of Giant Nova for the year ended August 31, 2009, and the audited statement of operations AGL and its subsidiaries, BXFI and Beijing Wowjoint, for the year ended August 31, 2009. The pro forma combined statement of operations assumes the acquisition took place on September 1, 2008.

The pro forma combined financial statements may not be indicative of the actual results of the acquisition and there can be no assurance that the foregoing results would have been obtained. In particular, the pro forma combined financial statements are based on management's current estimates of the acquisition. In addition, future results of the combined entity, the Company, may not be similar to the results presented. Actual results could differ from the pro forma information presented. Such results might be dissimilar based on several variables, including an earn-out provision in the Share Purchase Agreement, the issuance to Realink, one of shareholders of Wowjoint, of up to 500,000 additional shares if the following performance targets are achieved (1)  200,000 earn-out shares in the event that the closing price per share of Wowjoint is at or above US$10.00 for 180 days out of 360 days during the period from the acquisition closing date to the second anniversary of the closing date; (2) 200,000 earn-out shares in the event that the closing price per share is at or above US$13.80 for 180 days out of 360 days during the period from the acquisition closing date to the third anniversary of the closing date; and (3) 100,000 earn-out shares in the event that the average daily trading volume is no less than 200,000 shares for three consecutive months during the period from the closing date of the acquisition to the second anniversary of the closing date. Upon issuance, such shares will be recorded as an adjustment to the accounting acquiree’s basis in the reverse acquisition (i.e., as an adjustment at par value to ordinary shares and additional paid-in capital), and will be included in the calculations of earnings per share from that date.

The accompanying pro forma combined financial statements should be read in conjunction with the historical financial statements of China Fundamental, Giant Nova Holdings Limited, and AGL and its subsidiaries appearing elsewhere in this prospectus.

In connection with the acquisition, the holders of 1,374,089 shares of China Fundamental’s initial public offering elected to redeem their shares for cash at $7.96 per share. In order to facilitate the acquisition being approved by shareholders, China Fundamental, Beijing Wowjoint and their respective affiliates entered into privately negotiated “forward contracts” transactions to purchase 1,696,258 ordinary shares of China Fundamental from shareholders who had indicated their intention to vote against the acquisition and seek redemption of their shares for cash. These transactions were entered into prior to the meeting of shareholders to approve the acquisition, but would not be completed until the acquisition was consummated. The redemption purchase and the forward contracts were paid out of funds of China Fundamental. The reduction of funds in China Fundamental, subsequent to these purchases, could affect the capital requirements of the Company and could have a material adverse effect on its operations and business prospects.

The acquisition will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the shareholders of Beijing Wowjoint immediately prior to the acquisition will have effective control of China Fundamental through (1) their approximately 55% shareholder interest in the combined entity, (2) majority representation on the board of directors, and (3) being named to all of the senior executive officer positions. For accounting purposes, Beijing Wowjoint will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Beijing Wowjoint, i.e., a capital transaction involving the issuance of share by China Fundamental for the shares of Beijing Wowjoint. Accordingly, the combined assets, liabilities and results of operations of Beijing Wowjoint became the historical financial statements of China Fundamental at the closing of the acquisition, and China Fundamental assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with those of Beijing Wowjoint beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction. As this transaction is being accounted for as a reverse acquisition, all direct costs of the transaction will be charged to additional paid-in capital.

Unaudited Pro Forma Combined Consolidated Balance Sheets
August 31,2009
Redemption of 57.71% of shares

	Authentic Genius Limited (a)	Giant Nova Holding Company (a)	China Fundamental Acquisition Corporation (b)	Pro Forma Adjustments		Adjusted Pro Forma Amounts
ASSETS
Current Assets
Cash and cash equivalents	1,895,224	903	27,078	6,799,341	(1)	8,722,546
Cash held in trust	-		34,066,563	(34,066,563	)(1)	-
Accounts receivable, net	14,447,402					14,447,402
Other receivable, net	234,482		27,556			262,038
Advance to suppliers	1,831,154					1,831,154
Inventories	2,866,164					2,866,164
Due from related parties	31,104					31,104
Costs and estimated earnings in excess of billings	5,649,470					5,649,470
Total Current Assets	26,955,000	903	34,121,197	(27,267,222)		33,809,878

Plant, Property & Equipment, net	1,677,484		-			1,677,484
Construction In Progress
Intangible Assets, net	1,046,740		-			1,046,740
Other Assets						-
Restricted cash	237,531					237,531
Long term prepaid expenses	3,637		-			3,637
Total Other Assets	241,168	-	-			3,637

Total Assets	29,920,392	903	34,121,197	(27,267,222)		36,775,270

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term loan	730,866					730,866
Deferred revenue	452,821					452,821
Accounts payable and accrued expenses	4,099,650					4,099,650
Taxes payable	5,144,881					5,144,881
Other payable	1,008,152	2,853	231,299			1,242,304
Deferred underwriting fee	-		1,191,749	(1,191,749)		-
Billings in excess of cost and estimated earnings	541,126					541,126
Due to related parties	-					-
Total Current Liabilities	11,977,496	2,853	1,423,048	(1,191,749)		12,211,648

Ordinary shares subject to possible redemption (1,489,687 shares at redemption value)	-		11,867,884	(11,867,884	)(2)	-

Commitments

Stockholders' Equity
Preferred stock	-	-	-	-		-
Common Stock	1,290	500	5,320	(3,070	)(2)	7,950
				5,700	(2)
				(1,290	)(2)
				(500	)(2)
Warrants			5,580,625			5,580,625
Additional paid in capital	3,572,301	(500)	15,384,807	3,070	(2)	4,991,457
				(5,700	)(2)
				1,290	(2)
				(35,093	)(2)
				500	(2)
				(12,572,078)
				(1,357,140)
Statutory reserve	2,674,537					2,674,537
Retained earnings	10,872,455	(1,950)	(140,487)	(278,371	)(2)	10,486,740
				35,093	(2)
Accumulated other comprehensive income	822,313					822,313
Total Stockholders' Equity	17,942,896	(1,950)	20,830,265	(14,207,589)		24,563,622

Total Liabilities and Stockholders' Equity	29,920,392	903	34,121,197	(27,267,222)		36,775,270

(a)	As of August 31, 2009
(b)	As of June 30, 2009

(1)	To convert cash held in Trust Account into unrestricted cash.
(2)	To record ordinary shares issued and recapitalization of company per share purchase agreement and redemption of 1,374,089 and 1,696,258 shares of common stock.

Unaudited Pro Forma Combined Consolidated Statements of Operations
For the Year Ended August 31, 2009
Redemption of 57.71% of shares

	Authentic Genius Limited (a)	Giant Nova Holding Company (a)	China Fundamental Acquisition Corporation (b)	Pro Forma Adjustments		Adjusted Pro Forma Amounts
Net revenue
Machinery sales	$42,049,311	$-	$-			$42,049,311
Technical service	2,572,848	-	-			2,572,848

Total net revenue	44,622,159	-	-			44,622,159

Cost of revenue	31,299,414	-	-			31,299,414

Gross profit	13,322,745	-	-			13,322,745

Operating expenses
Selling expenses	258,554		-			258,554
General and administrative expenses	2,167,525	1,950	583,693			2,753,168
Total operating expenses	2,426,079	1,950	583,693			3,011,722

Income from operations	10,896,666	(1,950)	(583,693)			10,311,023

Other income
Interest income (expenses)	(21,574)	-	426,818	(246,317	) (4)	158,927
Other income (expenses)	(252,145)	-	19,427			-232,718
Total other income (expenses)	(273,719)	-	446,245			(73,791)

Income before income taxes	10,622,947	(1,950)	(137,448)			10,237,232

Provision for income taxes	839,158	-	-			839,158

Net income	9,783,789	(1,950)	(137,448)			9,398,074

Other comprehensive income:
Foreign currency translation gain	11,793	-	-			11,793

Net Comprehensive income	$9,795,582	$(1,950)	$(137,448)			$9,409,867

Pro forma weighted average number of ordinary shares outstanding- basis and diluted			5,320,312	2,629,653	(3)	7,949,965

Pro forma net income (loss) per share- basic and diluted			$(0.03)			$1.18

(a)	For the year ended August 31, 2009
(b)	For the twelve months ended June 30, 2009

(3)	To issue ordinary shares to acquire Authentic Genius Limited per share purchase agreement and to redeem 57.71% of shares.
(4)	To book the payment for interest income earned on trust account for 57.71% of shares.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis for Pro Forma Presentation

The unaudited pro forma combined financial statements of China Fundamental, Giant Nova, and AGL and its subsidiaries have been prepared on the basis of assumptions relating to the Share Purchase Agreement, the acquisition, among China Fundamental, Giant Nova and AGL and its subsidiaries, and management's best estimates.

On November 30, 2009, China Fundamental, Giant Nova and AGL and its subsidiaries entered into the Share Purchase Agreement pursuant to which China Fundamental acquired 100% of the AGL and Giant Nova in a share purchase transaction valued at approximately $45,409,620. Under the terms of the Share Purchase Agreement, China Fundamental delivered 5,700,000 shares of China Fundamental ordinary shares valued at $7.9666 per share.

The unaudited pro forma combined financial information is presented with the holders of 1,374,089 shares of China Fundamental’s initial public offering having elected to redeem their shares for cash at $7.96 per share. In addition, in order to facilitate the acquisition being approved by the shareholders, China Fundamental, Beijing Wowjoint and their respective affiliates entered into privately negotiated “forward contracts” transactions to purchase 1,696,258 ordinary shares of China Fundamental from shareholders who had indicated their intention to vote against the acquisition and seek redemption of their shares for cash. The redemption purchase and the forward contracts were paid out of funds from China Fundamental.

2. Pro Forma Adjustments

Certain adjustments have been made to the historical financial statements in order to prepare the pro forma financial information as if the transaction had occurred at the beginning of the fiscal period presented.

The adjustments are as follows:

(1)	to convert cash held in the trust account into unrestricted cash.

(2)	to record ordinary shares issued and the recapitalization of Company as per the share purchase agreement, and the redemption of 57.71% of the shares.

(3)	to issue ordinary shares to acquire AGL as per the share purchase agreement and to redeem 57.71% of the shares.

(4)	to record the payment for interest income earned in the trust account for 57.71% of the shares.

BUSINESS

Our History

Wowjoint Holdings Limited, formerly known as China Fundamental Acquisition Corporation, is a Cayman Islands company, originally organized as a blank check company on December 12, 2007, for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that has its principal operations in Asia. Following the business combination, our business operations are now conducted through Beijing Wowjoint.

Pre-IPO Private Placement

In May 2008, China Fundamental completed a private placement of 1,944,444 warrants to certain private placement investors, as a result of which China Fundamental received net proceeds of $1.75 million.

The Initial Public Offering

On May 21, 2008, China Fundamental consummated its initial public offering of 3,750,000 units. Each unit in the offering consisted of one ordinary share and one share purchase warrant, entitling the holder to purchase one ordinary share at an exercise price of $5.00. On May 27, 2008, the underwriters of China Fundamental’s initial public offering exercised their over-allotment option for an offering of an additional 506,250 units. China Fundamental received total net proceeds of approximately $33.9 million from its initial public offering. China Fundamental’s ordinary shares and warrants started trading separately as of July 23, 2008.

The Business Combination

On February 22, 2010, pursuant to the terms of the Share Purchase Agreement dated November 30, 2009, China Fundamental acquired all of the issued and outstanding shares of Beijing Wowjoint held by its shareholders in exchange for 5,700,000 ordinary shares of China Fundamental. 3,696,735 of these shares were placed in escrow for a four year period ending February 22, 2014. In addition, shareholders of Beijing Wowjoint will be issued up to 500,000 additional ordinary shares if certain incentive targets are met.

In connection with the acquisition, the holders of 1,374,089 of the ordinary shares sold in China Fundamental's initial public offering properly elected to redeem their shares for cash at $7.96 per share, for an aggregate of approximately $10.9 million. China Fundamental also entered into "forward contracts" to purchase 1,696,258 ordinary shares in privately negotiated transactions from shareholders who would otherwise have voted against the business combination, for an aggregate of approximately $13.6 million. The redemptions and the closing of such purchase were subsequently effected using funds that were held in China Fundamental's trust account.

We subsequently filed our Second Amended and Restated Memorandum and Articles of Association in the Cayman Islands that removed provisions that, giving effect to the business combination with Beijing Wowjoint, were no longer applicable. We also changed our name to Wowjoint Holdings Limited.

Following the acquisition of Beijing Wowjoint, our principal place of business is now located at its offices at 1108 A Block Tiancheng Mansion, #2 Xinfeng Road, Deshengmenwai Street, Xicheng District Beijing, and our telephone number is +86 (010) 8957-9330.

Beijing Wowjoint’s History and Current Business

Overview

Wowjoint is one of the leading providers in the design, engineering and manufacturing of customized infrastructure equipment and machinery used in the construction of railways, highways, metro subways, bridges and viaducts. We provide end-to-end solutions in various engineering applications involving the lifting, carrying and transporting of large-scale and heavy precast concrete beams, and other heavy goods. Our main product lines include launching gantries, tyre trolleys, special carriers, integrated launching carriers, marine hoists and special purpose equipment. Our equipment and machinery are designed to overcome specific construction obstacles by meeting our customers, stringent engineering requirements wherever our products are deployed regardless of terrain, soil and climate conditions.

Wowjoint’s diverse and cost efficient product offerings incorporate proprietary designs and are known for their high levels of versatility, reliability and performance. Our products are marketed under the “Wowjoint” brand name both domestically and internationally. Our management’s core strategy is to leverage our expertise in research and development of customized products by providing solutions to our customers’ unique needs, as evidenced by our continuous introduction of new product lines since its inception. We handle all aspects of market research, product design, engineering, manufacturing, sales and marketing, and conduct most of our manufacturing operations in our ISO 9001 manufacturing facilities near Beijing, China.

Beijing Wowjoint was founded in March 2004 by Mr. Yabin Liu and Mr. Fude Zhang. Our management and engineering team has significant experience in the transportation and transportation equipment industry. The same team has participated in providing solutions to the lifting, carrying and transporting pre-fabricated construction material for the construction of the well known Hangzhou Bay Bridge, the longest cross-sea bridge in the world.  Our equipment and services have been deployed and utilized in railway construction, including some of the most well-known high speed railways in China. From 2005 to 2008, Wowjoint equipment has been deployed in the construction of the Guangdong express railway, the Beijing to Tianjin intercity high-speed passenger train line, the Shijiazhuan to Taiyuan express railway, the Fuzhou to Xiamen high-speed railway, the Zhengxi intercity train line, the Wuhan to Guangzhou high-speed railway, the Beijing-Shanghai railway and the Harbin to Dalian high-speed railway, the Shijiazhuang to Wuhan railway, the Beijing to Shijiazhuang railway, the Shanghai-Hangzhou railway and the Chang-Jiu intercity railway projects. We have also recently begun to export our equipment to the United States, the Middle East and the European markets in relatively small volume.

Wowjoint Corporate Structure

Wowjoint and our associated companies together form the corporate operating structure. Giant Nova Holdings Limited is a British Virgin Island company, AGL is a Hong Kong incorporated company, BXFI, is a China incorporated Wholly Foreign Owned Enterprise (“WFOE”), and Beijing Wowjoint is a China incorporated domestic enterprise.  The following diagram illustrates the corporate structure and the places of incorporation of Wowjoint and our associated companies:

We operate our business principally through Beijing Wowjoint. We had approximately 201 employees as of March 30, 2010, of which 58 are highly trained engineers and technicians engaged in the design, engineering, manufacturing, installation and testing of highly specialized lifting and carrying equipment.

Contractual Arrangements in Connection with the Corporate Structure of Wowjoint

The contractual arrangements as summarized below enable BXFI to (1) receive a substantial portion of the economic benefits from Beijing Wowjoint; (2) exercise effective control over Beijing Wowjoint; and (3) have an exclusive option to purchase all or part of the equity interest in Beijing Wowjoint when and to the extent permitted by PRC laws.

(1) Exclusive Technical Consulting and Services Agreement. BXFI entered into an Exclusive Technical Consulting and Service Agreement with Beijing Wowjoint, pursuant to which BXFI exclusively provides consulting services to Beijing Wowjoint in exchange for services fees. This agreement enables the transfer of a substantial portion of the economic interests from Beijing Wowjoint to BXFI. This agreement is in effect for ten years, unless terminated earlier.

(2) Equity Pledge Agreement. BXFI, Beijing Wowjoint, and its shareholders have entered into an Equity Pledge Agreement, pursuant to which each of the shareholders of Beijing Wowjoint has pledged all of their equity interests in Beijing Wowjoint to BXFI to guarantee the payment of service fees under the Exclusive Technical Consulting and Services Agreement. This agreement is in effect for ten years, unless terminated earlier.

(3) Voting Rights Proxy Agreement. BXFI and shareholders of Beijing Wowjoint have entered into a Voting Rights Proxy Agreement, pursuant to which each of the shareholders of Beijing Wowjoint has granted to BXFI and its designated representative the power to exercise all voting rights of such shareholder. The terms of this agreement are in effect, until the earlier of, termination by BXFI or the shareholders of Beijing Wowjoint, or until the equity interests held by the shareholders of Beijing Wowjoint are lawfully and effectively transferred to BXFI.

(4) Exclusive Purchase Option Agreement. BXFI and shareholders of Beijing Wowjoint have entered into an Exclusive Call Option Agreement, pursuant to which each of the shareholders of Beijing Wowjoint has irrevocably and unconditionally granted BXFI (or its designated representative) an exclusive call option to purchase, at any time, if and when permitted by PRC laws, all or any portion of the equity interests in Beijing Wowjoint at a price equal to five percent (5%) of the actual capital contribution made by each shareholder. This agreement is in effect until such time as BXFI obtains all equity interest in Beijing Wowjoint, up to a maximum of 20 years.

Competitive Advantages

Presently, Wowjoint is one of the leading providers in the design, engineering and manufacturing of customized lifting and carring equipment used in the construction of railways, highways, bridges and viaducts in China. The founders of Beijing Wowjoint were among the first in China to introduce and promote the use of precast segmental concrete beam in the construction of elevated pavement in railways, highways. This construction technology, developed and practiced in Europe prior to being adopted by China, provides high efficiency and low cost to the construction of elevated pavement. Our management believes that the following competitive strengths differentiate us from other domestic and international competitors and are the key factors to our success:

Leading Provider of Customized Heavy-lifting and Carrying Equipment

Wowjoint is one of the leading providers in the design, engineering and manufacturing of customized infrastructure equipment and machinery used in the construction of railways, highways, metro subways, bridges and viaducts in China. From 2006 to 2009, Beijing Wowjoint held a market share of approximately 25% or more in three of its product lines: special carriers, tyre trolleys, launching gantries, and a market share close to 100% of its latest innovative product, the integrated launching carrier. China is investing heavily in transportation infrastructure including railways, highways, and urban metro transit systems. Our management anticipates a growing demand for such infrastructure equipment and machinery.

Strong In-House Design Capabilities

We employ an innovative and systematic approach to engineering solutions and product design and manufacturing oversight. Our design and engineering team consists of members educated in top universities in China, with 10-15 years of industry experience on average. We have built a recognized brand name in the industry by introducing innovative solutions to the infrastructure construction industry in China. Our engineering team works closely with our customers in order to understand their technical and engineering requirements. We have been able to continuously introduce new equipment to enhance cost saving and time reduction in the construction of elevated pavement in highways and railways.

Well Established Blue Chip Customer Base

Wowjoint has well-established relationships with Chinese blue chip customers, including China Railway Construction Corporation Limited (CRCC) (Hong Kong Exchange: 1186.HK), China Railway Group Limited (CRG) (Hong Kong Exchange: 0390.HK; Shanghai Exchange: 601390.SS), China Communications Company Limited (Hong Kong Exchange: 1800.HK) and Sinohydro Corporation. Our blue chip customer base demonstrates our ability to deliver in large-scale demanding infrastructure projects.

Business Strategy

Our strategy is to further strengthen our position as a leading solution provider to China’s rapidly developing infrastructure construction industry by providing customized lifting and carrying solutions to our customers. Outside China, we intend to build on the strengths that have made us successful in China. We intend to focus on a number of strategic initiatives for growth:

Product Innovation – Wowjoint’s product innovation is vital to sustaining our future success. We have successfully introduced new products in the application of lifting and carrying equipment and have a pipeline of new products, including a railway and elevated road maintenance and inspection vehicle and self-loading container carriers, and we are seeking to develop new products to widen our customer base and expand our market share.

Increase of Production Capacity – We intend to expand our production capacity by investing in additional workshops and production lines and by working closely with existing outsourcing partners to increase their production capacity. We also intend to invest in technological upgrades to increase the efficiency of our current production process, while also reducing manufacturing costs.

Expand Market Presence and Penetration – We seek to increase our market penetration by expanding the geographic reach of our products, with special emphasis on those countries that are planning high-speed railways, such as the United States, Korea, Brazil, and developing regions including India, Russia, the Middle East and Latin America. In this regard, in March 2010 we were awarded our first contract in the U.S. to provide customized mobilifters for utilization in a highway construction project in Florida. Wowjoint believes that these initiatives will help to reduce potential cyclical performances in one particular product category or geographic market.

Selective Acquisition Strategy –We plan to broaden our market reach and reduce the cyclical nature of our business through selective acquisitions, joint ventures and strategic alliances. In particular, we intend to consider potential acquisitions of railway maintenance and service related companies to expand our product offerings in the railroad and bridge maintenance equipment segment.

Product and Services

Wowjoint provides solutions to different construction projects by designing, engineering and manufacturing customized large scale equipment for the lifting, carrying, transportation and installation of heavy objects and precast materials. We offer a wide variety of product lines of modular, re-locatable and stationary custom heavy duty construction equipment and machinery and our products are used in various engineering fields such as the construction of railways, highway, viaducts and ports, as well as in the lifting and transporting of concrete beams and other heavy goods. Our products incorporate innovative, patented designs and are marketed under the “Wowjoint” brand name both domestically and internationally. Our major product categories include:

Product Series	Applications
Launching Gantry	General construction and erection
Tyre Trolley	Precast concrete segment and beam transportation
Special Carrier	General erection construction transport
Integrated Launching Carrier	Integrated carrier and erection vehicle
Marine Hoist	Marine shipyard lifting & transportation
Special Purpose Equipment	General lifting & transportation

Launching Gantry – Wowjoint manufactures a wide variety of heavy duty launching gantries that are used for the erection of bridges and viaducts. They are designed to place precast reinforced concrete segments or beams on piers and are used for the construction of (1) segmental cantilevers, (2) segmental one in span by span, (3) T or hollow beams, and (4) complete box beams road viaducts and bridges. Each product is designed to solve certain construction obstacles and problems encountered by our customers in order to increase construction efficiency, reduce construction costs and shorten the construction period. Our gantries can carry weight from 80 metric ton to 1600 metric tons.

Tyre Trolley – Wowjoint designs and manufactures a wide variety of heavy duty tyre trolleys that move prefabricated concrete segments or beams and provide enhanced maneuverability in erected pavement construction sites.  The tyre trolleys provide flexibility to move prefabricated concrete beams into tightly confined spaces within the pavement surface and work well in tandem with our launching gantry. Our tyre trolleys can transport weight from 40 metric ton to 1600 metric ton.

Special Carrier – Our straddle carriers/Mobilifts offer an economical solution to handle bulky loads inside large sheltered places. They are also suitable for loading and unloading cargos in container terminals or steel plants.

Integrated Launching Carrier – Wowjoint designs and manufactures a variety of integrated launching carriers which combine the functions of the launching gantry, the tyre trolley, and the special carriers depending on the needs of our clients.  These integrated platforms provide a cost saving to our customers and are often designed to work in mountainous or other more difficult conditions.

Marine Hoist – Wowjoint’s marine hoists are capable of lifting a 20 metric ton to 1,500 metric ton boat or yacht out of the water and maneuvering them onto dry land for service or long-term storage, or for the transporting of boats and ships over dams.  Our marine hoists feature easy maintenance and minimum downtime, and provide flexibility to move boats into tightly confined spaces within a boat yard or marina.

Special Purpose Equipment – We manufacture a wide variety of special purpose lifting and carrying equipment according to each customer’s specific requirements. The container lifting equipment is designed to hoist, stack and transport any material or 60 metric ton ISO standard containers. The straddle carrier loads and unloads the container utilizing a pair of hydraulic powered cranes mounted at each end of the vehicle chassis. The special purpose equipment series includes telescopic spreaders for straddle carriers and straddle carriers for handling containers.

Our products can be shipped worldwide to our international customers. Our products can be dismantled into smaller components and fitted into any standard shipping container for shipping. Upon arrival at the destination construction site, the components can then be assembled back onsite by our experienced engineers.

Technical and After-Sale Services

Wowjoint’s team of experienced engineers and technician provides after-sales services to our customers.  After the installation and testing of our equipment, our engineers train our customers to operate the equipment and identify and address safety and maintenance concerns.  Under the standard warranty attached to the sales of its equipment, we address any system or operational problems that may occur within the first year of the sales. In addition, we also provide technical services and consultation to our customers upon the expiration of the warranty.

Marketing, Sales and Customer Support

Our customers include the leading names in the infrastructure construction industry in China. Our management has developed long-standing relationships with target customers in the railway, subway and highway construction.  We also maintain relationships with central and local municipal governments which normally sponsor new infrastructure projects that can utilize Wowjoint’s products. As of March 31, 2010, we had a dedicated marketing and sales team of 11 employees that proactively follow up on new sales leads. Upon receiving an expression of interest from potential customers, our sales team works closely with our engineering staff to address the customer’s specific engineering and technical requirements. Our sales team provides a price quote with inputs from our engineering and procurement teams. We have begun to recruit sales agents outside China to promote our products in the United States and Europe.

Research and Development

We rely upon our innovative in-house R&D team for the introduction of new products. We also work closely with Beijing Jiaotong University, a well-respected academic institution with strong research and engineering capabilities in the fields of transportation engineering and construction in China.

We had 58 engineers and technicians as of March 31, 2010, constituting a high concentration of engineering and technical talent as needed to sustain our growth and execute our business strategy.

Competition

Our competition comes mainly from China. Our main competitors are Beidaihe Tonglian Jixie Co., Ltd., China Railway Engineering Machinery Research & Design Institute, Zhengzhou Dafang Bridge-Machine Co., Ltd. and Zhengzhou Huazhong Building Machinery Co., Ltd. The principal competitive factors affecting our business include price, customer service and support, product availability, performance, functionality, brand reputation, reliability and product maintenance costs.

The engineering and manufacturing of heavy equipment is regulated by various agencies in China. The imposed licensing helps to limit new entrants into this industry.

Intellectual Property

All of our products are sold under the brands “北京万桥兴业”, “Beijing Wowjoint” and “Wowjoint”, which are widely known in the industry in China. We have registered the www.wowjoint.com domain name.

Patents

The following table sets forth our registered patents as of March 31, 2010:

Country	Patent Nature	Filing Date	Patent No.	Patent Owner

PRC	Special Launching Carrier with Bridge	November 29, 2004	ZL 2004 2 0115944.5	Wowjoint

PRC	Launching Gantry with Shorter Bridge	January 06, 2005	ZL 2005 2 0000044.0	Wowjoint

PRC	Special Carrier	August 12, 2005	ZL 2005 2 0103809.3	Wowjoint

PRC	Slab Mobilift	October 08, 2005	ZL 2005 2 0127691.8	Wowjoint

PRC	Launching Gantry Suitable for Going Through Tunnel	May 19, 2006	ZL 2006 2 0115344.8	Wowjoint

PRC	Portable Beam Launcher	September 19, 2008	ZL 2008 2 0122562.3	Wowjoint

PRC	Transforming Mobilift	September 19, 2008	ZL 2008 20122564.2	Wowjoint

The following table sets forth Wowjoint’s patent applications as of March 31, 2010:

Country	Patent	Application type	Filing Date	Application No.	Patent Owner

PRC	Bi-Directional Driving Transporter (Invention)	Invention	September 3, 2009	KHP09113102.7	Wowjoint

	Bi-Directional Driving Transporter (Application)	Utility Model	September 3, 2009	KHP09123104.OF	Wowjoint

PRC	预紧曲臂外撑紧固装置 (pier fixing device with prefastening double cam)	Utility Model	September 13, 2009	200920279145.4	Wowjoint

PRC	预紧双旋臂桥墩紧固装置 (pier fixing device with prefastening double turnable levels)	Utility Model	September 13, 2009	200920279144.X	Wowjoint

PRC	分体式可调起吊装置 (adjustable and dividable lifting device)	Utility Model	September 20, 2009	200920258858.2	Wowjoint

PRC	分体式可调起吊装置 (adjustable and dividable lifting device)	Invention	September 20, 2009	200910221555.8	Wowjoint

PRC	环抱桥墩紧固装置 (pier embracing and fixing device)	Utility Model	September 27, 2009	200920270273.2	Wowjoint

PRC	环抱桥墩紧固装置 (pier embracing and fixing device)	Invention	September 27, 2009	200910250127.8	Wowjoint

Permits and Licenses

The industry of engineering and manufacturing of heavy duty equipment is regulated for safety reasons. All companies involved in the engineering and manufacturing of heavy duty equipment are required to be licensed. The government agencies overseeing the issuance of licenses are the Committee of Safety for the Special Equipment of the State Quality Supervision Inspection and Quarantine and the Supervisor of Technical Quality.

As of March 31, 2010, Wowjoint had been granted six licenses to manufacture heavy duty lifting and carrying equipment, one license to install heavy duty lifting and carrying equipment and one license to maintain and repair heavy duty lifting and carrying equipment. As of March 31, 2010, Wowjoint had one license pending.

Facilities

Wowjoint currently occupies three separate facilities with an aggregate area of 333,659 square feet. One operation location, 10 miles from Beijing Capital Airport, Beijing, China, is where design, engineering and manufacturing activities take place. Our marketing and sales teams are housed in another building in the west district of Beijing, China. Of the total space, we own a facility of 143,517 square feet and lease all of our remaining space.

Employees

As of March 31, 2010, we had approximately 201 full-time employees, including 58 technical and R&D staff, 15 sales personnel, 57 manufacturing staff, 13 quality control personnel and 11 purchasing personnel. Since Beijing Wowjoint’s incorporation in 2004, we have substantially increased our headcount and we believe we have a good relationship with our employees.

Environmental and Other Regulations

We are subject to Chinese national and local environmental protection regulations which currently impose fees for the discharge of any waste substance, charge fines for pollution, and provide for the closure by the Chinese government of any facility that fails to comply with orders requiring it to cease or improve upon certain activities causing environmental damage. Due to the nature of our business, we produce certain amounts of waste water, gas, and solid waste materials during the course of our production. We believe that our environmental protection facilities and systems are adequate for us to comply with the existing national, provincial and local environmental protection regulations. However, Chinese national, provincial or local authorities may impose additional or more stringent regulations which would require additional expenditure on environmental matters or changes in our processes or systems.

Legal Proceedings

From time to time, we may be involved in various claims and legal proceedings arising in the ordinary course of business. We are not currently a party to any such claims or proceedings which, if decided adversely to Wowjoint, would either, individually or in the aggregate, have a material adverse effect on our business, financial condition, results of operations or cash flows.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

Our current directors and executive officers are as follows:

Name	Age	Position
Yabin Liu	51	Chief Executive Officer and Chairman of the Board of Directors
Fude Zhang	53	Chief Technical Officer and Director
Anthony Hung	34	Chief Financial Officer
Yasheng Liu	48	Senior Vice President of Logistics and Administration
Liguo Liu	38	Senior Vice President of Marketing and Sales
Chun Yi Hao	49	Director
Jibing Li	55	Director
Chun Liu	68	Director

Yabin Liu became our chief executive officer and chairman of the board of directors upon consummation of the acquisition. Mr. Liu has extensive experience in the railway and railway related construction equipment industry in China. He has served as chief executive officer of Beijing Wowjoint since its inception in 2004. Since 1996, Mr. Liu has been serving as general manager of Beijing Wan Qiao Mechanical and Electrical Equipment Co., Ltd., a consulting company and a minority shareholder of Beijing Wowjoint. Since May 2009, Mr. Liu has been serving as president and sole director of Bright Bridge Construction, Inc., a dormant Nevada company, expected to engage in the marketing of Wowjoint’s equipment to the North American market. From 1994 to 1996, Mr. Liu served as chief coordinator with China Academy of Railway Sciences to promote international academic exchange in railway construction technologies. From 1982 to 1994, he served with the China Academy of Railway Sciences in various academic research positions as engineer, associate professor and director in charge of academic research.

Mr. Liu’s introduction of the first 900T special carrier and the first 900T launching gantry for traversing through tunnels were named by Bridge Design & Construction of England as the newest innovative technology introduced to the construction of erected paved roads. Mr. Liu was named honorary professor by his school Beijing Jiaotong University on September 2008. His research has been published numerous times in both English and Chinese. Mr. Liu received his Bachelors degree in mechanics from Beijing Jiaotong University

Fude Zhang became our chief technical officer and a director upon consummation of the acquisition. Mr. Zhang has served as deputy general manager with Beijing Wowjoint since its inception in 2004. Prior to that, Mr. Zhang served as deputy general manager of Beijing Wan Qiao Mechanical and Electrical Equipment Co., Ltd. From 1989 to 1996, he worked in various engineering positions including engineer and chief engineer at Beijing Internal Combustion Engine of the Beijing Railway Bureau. From 1982 to 1989, he worked as engineer and chief engineer at the Huairou North Locomotive Depot of the Beijing Railway Bureau. Mr. Zhang received his Bachelors degree in mechanics from Beijing Jiaotong University.

Anthony Hung became our chief financial officer in March 2010. Prior to joining Wowjoint, Mr. Hung was a member of the investment banking team at Deutsche Bank AG Hong Kong for four years, where he managed transactions and client coverage in the infrastructure, energy (solar and renewables) and technology sectors. Previously Mr. Hung was a private equity associate with Bastion Capital Corporation, in Los Angeles, CA, where he analyzed and helped manage existing and potential portfolio investments. Prior to Bastion, Mr. Hung was co-founder of Ave3D Inc., a Santa Clara, CA based 3D internet software company.  Before founding Ave3D, Mr. Hung served as a member of the Technology Investment Banking Group of Bear, Stearns & Co. Inc. in New York, NY. Mr. Hung received his Master of Business Administration degree at the University of California at Berkeley, and his Bachelor of Science degree from New York University, Stern School of Business.

Liguo Liu  became our senior vice president of marketing and sales upon consummation of the acquisition. Mr. Liu has served as vice general manager of sales with Beijing Wowjoint since its inception in 2004. In 1998, Mr. Liu joined Beijing Wan Qiao Mechanical and Electrical Equipment Co., Ltd. as an engineer. From 1994 to 1997, he worked at Hebei Qinhuangdao Municipal Engineering Corp Second Corp, where he performed mainly as an engineer responsible for the quality of engineering and construction of the local municipal construction projects. Mr. Liu received his Bachelors degree in construction machinery from Hebei Zhangjiakou Constructional Engineering University.

Yasheng Liu became our senior vice president of logistics and administration upon consummation of the acquisition. Mr. Liu has served as manager of business development with Beijing Wowjoint since its inception in 2004. Prior to that, Mr. Liu was a general manager with Hua Jin Industrial Development Co., responsible for the company’s daily operation. Hua Jin was then involved in the manufacture of light industrial goods, vehicle leasing, restaurant operation, and import/export. Mr. Liu has a Bachelors degree in business from the Central Party School. Mr. Yasheng Liu is the younger brother of Mr. Yabin Liu.

Chun Yi Hao served as CFAC’s chief executive officer and director since its inception in December 2007 until the consummation of the business combination and remains a director of Wowjoint. Since April 2008, Mr. Hao has served as an advisor to Tongxin International Ltd. (Nasdaq: TXIC), a successor to SPAC Asia’s Automotive Acquisition Corp (AAAC.OB), where he served as the president of China operations. In January 2004, Mr. Hao co-founded Asia Development Capital LLC, a private equity and a consulting company targeting the Asia automotive market. Mr. Hao was a founding member and director of Pentad, Ltd., a Hong Kong electronics outsourcing firm, established in 2003. From 1999 to 2002, he served as director of Coastal Power, a power generating and investment facility firm where he was responsible for management of its investment portfolio in China. From 1994 through 1998, at Delphi Asia, a US-based company, he served as the China country divisional financial manager and controller, responsible for overseeing various financial aspects of its China investment strategy. Mr. Hao received his Bachelors of Arts from the Beijing Languages Institute, a Master of Arts Degree from the University of Notre Dame and an M.B.A. from Pace University.

Jibing Li began serving as director to Wowjoint upon the consummation of the acquisition. Mr. Li has been involved widely in the financial and strategic planning with both private and public listed companies both in the US and China. From 2004 to 2009, Mr. Li has been a chief economist with UTStarcom, Inc. (Nasdaq: UTSI). From 2001 to 2004, he served as chief economist and general manager of strategic planning with China Unicom (NYSE: CHU; Hong Kong Exchange: 0762). From 1998 to 2001, he also served as head of research with China Telecom. Prior to Mr. Li’s return to work in China, he held various positions as economist with Virginia State Corporation Commission and Montana Public Service Commission. Mr. Li is a Ph.D. candidate of Beijing University and the School of Business of the University of Wyoming (pending dissertation). He received his Master’s degree in economics from the School of Business of the University of Wyoming and a Bachelor’s degree in mechanical and electrical engineering from Beijing Jiaotong University.

Chun Liu began serving as director to Wowjoint upon the consummation of the acquisition. Mr. Liu has been providing freelance consulting to the industry of railway engineering since 2001. From 1999 to 2001, Mr. Liu was appointed deputy chief commander in charge of engineering of the construction of the express railway from Qinghuandao to Shenyang, an express railway with designed speeds of up to 250 kilometer/hour and a total length of 401 kilometers. He was responsible for the overall supervision of the engineering and construction of this first express railway built in China. After college and from 1965 to 1999, Mr. Liu was with China Railway Engineering Group in various positions as technician, engineer, senior engineer, chief engineer, commander in engineering and duty chief commander in engineering, all involved in the construction of conventional or high speed railways. He has been involved greatly in the development of the China railway system from its infancy to where the Chinese railway system is today. He has published various research papers in the field of railway engineering. He is a China Honor Scientist. Mr. Liu received his Bachelor’s degree in engineering from Tang Shan Railway Institute.

Board Committees

China Fundamental’s board of directors has established an audit committee, a compensation committee and a nomination governance committee.

Audit Committee.  Our audit committee consists of Jibing Li, Chun Yi Hao and Chun Liu. Mr. Li will be the chair of our audit committee, and we believe that Mr. Hao qualifies as an “audit committee financial expert”, as such term is defined in the rules of the Securities and Exchange Commission.

Our board of directors has adopted an audit committee charter, providing for the following responsibilities of the audit committee:

•	retaining and terminating our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	discussing the annual audited financial statements with management and the independent auditors;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors after the business combination from time to time;

•	meeting separately and periodically with management, the internal auditors and the independent auditors; and

•	reporting regularly to the board of directors.

Compensation Committee.  Our compensation committee consists of Messrs. Chun Yi Hao, Jibing Li and Chun Liu. Mr. Hao is the chair of our compensation committee. Messrs. Hao, Li and Liu do not have any direct or indirect material relationship with us other than as a director.

Our board of directors adopted a compensation committee charter, providing for the following responsibilities of the compensation committee:

•	reviewing and making recommendations to the board regarding our compensation policies and forms of compensation provided to our directors and officers;

•	reviewing and making recommendations to the board regarding bonuses for our officers and other employees;

•	reviewing and making recommendations to the board regarding share-based compensation for our directors and officers;

•	administering our share option plans, if they are established in the future, in accordance with the terms thereof; and

•	such other matters that are specifically delegated to the compensation committee by our board of directors after the business combination from time to time.

Nomination Committee.  Our nomination committee consists of Messrs. Chun Yi Hao, Jibing Li and Chun Liu. Mr. Chun Liu is the chair of our nomination committee. Messrs. Hao, Li and Liu do not have any direct or indirect material relationship with us other than as a director.

Our board of directors adopted a nomination committee charter, providing for the following responsibilities of the nominations committee:

•	overseeing the process by which individuals may be nominated to our board of directors after the business combination;

•	identifying potential directors and making recommendations as to the size, functions and composition of our board of directors after the business combination and its committees;

•	considering nominees proposed by our shareholders;

•	establishing and periodically assessing the criteria for the selection of potential directors; and

•	making recommendations to the board of directors on new candidates for board membership.

The business address of each party described above apart from Mr. Chun Yi Hao, is 1108 A Block Tiancheng Mansion, #2 Xinfeng Road, Deshengmenwai Street, Xicheng District Beijing.

Compensation

China Fundamental

To date, we have not provided any compensation to any of our directors. We are in the process of formulating policies that will determine compensation of our directors.

Directors of China Fundamental were reimbursed for all business-related expenses incurred while helping us to identify potential target businesses and perform due diligence on suitable business combinations.

Since China Fundamental did not have an operating business prior to the acquisition on February 22, 2010, its officers did not receive any compensation for their service and, since it had no other employees, China Fundamental did not have any compensation policies, procedures, objectives or programs in place.

Beijing Wowjoint

The following table shows information concerning the annual compensation for services provided by Beijing Wowjoint to its executives during the past three fiscal years:

Name	Year Ended August 31,	Salary		Bonus		All other compensation	Total compensation

Yabin Liu	2009	RMB	226,380	RMB	240,240	—	RMB	466,620
	2008	RMB	221,760	RMB	240,240	—	RMB	462,000
	2007	RMB	188,496	RMB	204,549	—	RMB	393,045
Fude Zhang	2009	RMB	210.070	RMB	209,080	—	RMB	419,150
	2008	RMB	205,920	RMB	209,080	—	RMB	415,000
	2007	RMB	175,032	RMB	174,510	—	RMB	349,542
Liguo Liu	2009	RMB	154,350	RMB	236,520	—	RMB	390,870
	2008	RMB	150,480	RMB	236,520	—	RMB	387,000
	2007	RMB	127,908	RMB	199,372	—	RMB	327,280
Yasheng Liu	2009	RMB	109,047	RMB	101,400	—	RMB	210,447
	2008	RMB	108,000	RMB	101,400	—	RMB	209,400
	2007	RMB	91,800	RMB	84,540	—	RMB	176,340

Wowjoint currently has no options or long-term compensation plans.

In developing future salary ranges, potential bonus payouts, equity awards and benefit plans, it is anticipated that our Compensation Committee will take into account: (1) competitive compensation among comparable companies and for similar positions in the market, (2) relevant ways to incentivize and reward senior management for improving shareholder value while building Wowjoint into a successful company, (3) individual performance, (4) how best to retain key executives, (5) our overall performance, (6) our ability to pay, and (7) other factors deemed to be relevant at the time.

Specific compensation plans for our key executives will be negotiated and established by the Compensation Committee. This will include, but may not be limited to, the Wowjoint executives who currently have employment contracts.

Compensation Committee Interlocks And Insider Participation

No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Director Independence

Our board of directors has determined that Messrs. Chun Yi Hao, Jibing Li and Chun Liu qualify as independent directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of April 29, 2010, by:

•	each person who is the owner of more than 5% of our ordinary shares outstanding after the consummation of the acquisition;

•	each person who became an executive officer or director of the Company upon consummation of the acquisition; and

•	all of our directors and executive officers as a group.

Information gives effect to the issuance of the 5,700,000 ordinary shares that were issued upon the closing of the acquisition, but not to the 500,000 ordinary shares that are issuable upon achievement of certain incentive targets.

Ordinary shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner	Number of Shares of Ordinary Shares Beneficial Ownership	Percentage of Outstanding Ordinary Shares

Realink Group Limited(1)(2)	4,349,100	54.7%
Yabin Liu(1) (2)	1,931,087	24.3%
Fude Zhang(1) (2)	1,718,590	21.6%
Yasheng Liu(1) (2)	466,224	5.9%
Liguo Liu(1) (2)	233,199	2.9%
Jibing Li(2)	-0-	—
Chun Liu(2)	-0-	—
Ralco Capital Limited(4)	788,415	9.6%
Chun Yi Hao(4)	788,415	9.6%
Rising Year Group Limited(5)	776,583	9.4%
Hope Ni(3)(5)	776,583	9.4%
Amy Kong(2)	10,000	*
Paul Packer (6)	644,381	8.1%
Globis International Investments L.L.C.(6)	322,190	4.1%
Globis Capital Management L.P. (6)	322,191	4.1%
Globis Capital LLC(6)	322,191	4.1%
Globis Capital Partners L.P. (6)	225,534	2.8%
Globis Capital Advisors, L.L.C.(6)	225,534	2.8%
Globis Overseas Fund Ltd. (6)	96,657	1.2%
Oliveira Capital, LLC (7)	644,381	8.1%
Steven M. Oliveira(7)	644,381	8.1%
Craig Andrew Samuel (8)	485,000	5.8%
Chardan Capital Markets, LLC(9)	672,222	8.5%
All directors and officers as a group (7 individuals)	5,137,515	62.2%

* Less than 1%

(1)
Mr. Yabin Liu is 44.40% holder of Realink Group Limited, a British Virgin Island company, and he has voting power and dispositive power with respect to 44.40% of the ordinary shares owned by Realink Group Limited. Mr. Liu is the sole director of Realink Group Limited. Mr. Fude Zhang is 39.52% holder of Realink Group Limited, and he has voting power and dispositive power with respect to 39.52% of the ordinary shares owned by Realink Group Limited. Mr. Yasheng Liu is 10.72% holder of Realink Group Limited, and he has voting power and dispositive power with respect to 10.72% of the ordinary shares owned by Realink Group Limited. Mr. Yasheng Liu is the younger brother of Mr. Yabin Liu. Mr. Liguo Liu is 5.36% holder of Realink Group Limited, and he has voting power and dispositive power with respect to 5.36% of the ordinary shares owned by Realink Group Limited.  In addition, the shareholders of Realink Group Limited, have agreed that 3,696,735 of the ordinary shares held by them shall be held in escrow commencing as of the consummation of the acquisition. Such shares shall be held in escrow until February 22, 2014.  In addition, pursuant to an earn-out provision in the Share Purchase Agreement, the Company has agreed to issue to Realink Group Limited (“Realink”), one of shareholders of Beijing Wowjoint prior to the acquisition, up to 500,000 additional shares if certain performance targets are achieved by the Company.  The performance targets are set forth in the Prospectus in the Section entitled “Summary – The Acquisition”, beginning on page 8, which information is incorporated herein by reference.

(2)	Unless otherwise indicated, the business address of each of the individuals is Beijing Wowjoint Machinery Co., Du Shi Industrial Park, Songzhuang Town, Tongzhou Dist, Beijing 101118 P.R. China.
(3)	Ms. Ni’s business address is 38 Taitam Road, Pacific View, Block 4, Apartment 16B, Hong Kong.
(4)
Mr. Hao is the sole shareholder of Ralco Capital Limited, and he has sole voting power and dispositive power with respect to the ordinary shares owned by Ralco Capital Limited.  Includes warrants to purchase 305,556 ordinary shares. Mr. Hao’s business address is Room 2301, World-Wide House, 19 Des Voeux Road, Central, Hong Kong.

(5)
Ms. Ni is the sole shareholder of Rising Year Group Limited, and she has sole voting power and dispositive power with respect to the ordinary shares owned by Rising Year Group Limited.  Includes warrants to purchase 305,556 ordinary shares.

(6)
The principal office and business address is 60 Broad Street, 38th floor, New York, NY 10004. Represents (i) Globis Capital Partners, L.P., a Delaware limited partnership (‘‘Globis Partners’’), with respect to ordinary shares directly held by it (includes warrants to purchase 209,989 shares); (ii) Globis Capital Advisors, L.L.C., a Delaware limited liability company (‘‘Globis Advisors’’), serves as the general partner of Globis Partners, with respect to ordinary shares directly held by Globis Partners (includes warrants to purchase 209,989 shares); (iii) Globis Overseas Fund, Ltd., a Cayman Islands exempted company (‘‘Globis Overseas’’), with respect to ordinary shares directly held by it (includes warrants to purchase 89,995 shares); (iv) Globis Capital Management, L.P., a Delaware limited partnership (the ‘‘Investment Manager’’), which serves as investment manager to, and has investment discretion over the securities held by, Globis Partners and Globis Overseas, with respect to ordinary shares directly held by Globis Partners and Globis Overseas(includes warrants to purchase 299,984 shares); (v) Globis Capital, L.L.C., a Delaware limited liability company (‘‘GC’’), which serves as the general partner of the Investment Manager, with respect to ordinary shares directly held by Globis Partners and Globis Overseas (includes warrants to purchase 299,984 shares); (vi) Globis International Investments LLC, a Delaware limited liability company (“Globis International”) with respect to ordinary shares directly held by it (includes warrants to purchase 299,984 shares), and (vii) Mr. Paul Packer (‘‘Mr. Packer’’), who is the Managing Member of Globis Advisors, GC, and Globis International with respect to ordinary shares directly held by Globis Partners, Globis Overseas and Globis International (includes warrants to purchase 599,968 shares).

(7)
Mr. Steven Oliveira has sole voting power and dispositive power with respect to the ordinary shares owned by Oliveira Capital, LLC. The business address of Mr. Steven Oliveira and Oliveira Capital, LLC is 18 Fieldstone Court, New City, New York 10956. Includes 44,413 ordinary shares and 44,413 warrants being held in escrow until August 22, 2010, and private placement warrants to purchase 555,555 shares.

(8)	The address of Mr. Samuel is 13990 Rancho Dorado Bnd, San Diego, CA 92130. Includes warrants to purchase 485,000 shares.
(9)
Chardan Capital Markets, LLC served as the lead underwriter in our initial public offering. Its business address is 17 State Street, Suite 1600, New York, NY 1004. The selling security holder acquired such securities in a private placement prior to China Fundamental’s initial public offering.

SHARES ELIGIBLE FOR FUTURE SALE

We had 7,936,199 ordinary shares outstanding as of April 30, 2010. Of these shares, 1,185,903 ordinary shares are freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares purchased by one of China Fundamental’s affiliates within the meaning of Rule 144 under the Securities Act of 1933, as amended. Any of these shares held by affiliates, as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% shareholders, will also be restricted from public sale as restricted stock.

In connection with our acquisition of Beijing Wowjoint, 5,700,000 ordinary shares were issued to Beijing Wowjoint’s shareholders. Of these, 3,696,735 ordinary shares have been placed in escrow for a period of four years from the consummation of the business combination. In addition, up to 500,000 earn-out shares are issuable upon the achievement of several performance targets.

There were 4,256,250 outstanding warrants issued in our initial public offering, each for the purchase of one share at an exercise price of $5.00. The shares issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. Concurrently with our initial public offering, we sold to our underwriters an option to purchase up to a total of 225,000 units, exercisable at $10 per unit. The securities underlying the underwriter’s unit purchase option and underlying securities have registration rights and may be sold according to Rule 144.

In addition, our pre-IPO shareholders own warrants to purchase 3,008,506 shares, which warrants and the underlying shares are also restricted securities under Rule 144.

None of these restricted securities will be eligible for sale under Rule 144 prior to March 10, 2011 (one year following the filing of certain information with the SEC (Form 10 information) after the consummation of China Fundamental’s initial business combination).

In addition, a warrant to purchase 60,000 of our ordinary shares at a strike price equal to $10.00 will be issued to our investor relations firm, Hayden Communications International, Inc., as compensation for certain investor relations services to be provided.

Therefore, as of April 29, 2010, there are an aggregate of 7,549,750 shares that may be issued in the future upon exercise of outstanding warrants and purchase options.

Rule 144.  Rule 144 is unavailable for the resale of restricted securities initially issued by a blank-check or shell company, both before and after an initial business combination, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration. Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

1.	has ceased to qualify as a blank-check or shell company;

2.	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3.
has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and

4.	has filed certain information with the SEC (Form 10 information) reflecting that it is no longer a blank-check or shell company may, after one year has elapsed from the filing of the Form 10 information, within any three-month period resell a number of such restricted securities that do not, with respect to the shares, exceed the greater of either of the following:

1.	1% of the total number of shares then outstanding; or

2.	the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited based on the availability of current public information about Wowjoint, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

China Fundamental

On December 12, 2007, Ralco Capital Limited, 100% owned by China Fundamental’s former chief executive officer, Mr. Hao and Rising Year Group Limited, 100% owned by the former chairman of its board of directors, Ms. Ni, its former director, Dr. Ma, and former special adviser, Mr. Tan, purchased 1,257,813 ordinary shares and warrants of the China Fundamental for an aggregate purchase price of $25,000. Ralco Capital Limited and Rising Year Group Limited transferred 45,000 of their ordinary shares and warrants to Oliveira and Globis, respectively, in February 2008. On April 14, 2008, China Fundamental repurchased from Ralco Capital Limited and Rising Year Group Limited an aggregate of 179,688 ordinary shares and warrants at nominal cost, leaving 1,078,125 ordinary shares and warrants outstanding. Rising Year Group Limited subsequently transferred 10,000 of its ordinary shares to Ms. Amy Kong, currently a senior vice president of the company.

Pursuant to a registration rights agreement China Fundamental’s pre-IPO shareholders are entitled to certain registration rights. Specifically, (a) the private placement warrants and the underlying ordinary shares are entitled to certain registration rights commencing upon the consummation of a business combination; and (b) the initial shareholders’ ordinary shares will be entitled to certain registration rights six months after the consummation of a business combination. We are only required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use our best efforts to maintain the effectiveness of the registration statement. The holders of warrants do not have the rights or privileges of holders of our ordinary shares or any voting rights until such holders exercise their respective warrants and receive ordinary shares. Permitted transferees that receive any of the above described securities from our initial shareholders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.

China Fundamental agreed to pay Olympic Spring Limited, a company jointly and equally owned by Chun Yi Hao and Hope Ni, a total of $7,500 per month for office space, administrative services and secretarial support for a 24 month period commencing in May 2008. This arrangement was agreed to by Olympic Spring Limited for China Fundamental’s benefit and was not intended to provide Olympic Spring Limited compensation in lieu of a management fee. China Fundamental believes that such fees were at least as favorable as it could have obtained from an unaffiliated third party.

Chun Yi Hao and Hope Ni had provided China Fundamental with loans in the aggregate amount of $70,000. These loans were provided to pay the expenses of this offering referenced in the line items above for the SEC registration fee, FINRA registration fee, and certain accounting and legal fees and expenses. The loans were non-interest bearing and unsecured. The loans were repaid in June 2008 out of the proceeds of the initial public offering not placed in the trust account.

China Fundamental reimbursed its officers and directors for reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf such as identifying and investigating possible target businesses and business combinations. Subject to availability of proceeds not placed in the trust account and up to an aggregate of $0.85 million of the interest income, net of taxes, on the balance in the trust account to be released to it, there was no limit on the amount of out-of-pocket expenses that could be incurred. This formula was a result of a negotiation between China Fundamental and the underwriters and was meant to help maximize the amount of money in the trust account that would be returned to the investors if it does not consummate a business combination within the permitted time.

Other than the $7,500 per month administrative fees and reimbursable out-of-pocket expenses payable to Olympic Spring Limited, no compensation or fees of any kind, including finders and consulting fees, were paid to any of China Fundamental’s directors, or to any of their respective affiliates for services rendered to China Fundamental prior to or with respect to the business combination.

Our board of directors has approved the procedure whereby all ongoing and future transactions between us and any of our directors or their respective affiliates, will be on terms believed by it at that time, based upon other similar arrangements known to it, to be no less favorable than are available from unaffiliated third parties. Such transactions will require prior approval in each instance by a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at its expense, to its attorneys or independent legal counsel. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to it than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

Beijing Wowjoint

The “Amount due from related parties” and “Due to related parties” reflected in Beijing Wowjoint’s consolidated financial statements for the year ended August 31, 2009, represented the advances to or from Beijing Wowjoint’s shareholders. The amounts were unsecured, non-interest bearing and due on demand. As of August 31, 2009 and 2008, amount due from related parties amounted to $31,104 and $420,267, respectively. As of August 31, 2009 and 2008, amount due to related parties amounted to $0 and $156,606, respectively. These amounts have since been repaid.

DESCRIPTION OF SECURITIES

We are a Cayman Islands company and affairs are governed by our memorandum and articles of association and the Companies Law and the common law of the Cayman Islands. The following are summaries of all of the material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares, as well as our units, ordinary shares and warrants themselves.

Our memorandum and articles of association currently authorizes share capital consisting of 49,000,000 ordinary shares, $0.001 par value, and 1,000,000 shares of undesignated preferred share, $0.001 par value. As at April 30, 2010, 7,949,965 ordinary shares were outstanding, including ordinary shares forming part of outstanding units. No preferred shares were outstanding as of that date.

The following description summarizes the material terms of our shares. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our second amended memorandum and articles of association (the “memorandum and articles of association”), which are included as an exhibit to this prospectus, and to the applicable provisions of Cayman Islands law.

Units

Each unit consists of one ordinary share and one warrant. Each warrant entitles the holder to purchase one share of ordinary shares at a price of $5.00 per ordinary share, subject to adjustment. Holders of the warrants must pay the exercise price in full upon exercise of the warrants. Holders will not be entitled to receive a net cash settlement upon exercise of the warrants. The ordinary shares and warrants comprising the units began to trade separately on July 22, 2008.

Ordinary Shares

Except for such voting rights that may be given to one or more series of preferred shares issued by the board of directors pursuant to the power granted by our articles of association or required by law, holders of ordinary shares will have exclusive voting rights for the election of our directors and all other matters requiring shareholder action. Holders of ordinary shares will be entitled to one vote per share on matters to be voted on by shareholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefore. Upon our dissolution, our public shareholders will be entitled to receive pro rata all assets remaining available for distribution to shareholders after payment of all liabilities and provision for the liquidation of any shares of preferred shares at the time outstanding. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that public shareholders had the right to have their ordinary shares redeemed for cash equal to their pro rata share of the trust account, plus any interest, if they had voted (i) against the extended period, and it was approved, or (ii) against the business combination and the business combination was approved and completed.

Our initial shareholders have agreed, subject to certain exceptions described below, not to sell or otherwise transfer any of their ordinary shares until August 22, 2010, six months from the date of the consummation of the business combination with Beijing Wowjoint. However, our initial shareholders are permitted to transfer their ordinary shares to our officers and our directors, and other persons or entities associated with such persons, but the transferees receiving such securities will be subject to the same agreement as our initial shareholders.

The payment of dividends, if any, on our ordinary shares will be subject to the prior payment of dividends on any outstanding preferred shares, of which there is currently none.

Preferred Shares

Our second amended memorandum and articles of association provides that preferred shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of our ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. This is because the terms of the preferred shares would be designed to make it prohibitively expensive for any unwanted third party to make a bid for our shares. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future. Notwithstanding the foregoing, our articles of association prohibits us from issuing preferred shares prior to our initial business combination, except in connection with the consummation of our initial business combination that has been approved by a majority of the votes cast by our public shareholders.

Warrants

As of April 30, 2010, we had 7,264,756 warrants outstanding, including warrants forming part of publicly traded units.

Each warrant entitled the registered holder to purchase one ordinary share at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the consummation of a business combination; or

•	May 15, 2009,

provided in each case that there is an effective registration statement covering the ordinary shares underlying the warrants in effect.

The warrants will expire on May 15, 2012 at 5:00 p.m., New York time. Now that the warrants have become exercisable, we may call the warrants for redemption:

•	in whole but not in part,

•	at a price of $0.01 per warrant,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•	if, and only if, an effective registration statement covering the ordinary shares issuable upon exercise of the warrants is current and available throughout the 30-day redemption period, and

•
if, and only if, the reported last sale price of the ordinary shares equals or exceeds $10.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established these redemption criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder shall be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, there can be no assurance that the price of the ordinary shares will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement and any amendments thereto, which were filed as exhibits to our initial public offering registration statement, for a complete description of the terms and conditions of the warrants.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of ordinary shares issuable on exercise of the warrants will not be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of ordinary shares, including voting rights, until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable unless at the time of exercise we have a registration statement under the Securities Act in effect covering the ordinary shares issuable upon the exercise of the warrants and a current prospectus relating to those ordinary shares. Under the warrant agreement, we have agreed to maintain a current prospectus relating to the ordinary shares issuable upon the exercise of the warrants until the warrants expire or are redeemed. However, we cannot assure you that we will be able to be able to keep the prospectus included in such registration statement current. The warrants may be deprived of any value and the market for the warrants may be limited if there is no registration statement in effect covering the ordinary shares issuable upon the exercise of the warrants or if the prospectus relating to the ordinary shares issuable on the exercise of the warrants is not current. In the event that a registration is not effective at the time of exercise, the holder of such warrant shall not be entitled to exercise such warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will we be required to net cash settle the warrant exercise. Consequently, the warrants may expire unexercised and unredeemed.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round up the number of ordinary shares to be issued to the warrant holder to the nearest whole number of shares.

Purchase Option

Concurrently with our initial public offering, we sold to our underwriters for $100 an option to purchase up to a total of 225,000 units, exercisable at $10 per unit.

Dividends

We have not paid any dividends on our ordinary shares to date. The payment of future dividends, if any, will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends will be within the discretion of our then-board of directors. Our board of directors currently intends to retain any earnings for use in our business operations and, accordingly, it does not anticipate the board declaring any dividends in the foreseeable future.

Differences in Corporate Law between the Cayman Islands and the United States

Cayman Islands companies are governed by the Companies Law. The Companies Law is modeled on English Law but does not follow recent English Law or recent English statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. Previously Cayman Islands law did not provide for mergers as that expression is understood under United States corporate law. However, the Companies (Amendment) Law, 2009 which came into force on May 11, 2009 introduced a new mechanism for mergers and consolidations between Cayman Islands companies (and between Cayman Islands companies and foreign companies if the merged company or consolidated company will continue to be a Cayman Islands company). Merger means the merging of two or more constituent companies into a sole remaining constituent company or surviving company and the vesting of the assets and liabilities of the constituent companies in the surviving company. Consolidation means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of the constituent companies in the consolidated company. The directors of each constituent company must approve a written plan of merger or consolidation (the “Plan”). The Plan must contain certain prescribed information including the basis of converting the shares in each constituent company into shares of the consolidated company or surviving company and the rights attached thereto; any proposed amendments to the memorandum and articles of the surviving company in a merger or the proposed new memorandum and articles of the consolidated company in a consolidation and details of all secured creditors. The Plan must be approved by the shareholders of each constituent company by either:

(a)	a majority in number representing 75% in value of the shareholders voting together as one class; or

(b)
a special resolution of the shareholders voting together as one class if the shares to be issued to each shareholder in the consolidated company or in the surviving company are to have the same rights and economic value as the shares held in the constituent company.

Shareholders do not need to approve a merger between a Cayman parent company and a Cayman subsidiary. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

The Plan must be filed with the Registrar of Companies together with supporting documents including a  declaration (i) of solvency (debts as they fall due), (ii) that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies, (iii) of the assets and liabilities of each constituent company, (iv) that no proceedings are outstanding and that no order has been made or resolution passed to wind up the constituent company or to appoint a receiver, trustee or administrator in any jurisdiction (v) that no scheme, order, compromise or arrangement has been made in any jurisdiction whereby the rights of creditors have been suspended or restricted and an undertaking that a copy of the certificate of merger or consolidation will be given to members and creditors of the constituent company and published in the Cayman Islands Gazette.

A certificate of merger or consolidation is issued by the Registrar of Companies which is prima facie evidence of compliance with all statutory requirements in respect of the merger or consolidation.

The effective date of a merger or consolidation is the date the Plan is registered by the Registrar of Companies although the Plan may provide for an effective date up to 90 days after the date of registration.

A dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation unless (i) an open market on a recognized stock exchange or interdealer quotation system exists for the shares at the end of the dissent period (see below) and (ii) the merger or consolidation consideration consists of shares of the surviving or consolidated company or depository receipts in respect thereof; shares or depository receipts of any other company which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2000 holders on the effective date of the merger or consolidation; cash in lieu of fractional shares or depository receipts. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

The following procedure will otherwise apply:

1.	The dissentient shareholder must give written notice of objection (“notice of objection”) to the constituent company before the vote to approve the merger or consolidation.

2.
Within 20 days of the vote approving the merger or consolidation the constituent company must give written notice of the approval (“approval notice”) to all dissentient shareholders who served a notice of objection.

3.
Within 20 days (“dissent period”) of the approval notice a dissentient shareholder must give a written notice of dissent (“notice of dissent”) to the constituent company demanding payment of the fair value of his shares.

4.
Within 7 days of the expiry of the dissent period or within 7 days of the date on which the plan of merger or consolidation is filed with the Registrar of Companies (whichever is later) the constituent company, surviving company or consolidated company must make a written offer (“fair value offer”) to each dissentient shareholder to purchase their shares at a price determined by the company to be their fair value.

5.
If the company and the dissentient shareholders fail to agree on the price within 30 days of the fair value offer (“negotiation period”) then within 20 days of the expiry of the negotiation period the company must apply to the Grand Court of the Cayman Islands to determine the fair value of the shares held by all dissentient shareholders who have served a notice of dissent and who have not agreed the fair value with the company.

All rights, benefits, immunities, privileges and property (including business and goodwill) of each of the constituent companies will vest in the surviving or consolidated company which will be liable for all debts, contracts, obligations, mortgages, charges, security interests and liabilities of each constituent company. Existing claims, proceedings, judgments, orders or rulings applicable to each constituent company will automatically apply to the surviving company or the consolidated company.

In addition there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required vote have been met;

•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith, collusion or breach of the Companies Law.

If an arrangement and reconstruction or take-over offer is approved or accepted, the dissenting shareholder(s) are unlikely to have any rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained;

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•	those who control the company are perpetrating a “fraud on the minority.”

Enforcement of Civil Liabilities. The Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our Cayman Islands counsel has advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation provided that (a) such federal or state courts of the United Sates had proper jurisdiction over the parties subject to such judgment; (b) such federal or state courts of the United States did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of its anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if its directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Transfer Agent and Warrant Agent

We have retained Continental Stock Transfer & Trust Company as our transfer agent and warrant agent for our securities.

Special Meeting of Shareholders

Our articles of association provide that special meetings of its shareholders may be called only by a majority vote of our board of directors, by our chief executive officer or by our chairman.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our articles of association provide that shareholders seeking to bring business before our annual meeting of shareholders, other than to nominate candidates for election as directors at our annual meeting of shareholders must provide timely notice of their intent in writing. To be timely, a shareholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of shareholders. Our articles of association also specify certain requirements as to the form and content of a shareholders’ meeting. These provisions may preclude our shareholders from bringing matters before our annual meeting of shareholders.

Authorized but Unissued Shares

Our authorized but unissued ordinary shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. CFAC’s articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or dishonesty.

We have entered into or will enter into agreements with our directors to provide contractual indemnification in addition to the indemnification provided in our articles of association. We believe that these provisions and agreements are necessary to attract qualified directors. Our memorandum and articles of association also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Cayman Islands law would permit indemnification. We intend to purchase a policy of directors’ and officers’ liability insurance that insures our directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors.

Our articles of association also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit it and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Quotation

Our units are quoted on the Over-the-Counter Bulletin Board under the symbol “WJHUF” and after the ordinary shares and warrants began separate trading on July 22, 2008, our ordinary shares and warrants have also been quoted on the Over-the-Counter Bulletin Board, currently under the symbols "WJHCF" and "WJHWF", respectively. Prior to April 9, 2010, our ordinary shares, warrants and units traded under the symbols CFQCF, CFQWF and CFQUF, respectively. The change in our trading symbols related to the change in our name from China Fundamental Acquisition Corporation to Wowjoint Holdings Limited. Our ordinary shares, warrants and units have recently been conditionally approved to trade on the Nasdaq Global Market, and we currently anticipate that trading of our securities on the Nasdaq Global Market will commence in May 2010.

SECURITY HOLDERS

The selling security holders may from time to time offer and sell any or all of our shares set forth below pursuant to this prospectus. When we refer to “selling security holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling security holders’ interests in our shares other than through a public sale.

The following table sets forth, as of April 30, 2010:

•	the name of the selling security holders for whom we are registering shares for resale to the public,

•	the number of shares that the selling security holders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the number of shares that may be offered for resale for the account of the selling security holders pursuant to this prospectus, and

•
the number and percentage of shares to be beneficially owned by the selling security holders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling security holders).

We cannot advise you as to whether the selling security holders will in fact sell any or all of such shares. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

In addition to the 1,944,444 private placement warrants being registered, for which the escrow period expired as of February 22, 2010 (the consummation date of the business combination), an additional 1,064,063 ordinary shares and warrants issued to our pre-IPO security holders have been placed in escrow until August 22, 2010 (six months after the consummation of the business combination with Beijing Wowjoint).

In connection with the business combination, China Fundamental issued 5,700,000 ordinary shares to Beijing Wowjoint’s prior shareholders in consideration, of which approximately 65% (3,696,735 ordinary shares) were placed in escrow for a four year period ending February 22, 2014.

This table is prepared solely based on information supplied to us by the listed selling security holders, any Schedules 13D or 13G, and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby.

	Shares Beneficially Owned Before the Offering(1)				Shares Beneficially Owned After the Offering(1)(3)
Name of Selling Shareholder	Number	Percent	Number of Shares to be Sold(2)	Number of Warrants to be Sold(5)	Number	Percent
Ralco Capital Limited(4)	788,415	9.9%	305,556	305,556	482,859	6.1%
Rising Year Group Limited(5)	776,583	9.7%	305,556	305,556	471,027	5.9%
Globis International Investments L.L.C.(6)	322,190	4.1%	277,778	277,778	44,412	*
Globis Capital Partners L.P.(6)	225,534	2.8%	194,444	194,444	31,090	*
Globis Overseas Fund Ltd.(6)	96,657	1.2%	83,333	83,333	13,324	*
Oliveira Capital, LLC(7)	644,381	8.1%	555,555	555,555	88,826	1.1%
Chardan Capital Markets, LLC(8)	672,222	8.5%	222,222	222,222	450,000	*

*	less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Based on 7,949,965 shares of China Fundamental issued and outstanding as of April 30, 2010, excluding earn-out shares and securities issuable under purchase option. For purposes of calculating the percentage ownership, any shares that each selling shareholder has the right to acquire within 60 days under warrants or options have been included in the total number of shares outstanding for that person, in accordance with Rule 13d-3 under the Exchange Act.

(2)	Represents ordinary shares underlying warrants owned by the selling security holders.

(3)
Represents the amount of shares that will be held by the selling security holders after completion of this offering based on the assumptions that (a) all shares, including shares issuable upon exercise of the warrants, registered for sale by the registration statement of which this prospectus forms part will be sold and (b) that no other ordinary shares are acquired or sold by the selling security holders prior to completion of this offering. However, the selling security holders may sell all, some or none of the shares and warrants offered pursuant to this prospectus and may sell other ordinary shares or warrants that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares or warrants pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(4)
Ralco Capital Limited is the holding company of Mr. Chun Yi Hao, a current director of Wowjoint Holdings Limited and the former chief executive officer and director of China Fundamental before its acquisition of Beijing Wowjoint. Mr Hao’s business address is Room 2301, World-Wide House, 19 Des Voeux Road, Central, Hong Kong. The selling security holder acquired such securities in a private placement prior to China Fundamental’s initial public offering.

(5)
Rising Year Group Limited is the holding company of Ms. Hope Ni, the former chairman of the board of directors of China Fundamental before its acquisition of Beijing Wowjoint. Ms. Ni’s business address is 38 Tai Tam Road, Pacific View, Block 4, Apartment 16B, Hong Kong. The selling security holder acquired such securities in a private placement prior to China Fundamental’s initial public offering.

(6)
Paul Packer is the general partner of the selling security holder and has the sole voting and dispositive power over the shares owned by the selling security holder. The address for the selling security holder is 60 Broad Street, 38th Floor, New York, NY 10004. The selling security holder acquired such securities in a private placement prior to China Fundamental’s initial public offering.

(7)
Mr. Steven Oliveira has sole voting power and dispositive power with respect to the ordinary shares owned by Oliveira Capital, LLC. The business address of Mr. Steven Oliveira and Oliveira Capital, LLC is 18 Fieldstone Court, New City, NY 10956. Includes 44,413 ordinary shares and 44,413 warrants being held in escrow until August 22, 2010, and private placement warrants to purchase 555,555 shares. The selling security holder acquired such securities in a private placement prior to China Fundamental’s initial public offering.

(8)
Chardan Capital Markets, LLC served as the lead underwriter in our initial public offering. Its business address is 17 State Street, Suite 1600, New York, NY 1004. The selling security holder acquired such securities in a private placement prior to China Fundamental’s initial public offering. Includes an option to purchase up to 225,000 units, each consisting of one ordinary share and one warrant, with the warrants exercisable at $5.00 per share.

(9)	The warrants become exercisable upon the consummation of the business combination with Beijing Wowjoint for $5.00 per ordinary share and expire at 5:00 p.m., New York City time on May 15, 2015.

DETERMINATION OF OFFERING PRICE

The offering price of the ordinary shares offered hereby is determined by reference to the exercise price of the warrants, which is $5.00 per ordinary share.

TAXATION

The following summary of the material Cayman Islands and United States federal income tax consequences of an investment in ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the company or its shareholders. The Cayman Islands are not party to any double taxation treaties.

No Cayman Islands stamp duty will be payable by you in respect of the issue or transfer of ordinary shares. However, an instrument transferring title to an ordinary share, if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty.

We have received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on the shares, debentures or other obligations of the company or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the company to its members or a payment of principal or interest or other sums due under a debenture or other obligation of the company.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain United States federal income tax considerations relating to an investment in our ordinary shares by U.S. Holders (as defined below) pursuant to this offering.  This summary is written on the basis that investors will hold their ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code (the “Code”) and is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect.  This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, brokerdealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that will hold equity shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, except as set forth below, this summary does not discuss any United States federal income tax considerations relating to an investment in our warrants, or any non-United States, state, or local tax considerations.  Investors are urged to consult their tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ordinary shares or warrants.

General

For purposes of this summary, a “U.S. Holder” is a beneficial owner of ordinary shares that is for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership is a beneficial owner of the ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as the Company, will be treated as a "passive foreign investment company" (a "PFIC"), for United States federal income tax purposes, if either (i) 75% or more of its gross income consists of certain types of "passive" income or (ii) 50% or more of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income.  For this purpose, our unbooked intangibles are taken into account and passive income generally includes dividends, rents, royalties, and gains from the sale or other disposition of passive assets.  A non-U.S. corporation will be treated as owning a proportionate share of the assets and income of any other corporation in which it owns, directly, or indirectly, 25% or more (by value) of the stock.

Because we were a blank check company, with no current active business, until the consummation of the business combination on February 22, 2010, we believe that we were classified as a PFIC for the 2009 taxable year.  After the acquisition of Beijing Wowjoint, we may still be classified as a PFIC depending on the value of our ordinary shares and nature of our income and assets.  If we are or become classified as a PFIC for any year during which a U.S. Holder holds our ordinary shares, and the U.S. Holder does not make a "mark-to-market" election as described below, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ordinary shares.  Because there are uncertainties in the application of the relevant rules and PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC.

Dividends

Subject to the PFIC rules discussed below, any cash distributions paid on ordinary shares out of our earnings and profits, as determined under United States federal income tax principles, will be includible in the gross income of a U.S. Holder as dividend income. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a "dividend" for United States federal income tax purposes.  For taxable years beginning before January 1, 2011, a non-corporate recipient of dividend income will generally be subject to tax on dividend income from a "qualified foreign corporation" at a maximum United States federal tax rate of 15% rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States.  Provided that our ordinary shares are readily tradable on the NASDAQ Global Market, any dividends paid on ordinary shares should qualify for the lower rate.

Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes (excluding any dividend distribution taxes incurred by us) imposed on dividends received on ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes.

Sale or Other Disposition of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ordinary shares. Any such capital gain or loss will be long-term if the ordinary shares have been held for more than one year and will generally be considered a United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition, including a pledge, of ordinary shares.  Under the PFIC rules:

•	such excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ordinary shares;

•
such amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income;

•
such amount allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

•	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than the current taxable year or a pre-PFIC year.

If we are a PFIC for any taxable year during which you hold our ordinary shares and any of our non-United States subsidiaries is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules.  You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

The "QEF election" regime, which serves as an alternative to the foregoing rules, is not available.

As a further alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election, provided that the ordinary shares qualify as being regularly traded on the NASDAQ Global Market.  If a U.S. Holder makes this election, the holder will generally (i) include in income as ordinary income for each taxable year the excess, if any, of the fair market value of ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares held at the end of the taxable year, but such loss is allowed only to the extent of the amount previously included in income as a result of the mark-to-market election.  The U.S. Holder's adjusted tax basis in the ordinary shares would be adjusted to reflect any ordinary income or loss resulting from the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC.  Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to any indirect interest in any lower-tier PFICs that we may own.  Although a mark-to-market election may be made with respect to our ordinary shares, such election is not available with respect to an investment in our warrants.  A U.S. Holder who determines to make a mark-to-market election is urged to consult its tax advisor regarding the application and effect of the mark-to-market election.

Under recently enacted legislation, each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require.  In addition, if you hold ordinary shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ordinary shares, any gain realized on the disposition of the ordinary shares, and any "reportable election."  In the case of a U.S. Holder who has held ordinary shares during any taxable year in respect of which we were classified as a PFIC and continue to hold such ordinary shares (or any portion thereof) and has not previously determined to make a mark-to-market election, and who is now considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ordinary shares.

Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing ordinary shares and warrants if we are or become classified as a PFIC, including the possibility of making a mark-to-market election.

Backup Withholding and Information Reporting

Recently enacted legislation imposes new reporting requirements on certain U.S. investors in connection with holding interests of a foreign company, including our ordinary shares, either directly or through a "foreign financial institution". This new legislation also imposes penalties if such investor is required to submit such information to the Internal Revenue Service and fails to do so. In addition, U.S. Holders may be subject to information reporting to the Internal Revenue Service with respect to dividends on and proceeds from the sale or other disposition of our ordinary shares. Dividend payments with respect to our ordinary shares and proceeds from the sale or other disposition of our ordinary shares are not generally subject to U.S. backup withholding (provided that certain certification requirements are satisfied). U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup rules to their particular circumstances.

PLAN OF DISTRIBUTION

We are registering the 6,200,694 ordinary shares issuable upon exercise of warrants, and 1,944,444 warrants on behalf of the selling security holders. As used in this prospectus, the term “selling security holders” includes pledgees, transferees or other successors-in-interest selling shares received from the selling security holders as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling security holders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of ordinary shares. Selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds from sales by the selling security holders.

We expect that the selling security holders will sell their ordinary shares primarily through sales on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which our ordinary shares may be traded or in private transactions. We expect that the warrants may be sold on the Over-the-Counter Bulletin Board or any stock exchange, market or trading facility on which our warrants are traded or in private transactions. Sales of our ordinary shares, including the ordinary shares underlying the warrants, and the warrants may be made at fixed or negotiated prices, and may be effected by means of one or more of the following transactions, which may involve cross or block transactions:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	transactions in which broker-dealers may agree with one or more selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	a combination of any of the above or any other method permitted pursuant to applicable law.

The selling security holders will have the sole discretion not to accept any purchase offer or make any sale of their ordinary shares or warrants if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser, in amounts to be negotiated. Selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of ordinary shares or warrants, or interests therein, selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of ordinary shares in the course of hedging the positions they assume. Selling security holders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver ordinary shares in connection with these transactions.

Selling security holders and broker-dealers or agents involved in an arrangement to sell any of the offered ordinary shares may, under certain circumstances, be deemed to be “underwriters” with respect to securities they sell within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Securities Exchange Act of 1934 (the “Exchange Act”). No selling security holder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares or warrants. If a selling security holder should notify us that they have a material arrangement with a broker-dealer for the resale of their ordinary shares or warrants, we would be required to amend the registration statement of which this prospectus forms a part, and file a prospectus supplement to describe the agreement between the selling security holder and broker-dealer or agent, provide required information regarding the plan of distribution, and otherwise revise the disclosure in this prospectus as needed. We would also file the agreement between the selling security holder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of our ordinary shares and warrants, including SEC filing fees. Each selling security holder will be responsible for all costs and expenses in connection with the sale of their ordinary shares or warrants, including brokerage commissions or dealer discounts.

There can be no assurance that the selling security holders will sell any or all of the ordinary shares, warrants or ordinary shares underlying the warrants registered pursuant to the registration statement of which this prospectus forms a part.

Selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and ordinary sales or warrants by them. The foregoing may affect the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the ordinary shares and warrants will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Selling security holders and other persons participating in the sale or distribution of the shares or warrants offered hereby, will be subject to applicable provisions of the Exchange Act and rules and regulations promulgated thereunder, including, without limitation, Regulation M. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of any of the shares or warrants by, selling security holders, affiliated purchasers and any broker-dealer or other person who participates in the sale or distribution. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares and warrants offered by this prospectus.

Pursuant to the terms of the warrants, the ordinary shares will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution.

SEC registration fee	$1,046.73
Legal fees and expenses	$65,000
Accounting fees and expenses	$15,000
Miscellaneous	$14,953.27
Total	$96,000

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Conyers Dill & Pearman, Hong Kong.

EXPERTS

The consolidated financial statements of Beijing Wowjoint and its associated companies as of August 31, 2008 and 2009 and for each of the years in the two-year period ended August 31, 2009 have been included in this prospectus in reliance on the report of Sherb & Co. LLP, Certified Public Accountants & Consultants, an independent registered public accounting firm, appearing elsewhere in this registration statement upon the authority of the said firm as experts in accounting and auditing.

The financial statements of China Fundamental as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and for the period from December 12, 2007 (inception) to December 31, 2007 and for the cumulative period from December 12, 2007 (inception) to December 31, 2008 included in this prospectus have been audited by UHY Vocation HK CPA Limited (“UHY”), an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this prospectus and are included herein in reliance upon the authority of UHY as experts in accounting and auditing.

The term of UHY’s engagement ended upon completion of the audits referred to above. Following the consummation of the acquisition, Beijing Wowjoint’s accounting firm, Sherb & Co. LLP, Certified Public Accountants & Consultants, is now our independent registered public accounting firm.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the shares to be sold in this offering. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form F-1 and other reports and information regarding issuers that file electronically with the SEC. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we file reports, prospectus and other information with the SEC.

INDEX TO FINANCIAL STATEMENTS

China Fundamental Acquisition Corporation

Unaudited Balance Sheets as of June 30, 2009 and Audited Balance Sheet as of December 31, 2008	F-2
Unaudited Statements of Operations for the six months ended June 30, 2009 and 2008, and for the period from December 12, 2007 (inception) to June 30, 2009	F-3
Unaudited Statements of Changes in Shareholders’ Equity for the six months ended June 30, 2009	F-4
Unaudited Statements of Cash Flows for the six months ended June 30, 2009 and 2008, and for the period from December 12, 2007 (inception) to June 30, 2009	F-5
Notes to Unaudited Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-14
Balance Sheets as of December 31, 2008 and 2007	F-15
Statements of Operations for the year ended December 31, 2008 and 2007 and for the period from December 12, 2007 (inception) to December 31, 2008	F-16
Statements of Changes in Shareholders’ Equity for the year ended December 31, 2008 and 2007 and for the period from December 12, 2007 (inception) to December 31, 2008	F-17
Statements of Cash Flows for the year ended December 31, 2007 and 2008 and for the period from December 12, 2007 (inception) to December 31, 2008	F-18
Notes to Audited Financial Statements	F-19

Authentic Genius Limited and its Subsidiaries

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$27,078	$312,988
Cash held in trust	34,066,563	33,980,204
Prepayment	27,556	12,274
Total current assets	34,121,197	34,305,466
Total assets	$34,121,197	$34,305,466

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accrued expenses	$231,299	$214,600
Deferred underwriting fee	1,191,749	1,191,749
Total current liabilities	1,423,048	1,406,349

Ordinary shares subject to possible redemption (1,489,687 shares at redemption value)	11,867,884	11,867,884

Commitments and contingencies

Shareholders' equity:
Preferred share, $0.001 par value per share, authorized 1,000,000 shares, none issued or outstanding	—	—
Ordinary shares, $0.001 par value per share, authorized 50,000,000 shares, issued and outstanding 5,320,312 shares (including 1,489,687 shares subject to possible redemption) at June 30, 2009 and December 31, 2008	5,320	5,320
Warrants	5,580,625	5,580,625
Additional paid-in capital	15,384,807	15,384,807
Deficit (earnings) accumulated during the development stage	(140,487)	60,481
Total shareholders' equity	20,830,265	21,031,233
Total liabilities and shareholders' equity	$34,121,197	$34,305,466

See Notes to Financial Statements.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
STATEMENTS OF OPERATIONS (UNAUDITED)

	For the six months ended June 30, 2009	For the six months ended June 30, 2008	For the period from December 12, 2007 (inception) to June 30, 2009

Revenue	$—	$—	$—
General and administrative expenses	287,334	34,158	622,848
Loss from operations	(287,334)	(34,158)	(622,848)
Interest income, net	86,366	55,543	482,361
Net (loss) income	$(200,968)	$21,385	$(140,487)

Weighted average number of shares outstanding – basic and diluted	5,320,312	1,734,409
Net (loss) income per share – basic and diluted	$(0.04)	$0.01

See Notes to Financial Statements.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

	Ordinary Shares			Additional	(Deficit) Earnings Accumulated During the	Total Shareholders'
	Shares	Amount	Warrants	Paid-In Capital	Development Stage	Equity
Issuance of ordinary shares and warrants to initial shareholders	1,257,813	$1,258	$—	$23,742	$—	$25,000
Net loss from December 12, 2007 (inception) to December 31, 2007	—	—	—	—	(4,997)	(4,997)
Balances at December 31, 2007	1,257,813	1,258	—	23,742	(4,997)	20,003

Repurchase of 179,688 ordinary shares and warrants from initial shareholders at nominal cost	(179,688)	(180)	—	180	—	—
Proceeds from sale of 3,750,000 units through public offering net of underwriters' discount and offering expenses amounting to $2,701,653 (includes 1,312,499 shares subject to possible redemption)	3,750,000	3,750	3,375,000	23,919,597	—	27,298,347
Proceeds subject to possible redemption of 1,312,499 shares ordinary shares subject to possible redemption	—	—	—	(10,501,304)	—	(10,501,304)
Proceeds from sale of purchase option to the underwriters	—	—	—	100	—	100
Proceeds from sale of 1,944,444 warrants at $0.90 per warrant	—	—	1,750,000	—	—	1,750,000
Proceeds from sale of 506,250 units through over-allotment option, net of underwriters' discount and offering expenses amounting to $141,572 (includes 177,188 shares subjected to possible redemption)	506,250	506	455,625	3,310,547	—	3,766,678
Proceeds subject to possible redemption of 177,188 shares ordinary shares subject to possible redemption	—	—	—	(1,368,069)	—	(1,368,069)
Repurchase and cancellation of 14,063 ordinary shares at nominal cost	(14,063)	(14)	—	14	—	—
Net income for the year	—	—	—	—	65,478	65,478
Balance at December 31, 2008	5,320,312	$5,320	$5,580,625	$15,384,807	$60,481	$21,031,233

Net loss for the period	—	—	—	—	(200,968)	(200,968)
Balance at June 30, 2009	5,320,312	$5,320	$5,580,625	$15,384,807	$(140,487)	$20,830,265

See Notes to Financial Statements.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the six months ended June 30, 2009	For the six months ended June 30, 2008	For the period from December 12, 2007 (inception) to June 30, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(200,968)	$21,385	$(140,487)
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash compensation expense	—	10,100	—
Changes in operating assets and liabilities
Increase in prepayments and other receivables	(15,282)	—	(27,556)
Increase in accrued expenses	16,699	19,546	227,723
Net cash (used in) /provided by operating activities	(199,551)	51,031	59,680

CASH FLOWS FROM INVESTING ACTIVITIES
Deposit in cash and cash equivalents held in trust	(86,359)	(33,963,757)	(34,066,563)
Net cash used in investing activities	(86,359)	(33,963,757)	(34,066,563)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of units to initial shareholders	—	—	25,000
Proceeds from notes payable to shareholders	—	40,000	70,000
Repayment of notes payable to shareholders	—	(70,000)	(70,000)
Proceeds from issuance of private placement warrants	—	1,750,000	1,750,000
Proceeds from sale of purchase option	—	100	100
Gross proceeds from issuance of ordinary shares and warrants through public offering	—	30,000,000	30,000,000
Gross proceeds from over-allotment of ordinary shares	—	4,050,000	4,050,000
Payment of underwriters' discount and offering expenses incurred from issuance and over-allotment of shares	—	(1,804,470)	(1,791,139)

Net cash provided by financing activities	—	33,965,630	34,033,961

NET INCREASE IN CASH AND CASH EQUIVALENTS	(285,910)	52,904	27,078
Cash and cash equivalents at beginning of period	312,988	50,003	—
Cash and cash equivalents at end of period	$27,078	$102,907	$27,078

Supplementary disclosure of non-cash financing activities:
Accrual of deferred underwriting fee charged to additional paid-in capital	$—	$1,191,749	$1,191,749
Accrual of accrued registration costs charged to additional paid-in capital	$—	$3,576	$3,576
Fair value of underwriters' purchase option charged to additional paid-in capital	$—	$883,544	$883,544

See Notes to Financial Statements.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 – Organization and Business Operations

China Fundamental Acquisition Corporation (“CFAC”) was incorporated in Cayman Islands on December 12, 2007 for the purpose of effecting a merger, stock exchange, asset acquisition, reorganization or other similar business combination or contractual arrangements with one or more operating businesses. All activity from December 12, 2007 through June 30, 2009 relates to CFAC’s formation and capital raising activities. CFAC has selected December 31 as its fiscal year end.

CFAC is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

The registration statement for CFAC’s initial public offering (“Offering”) was declared effective on May 15, 2008. CFAC consummated the Offering on May 21, 2008 and the over-allotment on May 28, 2008 and received net proceeds of approximately $32.8 million, which includes $1.75 million from the private placement warrants (the “Private Placement Warrants”) described in Note 5. CFAC’s management intends to apply substantially all of the net proceeds of the Offering toward consummating a Business Combination. The initial Target Business must have a fair market value equal to at least 80% of the balance in the trust account at the time of such acquisition. However, there is no assurance that CFAC will be able to successfully affect a Business Combination.

An amount of approximately $33.9 million (or approximately $7.97 per unit) of the net proceeds of the Offering and the sale of the Private Placement Warrants was deposited in a Trust Account to be invested in permitted United States government securities and money market hinds. There may be released to CFAC from the Trust Account (i) interest income earned on the Trust Account balance to pay any tax obligations of CFAC, and (ii) up to an aggregate amount of $850,000 in interest earned on the Trust Account to hind expenses related to investigation and selecting a Target Business and CFAC’s other working capital requirements. As of June 30, 2009, CFAC has drawn $482,361 from the trust account for operating expenses.

The placing of hinds in the Trust Account may not protect those hinds from third party claims against CFAC. Although CFAC will seek to have all vendors and service providers (which would include any third parties engaged to assist in any way in connection with a search for a target business) and prospective target businesses execute agreements with CFAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements, nor is there any guarantee that, even if such entities execute such agreements. They will not seek recourse against the Trust Account or that a court would not conclude that such agreements are not legally enforceable. CFAC’s Chairman of the Board and Chief Executive Officer have agreed to be liable tinder certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CFAC for services rendered or contracted for or products sold to CFAC. However, there can be no assurance that they will be able to satisfy those obligations. Furthermore, they will not have any personal liability as to any claimed amounts owed to a third party who executed a waiver (including a prospective target business). Additionally, in the case of a prospective target business that did not execute a waiver, such liability will only be in an amount necessary to ensure that public shareholders receive no less than approximately $8.00 per share upon liquidation. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally as referred above, up to an aggregate of $850,000 of interest earned on the Trust Account balance may be released to CFAC to fund working capital requirements and additional amounts may be released to CFAC as necessary to satisfy tax obligations.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 – Organization and Business Operations – (continued)

CFAC, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for shareholders approval. Shareholders that vote against such proposed Business Combination and exercise their redemption rights are, under certain conditions described below, entitled to redeem their share into a pro-rata distribution from the Trust Account (the “Redemption Right”). The actual per share redemption price will be equal to the amount in the Trust Account (inclusive of any interest thereon), calculated as of two business days prior to the proposed Business Combination, divided by the number of shares sold in the Offering, or approximately $7.97 per share based on the value of the Trust Account as of December 31, 2008. As a result of the Redemption Right, $11,867,884 (representing 34.99% of cash held in trust as of closing date of the Offering and over-allotment) has been classified as ordinary shares subject to possible redemption on the accompanying balance sheet as of December 31, 2008. CFAC’s shareholders prior to the Offering (“Existing Shareholders”) have agreed to vote their 1,064,062 founding ordinary shares (after repurchase and cancellation of 14,063 shares disclosed in Note 5) in accordance with the manner in which the majority of the ordinary shares offered in the Offering are voted by CFAC’s public shareholders (“Public Shareholders”) with respect to a Business Combination.

In the event that a majority of the outstanding ordinary shares voted by the Public Shareholders vote for the approval of a Business Combination and holders owning 35% or more of the outstanding ordinary shares do not vote against the Business Combination and do not exercise (heir Redemption Rights, the Business Combination may then be consummated.

With respect to a Business Combination which is approved and consummated, any Public Shareholder who voted against the Business Combination may contemporaneously with or prior to such vote exercise their Redemption Right and their ordinary shares would be cancelled and returned to the status of authorized but un-issued shares. The per share redemption price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of ordinary shares held by Public Shareholders at the consummation of the offering. Accordingly, Public Shareholders holding less than 35% of the aggregate number of shares owned by all Public Shareholders may seek redemption of their shares in the event of a Business Combination.

By a special resolution passed on May 13, 2008, CFAC’s Memorandum and Articles of Association has been amended and restated that CFAC will continue in existence only until 24 months or 36 months (if possible extension is approved) from the completion of the Offering. If CFAC has not completed a Business Combination by such date, its corporate existence will be ceased and it will be dissolved and liquidated for the purposes of winding up its affairs. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering. In connection with any proposed Business Combination submitted for shareholder approval, CFAC will also submit to shareholders a proposal to amend its Certificate of Incorporation to provide for CFAC’s perpetual existence, thereby removing this limitation on CFAC’s corporate life.

Note 2 – Offering and Private Placement of Warrants

In the Offering, effective May 15, 2008 (closed on May 21, 2008), CFAC sold to the public 3,750,000 units (the “Units” or a “Unit”) at a price of $8.00 per Unit. On May 28, 2008, CFAC consummated the closing of the sale of 506,250 Units which were sold subject to the over-allotment (“Over-allotment”) option. Net proceeds from the Offering and the Over-allotment were a total of approximately $31.0 million, which was net of $3.0 million in underwriting fees and other offering expenses. Each unit consists of one share of CFAC’s ordinary shares and one warrant (a “Warrant”).

Simultaneously with the Closing of the Offering, CFAC sold to the Private Placement Investors 1,944,444 Private Placement Warrants for an aggregate purchase price of  $l,750,000. See discussion in Note 5.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars, CFAC’s functional currency, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Cash and Cash Equivalents

Included in cash and cash equivalents are deposits with financial institutions with maturities of three months or less. Cash and cash equivalents are carried at cost, which approximates fair value.

Concentration of Credit Risk

CFAC maintains cash in a bank deposit account in Hong Kong which is covered by Deposit Protection Scheme protected by Hong Kong SAR Government’s exchange fund. The protection limit of cash balances in the bank deposit account will be unlimited balances until the end of year 2010.

Fair Value Measurements

FASB Statement No. 157, Fair Value Measurement (“SFAS No. 157”) provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 applies whenever other standards require assets or liabilities to be measured at fair value. Implementation of SFAS Statement No. 157 did not have an impact on CFAC’s financial results.

The following table presents certain of CFAC’s assets that are measured at fair value as of June 30, 2009. In general, fair values determined by Level I inputs utilize quoted prices in active markets and the fair values described below were determined through market, observable and corroborated sources.

Description	June 30, 2009	(Level I)	December 31, 2008	(Level I)
Cash and cash equivalents	$27,078	$27,078	$312,988	$312,988
Cash and cash equivalents held in trust	$34,066,563	$34,066,563	$33,980,204	$33,980,204

In accordance with the provisions of FSP No. SFAS 157-2, Effective Date of PASS Statement No. 157, CFAC has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities until January 1, 2009 and is evaluating the impact, if any, this standard will have units financial statements.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 3 – Summary of Significant Accounting Policies – (continued)

Income Taxes

CFAC follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities, if any, are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date, No income tax benefit has been made on the net loss of $200,968 as Cayman Islands exempted-companies are currently not subject to income taxes within Cayman Islands.

Earnings Per Share

CFAC computes earnings (loss) per share (“EPS”) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No.98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic BPS is measured as the income or loss available to ordinary shareholders divided by the weighted average ordinary shares outstanding for the period. Diluted EPS is similar to basic BPS but presents the dilutive effect oil a per share basis of potential ordinary shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Income (loss) per ordinary share is computed by dividing net income (loss) available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the respective periods. Basic and diluted loss per ordinary share are the same for all periods presented because all potentially dilutive securities are anti-dilutive.

At June 30, 2009, potentially dilutive securities consisted of outstanding warrants and options to acquire an aggregate of 7,264,756 ordinary shares, as follows:

Existing shareholders warrants	1,064,062
Private placement warrants	1,944,444
Public warrants	4,256,250
Total	7,264,756

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management lo make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 Accretion of trust account relating to ordinary share subject to possible redemption

CFAC will record accretion of the income earned in the Trust Account relating to the ordinary share subject to possible redemption based on the excess of the earnings for the period over the amount which is available to be used for working capital and taxes. Since 34.99% of the shares issued in the Offering are subject to possible redemption, the portion of the excess earnings related to those shares will be reflected on the balance sheet as part of “Ordinary shares subject to possible redemption” and is deducted from “additional paid-in capital”. The portion of the excess earnings will also be presented as a deduction from net income on the statement of operations to approximately reflect the amount net income which would remain available to the ordinary shareholders who did not elect to convert their shares to cash. As of June 30, 2009, no accretion of income subject to possible redemption has been recorded.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 3 – Summary of Significant Accounting Policies – (continued)

New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board issued Statement “FASB” issued Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”).  SFAS No. 168 will become the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature.  SFAS No. 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure.  Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections.  SFAS No. 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009.  This statement will have an impact on CFAC’s financial statements since all future references to authoritative accounting literature will be references in accordance with SFAS No. 168.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”). This Statement establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date and is effective for interim and annual periods ending after June 15, 2009.  The adoption of SFAS No. 165 is not expected to have a material impact on CFAC’s financial statements.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, (“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value and the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008, In the event that CFAC completes acquisitions subsequent to its adoption of SFAS 141 (R), tile application of its provisions will likely have a material impact on CFAC’s results of operations, although CFAC is not currently able to estimate that impact.

In December 2007, the FASB issued SFAS 160, Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent (previously referred to as minority interests), and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identified and distinguish between the interests of the parent and the interests of the non-controlling owners as components of equity. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. CFAC does not expect the adoption of SFAS 160 to have a material impact on its financial condition or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 4 – Public Offering

On May 21, 2008, CFAC sold to the public 3,750,000 Units at a price of $8.00 per Unit. Each Unit consists of one share of CFAC’s ordinary shares and one Redeemable Ordinary Share Purchase Warrant (“Warrants”). Each Warrant will entitle the holder to purchase from CFAC one share of ordinary shares at an exercise price of $5.00 commencing the later of the completion of a Business Combination and one year from the effective date of the Offering and expiring four years from the effective date of the Offering. CFAC may redeem the Warrants, at a price of $0.01 per Warrant upon 30 days’ notice while the Warrants are exercisable, only in the event that the last sale price of the ordinary shares is at least $10.00 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants to be sold and issued in the Offering, CFAC is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. CFAC will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. CFAC paid the underwriters of the Offering underwriting discounts and commissions of $1,050,000 of the gross Offering proceeds and $141,749 of the gross proceeds from the exercise of the over-allotment (discussed below) which closed on May 28, 2008. CFAC and the underwriters have agreed that payment of the balance of the underwriting discounts and commissions of $1,050,000 from the Offering and $141,749 from the over-allotment (aggregating $1,191,749) will not be payable unless and until CFAC completes a Business Combination and the underwriters have waived their right to receive such payment upon CFAC’s liquidation if it is unable to complete a Business Combination. The deferred underwriting fee has been accrued and charged to additional paid-in capital.

On May 28, 2008, CFAC consummated the sale of 506,250 Units which were sold subject to the over-allotment option. Each Unit sold in the Offering and pursuant to the over-allotment option consisted of one ordinary share, $.001 par value per share, and one Wan-ant, each to purchase one ordinary share of CFAC. The 4,256,250 Units sold in the Offering, including the 506,250 Units sold subject to the over-allotment option, were sold at an Offering price of $8.00 per Unit, generating gross proceeds of $34,050,000 and net proceeds of$32,241,954.

CFAC issued a unit purchase option, for $100, to the underwriters in the Offering, to purchase up to a total of 225,000 units at an exercise price $10.00 per unit. The units issuable upon exercise of this option are identical to the units offered in the Offering. CFAC accounted for the fair value of the unit purchase option, inclusive of the $100, as an expense of the Offering resulting in a charge directly to shareholders’ equity. CFAC estimated that the fair value of this unit purchase option was $883,544 ($3.93 per Unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 59.58%, (2) risk-free interest rate of 4.16% and (3) expected life of 5 years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon CFAC’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the unit purchase option without the payment of any cash.

CFAC will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying (the unit purchase option. The holders of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 5 – Commitments and Contingencies

CFAC presently utilizes office space provided by Olympic Spring Limited, a related party. CFAC has agreed to pay Olympic Spring Limited, a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on the effective date of the Offering and ending on the consummation of a Business Combination. Upon consummation of a Business Combination or its liquidation, CFAC will cease paying these monthly fees. Included in general and administrative expenses is $45,000 in costs with respect to this agreement.

Pursuant to letter of agreements which the Existing Shareholders entered into with CFAC and the underwriters, the Existing Shareholders will waive their right to receive distributions with respect to their founding shares upon CFAC’s liquidation.

CFAC’s Private Placement Investors purchased a total of 1,944,444 Private Placement Warrants at $0.90 per Warrant (for an aggregate purchase price of $ 1,750,000) privately from CFAC. These purchases took place simultaneously with the consummation of the Offering. All of the proceeds received from this purchase were placed in the Trust Account. The Private Placement Warrants purchased are identical to the Warrants underlying the Units offered in the Offering except that the Warrants may not be called for redemption and the Private Placement Warrants may be exercisable on a “cashless basis”, at the holder’s option, so long as such securities are held by such purchaser or his affiliates. Furthermore, the purchaser has agreed that the Private Placement Warrants will not be sold or transferred by them, except for estate planning purposes, until after CFAC has completed a Business Combination. CFAC believed the purchase price of $0.90 per Private Placement Warrant represented the fair value of such warrants on the date of purchase and, accordingly, no compensation expense was recognized in respect to the issuance of Private Placement Warrants at the date of the Offering. CFAC’s basis for concluding that the purchase price of the private placement warrants approximated fair value was based on the trading prices of warrants issued in offerings of similarly-situated public companies. CFAC reviewed the trading prices of nineteen structured blank check initial public offerings in which the issuer sold units similar to those being offered in the Offering. In each of those offerings, the units consisted of one share and one warrant at an offering price of $8.00 per unit, with an exercise price of $5.00 for the warrant. CFAC believed that those issuers are comparable to CFAC because they were structured blank check offerings seeking to complete a business combination, with the same offering structure, same percentage of equity held by management and placed in trust and approximately the same percentage of the unit purchase price held in the trust account, CFAC believed that the warrants sold in its offering (and therefore the private placement warrants) were comparable to the warrants sold in the initial public offerings of comparable issuers since they had the same exercise price, the units had the same offering price, the exercise price of the warrants as a percentage of the per unit amount in trust was approximately the same, the warrants were not exercisable at the time of issuance and the warrants will be worthless if the issuer does not complete a business combination. In addition, CFAC noted that the average trading prices and median trading prices of the warrants at the time of separation of the units in the nineteen comparable offerings were $0.94 and $0.67, respectively.

No Warrants issued in connection with the Offering can be net-cash settled. CFAC has no obligation to settle the warrants for cash in the absence of an effective registration statement or under any other circumstances.

The Existing Shareholders and the holders of the Private Placement Warrants (or underlying securities) are entitled to registration rights with respect to their ordinary shares and warrants or Private Placement Warrants (or underlying securities) pursuant to an agreement signed on the closing date of the Offering. The Existing Shareholders are entitled to demand that CFAC register their ordinary shares commencing six months after the consummation of a Business Combination. The holders of the Private Placement Warrants (or underlying securities) are entitled to demand that CFAC register these securities commencing upon the consummation of a Business Combination. In addition, tile Existing Shareholders and holder of the Private Placement Warrants  (or underlying securities) have certain “piggy-back” registration rights on registration statements filed after CFAC’s consummation of a Business Combination.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 6 – Ordinary and Preferred Shares

Ordinary shares issued and outstanding included an aggregate of 140,625 shares and warrants that were subject to repurchase and cancellation by the initial shareholders to the extent that the underwriters’ over-allotment was not exercised in full so that the initial shareholders collectively would own 20% of the issued and outstanding ordinary shares and warrants after the Offering. On May 28, 2008, Chardan Capital Markets, LLC, the underwriter, completed the exercise of its over-allotment option for a total of 506,250 units. The partial exercise of the over-allotment option generated proceeds of $3,908,250 net of the underwriters’ discounts and commissions, including deferred underwriters’ discounts and commissions of $141,749. Chardan Capital Markets, EEC waived such over-allotment option with respect to the remaining 56,250 units which such option entitled them to purchase. As a result, 14,063 ordinary shares and warrants were repurchased at nominal cost and cancelled.

As of June 30, 2009, 7,264,756 and 450,000 ordinary shares have been reserved for issuance upon exercise of outstanding warrants and underwriter’s unit purchase option. CFAC is authorized to issue 1,000,000 shares of preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the underwriters and CFAC’s Amended and Restated Memorandum and Articles of Association will prohibit CFAC, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with CFAC’s ordinary shares on a Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
China Fundamental Acquisition Corporation

We have audited the accompanying balance sheets of China Fundamental Acquisition Corporation (a corporation in the development stage) (the “Company”) as of December 31, 2008 and 2007 and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2008 and the period from December 12, 2007 (inception) to December 31, 2007 and 2008.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008 and for the period from December 12, 2007 (inception) to December 31, 2007 and 2008, in conformity with in the United States generally accepted accounting principles.

/s/ UHY Vocation HK CPA Limited
Certified Public Accountants

Hong Kong
June 26, 2009

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$312,988	$50,003
Cash held in trust	33,980,204	—
Prepayments and other receivables	12,274	—
Total current assets	34,305,466	50,003
Total assets	$34,305,466	$50,003

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$214,600	$—
Deferred underwriting fee	1,191,749	—
Notes payable to shareholders	—	30,000
Total current liabilities	1,406,349	30,000

Ordinary shares subject to possible redemption (1,489,687 shares at redemption value)	11,867,884	—
Commitments and contingencies

Shareholders’ equity

Preferred stock, $ 0.001 par value per share, authorized1,000,000 shares, none issue or outstanding	—	—
Ordinary shares, $ 0.001 par value per share, authorized 50,000,000 shares, issued and outstanding 5,320,312 shares (including 1,489,687 shares subject to possible redemption) at December 31, 2008 and 1,257,813 at December 31, 2007	5,320	1,258
Warrants	5,580,625	—
Additional paid-in capital	15,384,807	23,742
Earnings (deficit) accumulated during the development stage	60,481	(4,997)
Total shareholders’ equity	21,031,233	20,003
Total liabilities and shareholders’ equity	$34,305,466	$50,003

See Notes to Financial Statements.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2008	For the period from December 12, 2007 (inception) to December 31, 2007	For the period from December 12, 2007 (inception) to December 31, 2008

Revenue	$—	$—	$—
General and administrative expenses	330,517	4,997	335,514
Loss from operations	$(330,517)	$(4,997)	$(335,514)
Interest income, net	395,995	—	395,995
Net income (loss)	$65,478	$(4,997)	$60,481

Weighted average number of shares outstanding – basic and diluted	5,320,312	1,257,813
Net income (loss) per share – basic and diluted	$0.02	$0.00

See Notes to Financial Statements.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares			Additional	(Deficit) Earnings Accumulated During the Development	Total Shareholders’
	Shares	Amount	Warrants	Paid-In Capital	Stage	Equity
Issuance of ordinary shares and warrants to initial shareholders	1,257,813	$1,258	$—	$23,742	$—	$25,000
Net loss from December 12, 2007 (inception) to December 31, 2007	—	—	—	—	(4,997)	(4,997)
Balances at December 31, 2007	1,257,813	$1,258	$—	$23,742	$(4,997)	$20,003

Repurchase of 179,688 ordinary shares and warrants from initial shareholders at nominal cost	(179,688)	(180)	—	180	—	—

Proceeds from sale of 3,750,000 units through public offering net of underwriters’ discount and offering expenses amounting to $2,701,653 (includes 1,312,499 shares subject to possible redemption)	3,750,000	3,750	3,375,000	23,919,597	—	27,298,347

Proceeds subject to possible redemption of 1,312,499 shares ordinary shares subject to possible redemption	—	—	—	(10,501,304)	—	(10,501,304)
Issuance of purchase option to the underwriters	—	—	—	100	—	100
Proceeds from sale of 1,944,444 warrants at $0.90 per warrant	—	—	1,750,000	—	—	1,750,000
Proceeds from sale of 506,250 units through over-allotment option, net of underwriters’ discount and offering expenses amounting to $141,572(includes 177,188 shares subjected to possible redemption)	506,250	506	455,625	3,310,547	—	3,766,678
Proceeds subject to possible redemption of 177,188 shares ordinary shares subject to possible redemption	—	—	—	(1,368,069)	—	(1,368,069)
Repurchase and cancellation of 14,063 ordinary shares at nominal cost	(14,063)	(14)	—	14	—	—
Net income for the year	—	—	—	—	65,478	65,478
Balances at December 31, 2008	5,320,312	$5,320	$5,580,625	$15,384,807	$60,481	$21,031,233

See Notes to Financial Statements.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2008	December 12, 2007 (inception) to December 31, 2007	December 12, 2007 (inception) to December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$65,478	$(4,997)	$60,481
Changes in operating assets and liabilities
Increase in prepayments and other receivables	(12,274)	—	(12,274)
Increase in accrued expenses	211,024	—	211,024
Net cash used in operating activities	264,228	(4,997)	259,231

CASH FLOWS FROM INVESTING ACTIVITIES
Deposit in cash and cash equivalents held in trust	(33,980,204)	—	(33,980,204)
Net cash used in investing activities	(33,980,204)	—	(33,980,204)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of units to initial shareholders	—	25,000	25,000
Proceeds from notes payable to shareholders	40,000	30,000	70,000
Repayment of notes payable to shareholders	(70,000)	—	(70,000)
Proceeds from issuance of private placement warrants	1,750,000	—	1,750,000
Proceeds from sale of underwriters’ purchase option	100	—	100
Gross proceeds from issuance of ordinary shares and warrants
through public offering	30,000,000	—	30,000,000
Gross proceeds from allotment of ordinary shares	4,050,000	—	4,050,000
Payment of underwriters’ discount and offering expenses incurred
from issuance and allotment of shares	(1,791,139)	—	(1,791,139)
Net cash provided by financing activities	33,978,961	55,000	34,033,961

NET INCREASE IN CASH AND CASH EQUIVALENTS	262,985	50,003	312,988
Cash and cash equivalents at beginning of period	50,003	—	—
Cash and cash equivalents at end of period	$312,988	$50,003	$312,988

Supplementary disclosure of non-cash financing activities:

Accrual of deferred underwriting fee charged to additional paid in capital	$1,191,749	$—	$1,191,749
Accrual of accrued registration costs charged to additional paid in capital	$3,576	$—	$3,576
Fair value of underwriters’ purchase option charged to additional paid in capital	$883,544	$—	$883,544
Accretion of trust account relating to ordinary shares subject to possible redemption	$138,509	$—	$138,509

See Notes to Financial Statements.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

China Fundamental Acquisition Corporation ( “CFAC”) was incorporated in Cayman Islands on December 12, 2007 for the purpose of effecting a merger, stock exchange, asset acquisition, reorganization or other similar business combination or contractual arrangements with one or more operating businesses. All activity from December 12, 2007 through December 31, 2008 relates to CFAC’s formation and capital raising activities. CFAC has selected December 31 as its fiscal year end.

CFAC is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

The registration statement for CFAC’s initial public offering (“Offering”) was declared effective on May 15, 2008. CFAC consummated the Offering on May 21, 2008 and the over-allotment on May 28, 2008 and received net proceeds of approximately $32.8 million, which includes $1.75 million from the private placement warrants (the “Private Placement Warrants”) described in Note 6. CFAC’s management intends to apply substantially all of the net proceeds of the Offering toward consummating a Business Combination. The initial Target Business must have a fair market value equal to at least 80% of the balance in the trust account at the time of such acquisition. However, there is no assurance that CFAC will be able to successfully affect a Business Combination.

An amount of approximately $33.9 million (or approximately $7.97 per unit) of the net proceeds of the Offering and the sale of the Private Placement Warrants was deposited in a Trust Account to be invested in permitted United States government securities and money market funds. There may be released to CFAC from the Trust Account (i) interest income earned on the Trust Account balance to pay any tax obligations of CFAC, and (ii) up to an aggregate amount of $850,000 in interest earned on the Trust Account to fund expenses related to investigation and selecting a Target Business and t CFAC’s other working capital requirements. As of December 31, 2008, CFAC has drawn $324,000 from the trust account for operating expenses.

The placing of funds in the Trust Account may not protect those funds from third party claims against CFAC Although CFAC will seek to have all vendors and service providers (which would include any third parties engaged to assist in any way in connection with a search for a target business) and prospective target businesses execute agreements with CFAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements, nor is there any guarantee that, even if such entities execute such agreements, they will not seek recourse against the Trust Account or that a court would not conclude that such agreements are not legally enforceable. CFAC’s Chairman of the Board and Chief Executive Officer have agreed to be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CFAC for services rendered or contracted for or products sold to CFAC However, there can be no assurance that they will be able to satisfy those obligations. Furthermore, they will not have any personal liability as to any claimed amounts owed to a third party who executed a waiver (including a prospective target business). Additionally, in the case of a prospective target business that did not execute a waiver, such liability will only be in an amount necessary to ensure that public shareholders receive no less than approximately $8.00 per share upon liquidation. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally as referred above, up to an aggregate of $850,000 of interest earned on the Trust Account balance may be released to CFAC to fund working capital requirements and additional amounts may be released to CFAC as necessary to satisfy tax obligations.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations – (continued)

CFAC, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for shareholders’ approval. Shareholders that vote against such proposed Business Combination and exercise their redemption rights are, under certain conditions described below, entitled to redeem their share into a pro-rata distribution from the Trust Account (the “Redemption Right”). The actual per share redemption price will be equal to the amount in the Trust Account (inclusive of any interest thereon), calculated as of two business days prior to the proposed Business Combination, divided by the number of shares sold in the Offering, or approximately $7.97 per share based on the value of the Trust Account as of December 31, 2008. As a result of the Redemption Right, $11,867,884 (representing 34.99% of cash held in trust as of closing date of the Offering and over-allotment) has been classified as ordinary shares subject to possible redemption on the accompanying balance sheet as of December 31, 2008. CFAC’s shareholders prior to the Offering (“Existing Shareholders”) have agreed to vote their 1,064,062 founding ordinary shares (after repurchase and cancellation of 14,063 shares disclosed in Note 6) in accordance with the manner in which the majority of the ordinary shares offered in the Offering are voted by CFAC’s public shareholders (“Public Shareholders”) with respect to a Business Combination.

In the event that a majority of the outstanding ordinary shares voted by the Public Shareholders vote for the approval of a Business Combination and holders owning 35% or more of the outstanding ordinary shares do not vote against the Business Combination and do not exercise their Redemption Rights, the Business Combination may then be consummated.

With respect to a Business Combination which is approved and consummated, any Public Shareholder who voted against the Business Combination may contemporaneously with or prior to such vote exercise their Redemption Right and their ordinary shares would be cancelled and returned to the status of authorized but un-issued shares. The per share redemption price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of ordinary shares held by Public Shareholders at the consummation of the offering. Accordingly, Public Shareholders holding less than 35% of the aggregate number of shares owned by all Public Shareholders may seek redemption of their shares in the event of a Business Combination.

By a special resolution passed on May 13, 2008, CFAC’s Memorandum and Articles of Association has been amended and restated that CFAC will continue in existence only until 24 months or 36 months (if possible extension is approved) from the completion of the Offering. If CFAC has not completed a Business Combination by such date, its corporate existence will be ceased and it will be dissolved and liquidated for the purposes of winding up its affairs. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering. In connection with any proposed Business Combination submitted for shareholder approval, CFAC will also submit to shareholders a proposal to amend its Certificate of Incorporation to provide for CFAC’s perpetual existence, thereby removing this limitation on CFAC’s corporate life.

Note 2 — Offering and Private Placement of Warrants

In the Offering, effective May 15, 2008 (closed on May 21, 2008), CFAC sold to the public 3,750,000 units (the “Units” or a “Unit”) at a price of $8.00 per Unit. On May 28, 2008, CFAC consummated the closing of the sale of 506,250 Units which were sold subject to the over-allotment (“Over-allotment”) option. Net proceeds from the Offering and the Over-allotment for the total of approximately $31.0 million, which was net of $3.0 million in underwriting fees and other offering expenses. Each unit consists of one share of CFAC’s ordinary shares and one warrant (a “Warrant”).

Simultaneously with the Closing of the Offering, CFAC sold to the Private Placement Investors 1,944,444 Private Placement Warrants for an aggregate purchase price of $1,750,000. See discussion in Note 6.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars, CFAC’s functional currency, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Cash and Cash Equivalents

Included in cash and cash equivalents are deposits with financial institutions with maturities of three months or less. Cash and cash equivalents are carried at cost, which approximates fair value.

Concentration of Credit Risk

CFAC maintains cash in a bank deposit account in Hong Kong which is covered by Deposit Protection Scheme protected by Hong Kong SAR Government’s exchange fund. The protection limit of cash balances in the bank deposit account will be unlimited balances until the end of year 2010.

Fair Value Measurements

FASB Statement No. 157, Fair Value Measurement (“SFAS No. 157”) provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 applies whenever other standards require assets or liabilities to be measured at fair value. Implementation of SFAS Statement No. 157 did not have an impact on CFAC’s financial results.

The following table presents certain of CFAC’s assets that are measured at fair value as of December 31, 2008. In general, fair values determined by Level 1 inputs utilize quoted prices in active markets and the fair values described below were determined through market, observable and corroborated sources.

Description	31-Dec-08	(Level 1)	31-Dec-07	(Level 1)
Cash and cash equivalents	$312,988	$312,988	$50,003	$50,003
Cash and cash equivalents held in trust	33,980,204	33,980,204	—	—

         In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, CFAC has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities until January 1, 2009 and is evaluating the impact, if any, this standard will have on its financial statements.

Income Taxes

         CFAC follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities, if any, are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. No income tax benefit has been made on the net income of $ 65,478 as Cayman Islands exempted-companies are currently not subject to income taxes within Cayman Islands.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies – (continued)

Earnings Per Share

         CFAC computes earnings (loss) per share (“EPS’) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to ordinary shareholders divided by the weighted average ordinary shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential ordinary shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

         Income (loss) per ordinary share is computed by dividing net income (loss) available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the respective periods. Basic and diluted loss per ordinary share are the same for all periods presented because all potentially dilutive securities are anti-dilutive.

         At December 31, 2008, potentially dilutive securities consisted of outstanding warrants and options to acquire an aggregate of 7,264,756 ordinary shares, as follows:

Existing shareholders warrants	1,064,062
Private placement warrants	1,944,444
Public warrants	4,256,250
Total	7,264,756

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Accretion of trust account relating to ordinary share subject to possible redemption

CFAC will record accretion of the income earned in the Trust Account relating to the ordinary share subject to possible redemption based on the excess of the earnings for the period over the amount which is available to be used for working capital and taxes. Since 34.99% of the shares issued in the Offering are subject to possible redemption, the portion of the excess earnings related to those shares will be reflected on the balance sheet as part of “Ordinary shares subject to possible redemption” and is deducted from “additional paid-in capital.” The portion of the excess earnings will also be presented as a deduction from net income on the statement of operations to approximately reflect the amount net income which would remain available to the ordinary shareholders who did not elect to convert their shares to cash.  As of December 31, 2008, no accretion of income subject to possible redemption has been recorded.

 New Accounting Pronouncements

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, (“SFAS 141I”). SFAS 141I retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. SFAS 141I is effective for fiscal years beginning after December 15, 2008. In the event that CFAC completes acquisitions subsequent to its adoption of SFAS 141 I, the application of its provisions will likely have a material impact on CFAC’s results of operations, although CFAC is not currently able to estimate that impact.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO FINANCIAL STATEMENTS

Note 4 — Public Offering

In December 2007, the FASB issued SFAS 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent (previously referred to as minority interests), and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners as components of equity. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. CFAC does not expect the adoption of SFAS 160 to have a material impact on its financial condition or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

On May 21, 2008, CFAC sold to the public 3,750,000 Units at a price of $8.00 per Unit. Each Unit consists of one share of CFAC’s ordinary shares and one Redeemable Ordinary Share Purchase Warrant (“Warrants”). Each Warrant will entitle the holder to purchase from CFAC one share of ordinary shares at an exercise price of $5.00 commencing the later of the completion of a Business Combination and one year from the effective date of the Offering and expiring four years from the effective date of the Offering. CFAC may redeem the Warrants, at a price of $0.01 per Warrant upon 30 days’ notice while the Warrants are exercisable, only in the event that the last sale price of the ordinary shares is at least $10.00 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants to be sold and issued in the Offering, CFAC is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. CFAC will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise.

CFAC paid the underwriters of the Offering underwriting discounts and commissions of $1,050,000 of the gross Offering proceeds and $141,749 of the gross proceeds from the exercise of the over-allotment (discussed below) which closed on May 28, 2008. CFAC and the underwriters have agreed that payment of the balance of the underwriting discounts and commissions of $1,050,000 from the Offering and $141,749 from the over-allotment (aggregating $1,191,749) will not be payable unless and until CFAC completes a Business Combination and the underwriters have waived their right to receive such payment upon CFAC’s liquidation if it is unable to complete a Business Combination. The deferred underwriting fee has been accrued and charged to additional paid-in capital.

On May 28, 2008, CFAC consummated the sale of 506,250 Units which were sold subject to the over-allotment option. Each Unit sold in the Offering and pursuant to the over-allotment option consisted of one ordinary share, $.001 par value per share, and one Warrant, each to purchase one ordinary share of CFAC. The 4,256,250 Units sold in the Offering, including the 506,250 Units sold subject to the over-allotment option, were sold at an Offering price of $8.00 per Unit, generating gross proceeds of $34,050,000 and net proceeds of $32,241,954.

CFAC issued a unit purchase option, for $100, to the underwriters in the Offering, to purchase up to a total of 225,000 units at an exercise price $10.00 per unit. The units issuable upon exercise of this option are identical to the units offered in the Offering. CFAC accounted for the fair value of the unit purchase option, inclusive of the $100, as an expense of the Offering resulting in a charge directly to shareholders’ equity. CFAC estimated that the fair value of this unit purchase option was $883,544 ($3.93 per Unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 59.58%, (2) risk-free interest rate of 4.16% and (3) expected life of 5 years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon CFAC’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the unit purchase option without the payment of any cash.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO FINANCIAL STATEMENTS

Note 4 — Public Offering (……/Cont’d)

CFAC will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holders of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Note 5 — Notes Payable to Shareholders

CFAC issued certain unsecured promissory notes in an aggregate principal amount of $40,000 and $30,000 to two of its founders during the period from December 12, 2007 (inception) to December 31, 2008. The notes were non-interest bearing, unsecured and were on demand. Due to the short-term nature of the notes, the fair value of the notes approximated their carrying amounts. As of December 31, 2008, all issued unsecured promissory notes were repaid.

Note 6 — Commitments and Contingencies

CFAC presently utilizes office space provided by Olympic Spring Limited, a related party. CFAC has agreed to pay Olympic Spring Limited, a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on the effective date of the Offering and ending on the consummation of a Business Combination. Upon consummation of a Business Combination or its liquidation, CFAC will cease paying these monthly fees. Included in general and administrative expenses is $11,250 in costs with respect to this agreement.

Pursuant to letter of agreements which the Existing Shareholders entered into with CFAC and the underwriters, the Existing Shareholders will waive their right to receive distributions with respect to their founding shares upon CFAC’s liquidation.

CFAC’s Private Placement Investors purchased a total of 1,944,444 Private Placement Warrants at $0.90 per Warrant (for an aggregate purchase price of $1,750,000) privately from CFAC. These purchases took place simultaneously with the consummation of the Offering. All of the proceeds received from this purchase were placed in the Trust Account. The Private Placement Warrants purchased are identical to the Warrants underlying the Units offered in the Offering except that the Warrants may not be called for redemption and the Private Placement Warrants may be exercisable on a “cashless basis,” at the holder’s option, so long as such securities are held by such purchaser or his affiliates. Furthermore, the purchaser has agreed that the Private Placement Warrants will not be sold or transferred by them, except for estate planning purposes, until after CFAC has completed a Business Combination.

CFAC believed the purchase price of $0.90 per Private Placement Warrant represented the fair value of such warrants on the date of purchase and, accordingly, no compensation expense was recognized in respect to the issuance of Private Placement Warrants at the date of the Offering. CFAC’s basis for concluding that the purchase price of the private placement warrants approximated fair value was based on the trading prices of warrants issued in offerings of similarly-situated public companies. CFAC reviewed the trading prices of nineteen structured blank check initial public offerings in which the issuer sold units similar to those being offered in the Offering. In each of those offerings, the units consisted of one share and one warrant at an offering price of $8.00 per unit, with an exercise price of $5.00 for the warrant. CFAC believed that those issuers are comparable to CFAC because they were structured blank check offerings seeking to complete a business combination, with the same offering structure, same percentage of equity held by management and placed in trust and approximately the same percentage of the unit purchase price held in the trust account.

CHINA FUNDAMENTAL ACQUISITION CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies – (continued)

CFAC believed that the warrants sold in its offering (and therefore the private placement warrants) were comparable to the warrants sold in the initial public offerings of comparable issuers since they had the same exercise price, the units had the same offering price, the exercise price of the warrants as a percentage of the per unit amount in trust was approximately the same, the warrants were not exercisable at the time of issuance and the warrants will be worthless if the issuer does not complete a business combination. In addition, CFAC noted that the average trading prices and median trading prices of the warrants at the time of separation of the units in the nineteen comparable offerings were $0.94 and $0.67, respectively.

No Warrants issued in connection with the Offering can be net-cash settled. CFAC has no obligation to settle the warrants for cash in the absence of an effective registration statement or under any other circumstances.

The Existing Shareholders and the holders of the Private Placement Warrants (or underlying securities) are entitled to registration rights with respect to their ordinary shares and warrants or Private Placement Warrants (or underlying securities) pursuant to an agreement signed on the closing date of the Offering. The Existing Shareholders are entitled to demand that CFAC register their ordinary shares commencing six months after the consummation of a Business Combination. The holders of the Private Placement Warrants (or underlying securities) are entitled to demand that CFAC register these securities commencing upon the consummation of a Business Combination. In addition, the Existing Shareholders and holder of the Private Placement Warrants (or underlying securities) have certain “piggy-back” registration rights on registration statements filed after CFAC’s consummation of a Business Combination.

Note 7 — Ordinary and Preferred Shares

Ordinary shares issued and outstanding included an aggregate of 140,625 shares and warrants that were subject to repurchase and cancellation by the initial shareholders to the extent that the underwriters’ over-allotment was not exercised in full so that the initial shareholders collectively would own 20% of the issued and outstanding ordinary shares and warrants after the Offering. On May 28, 2008, Chardan Capital Markets, LLC, the underwriter, completed the exercise of its over-allotment option for a total of 506,250 units. The partial exercise of the over-allotment option generated proceeds of $3,908,250 net of the underwriters’ discounts and commissions, including deferred underwriters’ discounts and commissions of $141,749. Chardan Capital Markets, LLC waived such over-allotment option with respect to the remaining 56,250 units which such option entitled them to purchase. As a result, 14,063 ordinary shares and warrants were repurchased at nominal cost and cancelled.

As of December 31, 2008, 7,264,756 and 450,000 ordinary shares have been reserved for issuance upon exercise of outstanding warrants and underwriter’s unit purchase option, respectively.

CFAC is authorized to issue 1,000,000 shares of preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the underwriters and CFAC’s Amended and Restated Memorandum and Articles of Association will prohibit CFAC, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with CFAC’s ordinary shares on a Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors
Authentic Genius Limited and Subsidiaries

We have audited the accompanying consolidated balance sheets of Authentic Genius Limited and its Subsidiaries as of August 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended August 31, 2009 and 2008.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Authentic Genius Limited as of August 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended August 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States.

/s/ Sherb & Co., LLP
Certified Public Accountants

New York, New York
November 24, 2009

AUTHENTIC GENIUS LTD. AND SUBSIDIARYIES
CONSOLIDATED BALANCE SHEETS

	August 31,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$1,895,224	$1,438,074
Accounts receivable, net of allowance for doubtful accounts of $800,865 and $445,220 at August 31, 2009 and 2008, respectively	14,447,402	12,727,729
Other receivables, net of allowance for doubtful accounts of $69,197 and $69,157 at August 31, 2009 and 2008, respectively	234,482	222,636
Advances to suppliers	1,831,154	9,322,928
Inventories	2,866,164	4,982,319
Costs and estimated earnings in excess of billings	5,649,470	1,954,173
Due from the related parties	31,104	420,267
Total Current Assets	26,955,000	31,068,126

Property, plant and equipment, net of accumulated depreciation of $543,554 and $331,951 at August 31, 2009 and 2008, respectively	1,677,484	1,541,073
Intangible asset, net	1,046,740	1,073,418
Restricted cash	237,531	—
Prepaid expense – Long-term	3,637	5,298

Total Assets	$29,920,392	$33,687,915

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Short-term loans	$730,866	$730,439
Accounts payable and accrued expenses	4,099,650	5,364,128
Advances from customers	452,821	5,584,255
Taxes payable	5,144,881	2,427,542
Other payables	1,008,152	124,727
Billings in excess of costs and estimated earnings	541,126	11,148,832
Due to related parties	—	156,606
Total Current Liabilities	11,977,496	25,536,529

Shareholders’ Equity:
Common stock ($0.129 par value, 10,000 shares authorized, 10,000 issued and outstanding)	1,290	1,290
Additional paid in capital	3,572,301	3,576,373
Statutory surplus reserves	2,674,537	1,122,095
Retained earnings	10,872,455	2,641,108
Accumulated other comprehensive income	822,313	810,520
Total Shareholders’ Equity	17,942,896	8,151,386
Total Liabilities and Shareholders’ Equity	$29,920,392	$33,687,915

See notes to audited consolidated financial statements

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended August 31,
	2009	2008

Sales
Machinery sales	$42,049,311	$35,869,810
Technical service	2,572,848	363,629
Total sales	44,622,159	36,233,439

Cost of goods sold	31,299,414	30,178,641
Gross profit	13,322,745	6,054,798

Operating expenses:
General and administrative expenses	2,167,525	1,551,256
Selling expenses	258,554	144,727
Total operating expenses	2,426,079	1,695,983

Income from operations	10,896,666	4,358,815

Other expenses:
Interest expense	(21,574)	(24,844)
Bank expense	(11,876)	(19,329)
Foreign currency exchange loss	(203,761)	—
Other expense	(36,508)	(3,303)
Total other expenses	(273,719)	(47,476)

Income before income taxes	10,622,947	4,311,339

Income taxes	839,158	371,986

Net income	9,783,789	3,939,353

Other comprehensive income:
Unrealized foreign currency translation adjustment	11,793	563,716

Comprehensive income	$9,795,582	$4,503,069

See notes to audited consolidated financial statements

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF THE SHAREHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Additional	Statutory Surplus	Retained (Deficits)	Accumulated Other
	Shares	Amoount	Shares	Amoount	Paid-in Capital	Reserves	Earnings	Comprehensive Income	Total

Balance, September 1, 2008	—	$—	10,000	$1,290	$3,576,373	$438,915	$(615,065)	$246,804	$3,648,317
Appropriation to statutory surplus reserves	—	—	—	—	—	683,180	(683,180)	—	—
Comprehensive income:
Net income	—	—	—	—	—	—	3,939,353	—	3,939,353
Unrealized foreign currency translation adjustment	—	—	—	—	—	—	—	563,716	563,716
Subtotal									4,503,069

Balance, August 31, 2008	—	—	10,000	1,290	3,576,373	1,122,095	2,641,108	810,520	8,151,386

Recapitalization	—	—	—	—	(4,072)	—	—	—	(4,072)
Appropriation to statutory surplus reserves	—	—	—	—	—	1,552,442	(1,552,442)	—	—
Comprehensive income:
Net income	—	—	—	—	—	—	9,783,789	—	9,783,789
Unrealized foreign currency translation adjustment	—	—	—	—	—	—	—	11,793	11,793
Subtotal									9,795,582

Balance, August 31, 2009	—	$—	10,000	$1,290	$3,572,301	$2,674,537	$10,872,455	$822,313	$17,942,896

See notes to audited consolidated financial statements

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended August 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,783,789	$3,939,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	240,209	169,134
Bad debt expense	355,130	228,277
Others	(4,072)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,066,133)	(4,600,412)
Other receivables	(11,425)	590,023
Advances to suppliers	7,491,849	(4,403,824)
Inventories	2,117,548	(1,527,956)
Costs and estimated earnings in excess of billings	(3,691,505)	(121,192)
Prepaid expense – Short-term	—	187,240
Accounts payables and accrued expenses	(1,266,707)	197,194
Other payables	837,845	6,841
Advances from customers	(5,131,017)	2,677,148
Taxes payable	2,713,973	838,197
Billings in excess of costs and estimated earnings	(10,606,612)	3,724,867
Total adjustments	(9,020,917)	(2,034,463)

Net cash provided by operating activities	762,872	1,904,890

CASH FLOWS FROM INVESTING ACTIVITIES
Intangible assets	—	(1,042,651)
Purchase of property, plant and equipment	(346,669)	(1,095,555)

Net cash used in investing activities	(346,669)	(2,138,206)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of short-term loans	(730,342)	(279,071)
Proceeds from short-term loans	730,342	976,748
Restricted cash	(237,361)	—
Due from related parties	389,129	(309,957)
Due to related parties	(156,585)	149,582

Net cash (used in) provided from financing activities	(4,817)	537,302

NET INCREASE IN CASH	411,386	303,986

EFFECT OF EXCHANGE RATE CHANGES ON CASH	45,764	937,524

CASH, BEGINNING OF YEAR	1,438,074	196,564

CASH, END OF YEAR	$1,895,224	$1,438,074

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$31,281	$29,801
Income tax paid	$99,086	$99,747

See notes to audited consolidated financial statements

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

The consolidated financial statements include the financial statements of Authentic Genius Limited (referred to herein as “AGL”), its subsidiary, and variable interest entities (“VIEs”), where AGL is deemed the primary beneficiary.  AGL, its consolidated subsidiary and VIEs are collectively referred to herein as the “Company”, “we” and “us”.

Authentic Genius Limited (“AGL”) was incorporated in Hong Kong as a holding company on June 22, 2009.  AGL incorporated a wholly owned subsidiary, Beijing Xin Fu Industry Consulting Co., Ltd. (“BXFI”) in Beijing, People’s Republic of China (“PRC”), as a wholly foreign owned enterprise (“WFOE”) on August 3, 2009.

On August 25, 2009, BXFI entered into contractual agreements with Beijing Wowjoint Machinery Co., Ltd. (“BWMC”) and its shareholders, as described below, by which BXFI is deemed the primary beneficiary of BWMC and BWMC being deemed a subsidiary of AGL under the requirements of the U.S. generally accepted accounting principles (“GAAP”).

Based on the contractual agreements, BXFI provides consulting services to BWMC and is entitled to (1) receive a substantial portion of the economic benefits from BWMC; (2) exercise effective control over BWMC and (3) has an exclusive option to purchase all or part of the equity interest in BWMC when and to the extent permitted by the PRC laws. By the virtue of the contractual agreements, BXFI consolidates the operating results, assets and liabilities in BWMC’s financial statements.

The followings are brief description of contracts entered between BXFI and BWMC:

(1) Exclusive Technical Consulting and Services Agreement.  BXFI entered into an Exclusive Technical Consulting and Service Agreement with BWMC, pursuant to which, BXFI exclusively provides consulting services to BWMC in exchange for a substantial amount of services fees.  This agreement enables the transfer of substantial portion of economic interests from BWMC to BXFI.

(2) Equity Pledge Agreement.  BXFI, BWMC and its shareholders have entered into an Equity Pledge Agreement, pursuant to which, each of the shareholders of BWMC has pledged all of its equity interests in BWMC to BXFI to guarantee the payment of service fees under the Exclusive Technical Consulting and Service Agreement.

(3) Voting Rights Proxy Agreement.  BXFI and shareholders of BWMC have entered into a Voting Rights Proxy Agreement, pursuant to which, each of the shareholders of BWMC has granted to BXFI and its designated person the power to exercise all voting rights of such shareholder.

10.☐.
Exclusive Purchase Option Agreement.  BXFI and shareholders of BWMC have entered into an Exclusive Call Option Agreement, pursuant to which, each of the shareholders of BWMC has irrevocably and unconditionally granted BXFI or its designated person an exclusive call option to purchase, at any time if and when permitted by the PRC laws, all or any portion of the equity interests in BWMC at the price equal to five percent (5%) of the actual capital contribution made by each shareholder.

BWMC was incorporated on March 3, 2004 in Beijing, PRC as a limited liability company. On September 20, 2006, BWMC registered a 100% wholly owned branch, Beijing Wowjoint Machinery Co., Ltd Tongzhou Branch  (the “Branch”) in Tongzhou District, Beijing, PRC.

BWMC is in the business of design, manufacturing and sales of a complete line of portable, re-locatable and stationary non-standard heavy duty construction equipment and machinery used in various engineering fields, such as bridge, road and railway construction, as well as in areas of heavy capacity lifting and transporting of concrete beams, boats, shipping containers.  Its product line includes launching gantries, tyre trolleys, special carriers, marine hoists and other special purpose equipment used in the lifting and carrier of heavy equipment.

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with the generally accepted accounting principles in the United States (“GAAP”). The basis of accounting differs from that used in the statutory accounts of the Company, which are prepared in accordance with the accounting principles of PRC (“PRC GAAP”). The Company’s functional currency is the Chinese Renminbi (RMB); however the accompanying consolidated financial statements have been translated and presented in United States Dollars (USD). All significant inter-company transactions and balances have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates, and such differences may be material to the financial statements. Significant estimates include the allowance for doubtful accounts, the allowance for obsolete inventory, the useful lives of plant and equipment, intangible assets, long-term prepaid expense, and accruals for taxes due.

Principals of Consolidation

The consolidated financial statements include the accounts of AGL, BXFI, BWMC and the Branch. All material inter-company accounts, transactions and profits have been eliminated in consolidation.

According to GAAP, a variable interest entity (VIE) is required to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. VIEs are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the Company is the primary beneficiary of these entities. The results of subsidiaries or variable interest entities acquired during the year are included in the consolidated statements of operations from the effective date of acquisition.

The assets, liabilities, and non-controlling interest of a consolidated variable interest entity are accounted for as if the entities were consolidated based on voting interests and the usual accounting rules for which the VIE operates are applied as they would to a consolidated subsidiary as follows:
•	Carrying amounts of the VIE are consolidated into the financial statements of BXFI as the primary beneficiary (referred as “Primary Beneficiary” or “PB”)
•	Inter-company transactions and balances, such as revenues and costs, receivables and payables between or among the Primary Beneficiary and the VIE(s) are eliminated in their entirety
•	There is no direct ownership interest by the Primary Beneficiary in the VIE, equity of the VIE is eliminated with an offsetting credit to minority interest

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash and cash equivalents with various financial institutions mainly in the PRC. Balances at financial institutions or state-owned banks within the PRC are not covered by insurance. Non-performance by these institutions could expose the Company to losses for amounts in excess of insured balances. At August 31, 2009 and 2008, the Company’s bank balances held in Chinese institutions of approximately $1.9 million and $1.4 million, respectively, were uninsured. The Company has not experienced, nor does it anticipate, non-performance by these institutions.

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

Accounts Receivable

The Company records accounts receivable net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, the customers’ historical payment history, its current credit-worthiness and current economic trends. The amount of the provision, if any, is recognized in the consolidated statements of operations within the general and administrative expenses. Accounts are written off after appropriate collection efforts are conducted. The allowance for doubtful accounts for the years ended August 31, 2009 and 2008 are $800,865 and $445,220, respectively.

Inventories

Inventories are stated at the lower of cost or market utilizing the moving average method. Costs of finished goods are composed of direct materials, direct labor and an attributable portion of manufacturing overhead. An allowance is established when management determines that the carrying value of certain inventories may not be realizable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserves for the difference between the cost and the market value. These reserves are recorded based on estimates and reflected in cost of sales. There were no allowances deemed necessary by management as of August 31, 2009 and 2008.

Plant and Equipment

Plant and equipment is recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets. Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized. Minor replacements, maintenance and repairs, which do not improve or extend the lives of the assets, are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in current operations. In accordance with GAAP, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Construction in Progress

Construction in progress consists of costs incurred for construction projects that have not yet been completed. These predominantly relate to the Company’s expansion of its retail stores. Once these projects are completed, the costs will be transferred to the appropriate property, plant and equipment category.

Impairment of Long-lived Assets

In accordance with GAAP, the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the assets estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the years ended August 31, 2009 and 2008.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted ASC 820-Fair Value Measurements and Disclosure or ASC 820 for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

ASC 820 defines fair value as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

Cash and cash equivalents include money market securities and commercial paper that are considered to be highly liquid and easily tradable. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within the fair value hierarchy.

In addition, the Company did not elect the fair value options for any of its qualifying financial instruments.

Revenue Recognition

The Company generates revenue from the design, engineering, manufacturing and sales of customized heavy lifting and carrier equipment used in various engineering and construction of bridge, highways, railway and other applications requiring the lifting and carrying capability.

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  The following policies reflect specific criteria for the various revenues streams of the Company:

In accounting for long-term engineering and construction-type contracts, the Company follows the provisions of the AICPA’s Statement of Position 81-1—Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The Company recognizes revenues using the percentage of completion method of accounting by relating contract costs incurred to date to the total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues and gross profit in the reporting period when such estimates are revised. This method of revenue recognition requires the Company to prepare estimates of costs to complete contracts in progress. In making such estimates, judgments are required to evaluate contingencies such as potential variances in schedule, the cost of materials and labor, and productivity; and the impact of change orders, liability claims, contract disputes, and achievement of contractual performance standards which may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The asset, “costs and estimated earnings in excess of billings,” represents revenues recognized in excess of amounts billed. The liability, “billings in excess of costs and estimated earnings”, represents billings in excess of revenues recognized.

Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Deferred revenue as of August 31, 2009 and 2008 amounted to $452,821 and $5,584,255 respectively.

The Company also generates technical service incomes in accordance with terms stated in the agreements with its customers.

The Company’s revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and a sales discount is normally not granted after products are delivered.

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

Advertising Expenses

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising expenses as incurred and classifies these expenses under selling expenses, which amounted to $46,739 and $45,879 for the years ended August 31, 2009 and 2008, respectively.

Research and Development

The Company expenses all research and development expenses as incurred and classifies these expenses under general and administrative expenses, which amounted to $2,953 and $46,406 for the years ended August 31, 2009 and 2008, respectively.

Income Taxes

The Company is subject to the Income Tax Law of the People’s Republic of China. Income taxes are accounted for under FASB ASC-740 Income Taxes or ASC 740. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax loss carry forwards. Any deferred tax assets and liabilities would be measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) Law of China replaced the existing China laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaced the 33% rate that was applicable to both DES and FIEs. The two year tax exemption, three year 50% tax reduction tax holiday for production-oriented FIEs was eliminated.

The Company has received a 50% tax exemption (Tax Exemption Certificate) from the tax authorities in the PRC for the corporate enterprise income tax for the years ended 2009 through 2008. The reduced income tax rate for the company is 7.5% and will be effective until December 31, 2009.

In addition, the Company is required to pay 17% value added taxes (VAT) at the machinery sales and to pay 5% business tax at the service incomes. The city construction taxes and educational taxes are based on 7% and 3% of the value added taxes and business taxes. The Company had accrued these taxes liabilities for the years ended August 31, 2009 and 2008.

Accumulated Other Comprehensive Income

As of August 31, 2009, the accounts of BWMC were maintained and its financial statements were expressed in Chinese Renminbi (RMB). Such financial statements were translated into United States Dollars (USD) in accordance with GAAP, with the RMB as the functional currency. All balance sheet items, assets and liabilities are translated at the current exchange rates of the balance sheet dates, shareholders’ equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with GAAP as a component of shareholders’ equity.

During the years ended August 31, 2009 and 2008, the transactions of BWMC were denominated and recorded in RMB at the rates of exchange in effect when the transactions occur. Exchange gains and losses are recognized for the different foreign exchange rates applied when the foreign currency assets and liabilities are settled. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Accumulated other comprehensive income consisted of unrealized gains or losses resulting from the translation of financial statements from RMB to US dollars. For the fiscal year ended August 31, 2009 and 2008, the unrealized foreign currency translation adjustments were a gain of $11,793 and $563,716, respectively.

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

Statement of Cash Flows

In accordance with GAAP, cash flows from the Company’s operations is based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Segment Reporting

GAAP requires the use of the management approach model for segment reporting. The management approach model is based on how a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Based on this model, the Company has one reportable business segment, manufacture and marketing non-standard heavy lifting and carrying equipment in China.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s business may be influenced by changes in PRC governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

Recent Accounting Pronouncements

Accounting Standards Codification: In July 2009, the Financial Accounting Standards Board (“FASB”) issued standards that established the FASB Accounting Standards Codification (“ASC” or “Codification”) as the single source of authoritative US GAAP for nongovernmental entities. The ASC supersedes all non-SEC accounting and reporting standards that existed at the ASC’s effective date, including FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and related literature. The FASB uses Accounting Standards Updates (“ASU”) to amend the ASC. The Codification was effective for interim and annual periods ending after September 15, 2009.

In December 2007, the FASB issued a standard that established new standards to govern the accounting for, and reporting of, non-controlling interests in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Non-controlling interest will be reported as part of equity in the consolidated financial statements. Losses will be allocated to the noncontrolling interest and, if control is maintained, changes in ownership interests will be treated as equity transactions. Upon a loss of control, any gain or loss on the interest sold will be recognized in earnings. This new standard was effective for periods beginning after December 15, 2008. The Company has adopted and evaluated this standard and determined that there was no impact as of August 31, 2009 and 2008.

In March 2008, the FASB issued a standard that is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has evaluated the new standard and determined that there was no impact as of August 31, 2009 and 2008.

In May 2009, the FASB issued a standard that established general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. The Company has adopted this statement.

On June 16, 2008, the FASB issued a standard to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. The new standard determines that unvested share-based payment awards that contain rights to dividend payments should be included in earning per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. The Company has adopted and evaluated the new standard and determined that there was no impact as of August 31, 2009 and 2008.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 3 – ACCOUNTS RECEIVABLE

The Company’s policy is to maintain reserves for potential credit losses for accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

As of August 31, 2009 and 2008, accounts receivable consisted of the following:

	August 31,
	2009	2008
Accounts receivable	$15,248,267	$13,172,949

Less: Allowance for doubtful accounts	(800,865)	(445,220)
Accounts receivables, net	$14,447,402	$12,727,729

Note 4 – ADVANCES TO SUPPLIERS

The Company advances to certain vendors for the purchase of materials. As of August 31, 2009 and 2008, the advances to suppliers amounted to $1,831,154 and $9,322,928 respectively.

Note 5 –INVENTORIES

Inventories at August 31, 2009 and 2008 are summarized as follows:

	August 31,
	2009	2008
Raw materials	$2,722,380	$4,194,119
Finished goods	143,784	788,200
Total	$2,866,164	$4,982,319

Note 6 – PLANT AND EQUIPMENT

As of August 31, 2009 and 2008, the plant and equipment consisted of the following:

	Estimated Useful Life (Years)	August 31,
		2009	2008
Plant	20	$1,283,639	$985,856
Furniture and fixtures	5	157,099	134,064
Equipment	5	543,789	529,862
Automobiles	5	236,511	223,242
		2,221,038	1,873,024
Less: Accumulated depreciation		(543,554)	(331,951)
Plant and equipment, net		$1,677,484	$1,541,073

Plant and equipment are recorded at cost basis. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

Depreciation for financial reporting purposes is provided using the straight line method over the estimated useful lives of the assets. The Company had depreciation expenses of $211,258 and $150,195 for the years ended August 31, 2009 and 2008, respectively.

Note 7 – INTANGIBLE ASSETS

Land Use Right
According to the laws of the PRC, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 40 years.

The Company obtained the land use right from the local government during the year ended August 31, 2008.  The land use right was recorded at cost of $1,092,250 (RMB 7,474,303.15) as of August 31, 2009.

As of August 31, 2009 and 2008, the land use rights consisted of the following:

	August 31,
	2009	2008
Land use rights	$1,092,250	$1,091,612
Less: Accumulated amortization	(45,510)	(18,194)
	$1,046,740	$1,073,418

Total amortization expenses of land use right for the years ended August 31, 2009 and 2008 amounted to $27,287 and $17,377, respectively.

Amortization expenses of the intangible asset for the next five years after August 31, 2009 are as follows:

Year ended August 31, 2010	$27,287
Year ended August 31, 2011	27,287
Year ended August 31, 2012	27,287
Year ended August 31, 2013	27,287
Year ended August 31, 2014	27,287
Thereafter	910,305
$1,046,740

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 8 – SHORT-TERM LOANS

As of August 31, 2009 and 2008, the short-term loans were as follows:

	August 31,
Description	2009	2008

Loan payable to Da Zhongsi Branch of Beijing Bank, interest at 7.47% annually, due by November 11, 2008, with the collateral of buildings and land use rights.	$—	$438,263

Loan payable to Da Zhongsi Branch of Beijing Bank, interest at 6.57% annually, due by October 30, 2008, with the collateral of buildings and land use right.	—	292,176

Loan payable to Da Zhongsi Branch of Beijing Bank, interest at 6.57% annually, due by October 31, 2009, with the collateral of buildings and land use right.	730,866	—
	$730,866	$730,439

The interest expense was $21,574 and $24,844 for the years ended August 31, 2009 and 2008, respectively.

Note 9 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

At August 31, 2009 and 2008, accounts payable and accrued expenses were $4,099,650 and $5,364,128, respectively. Accounts payable is primarily payments due to suppliers and vendors. Items included in accounts payable and accrued expenses are the following:

	August 31,
	2009	2008
Accounts payable	$3,955,624	$5,195,570
Accrued expenses	—	15,413
Payroll and welfare payables	2,041	25,399
Contingent liabilities	141,985	127,746
Total	$4,099,650	$5,364,128

Note 10 – OTHER PAYABLES

As of August 31, 2009 and 2008, other payables comprised of the following:

	August 31,
	2009	2008
Payable to employees	$826,597	$978
Payable to other companies	181,555	123,749
Total	$1,008,152	$124,727

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 11 – TAX PAYABLES

As of August 31, 2009 and 2008, tax payables are summarized as follows:

	August 31,
	2009	2008
VAT tax payables	$4,188,470	$2,203,098
Income tax and other taxes payables	956,411	223,944
Total taxes payable	$5,144,881	$2,427,542

Note 12 – INCOME TAXES

The Company’s only operation is currently conducted in the PRC.

Pursuant to the PRC Income Tax Laws, prior to January 1, 2008, Chinese companies are subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which is comprised of 30% national income tax and 3% local income tax. Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a. The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pay a reduced rate of 15%; and

b. Companies established before March 16, 2008 will continue to enjoy tax holiday treatment approved by the local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

The Company is a high technology company and enjoys the benefit of a reduced income tax rate at 15%. The applicable new EIT for the Company is 7.5% for the years ended August 31, 2009 and 2008. The Company incurred an income tax expense of $839,158 and $371,986 for the years August 31, 2009 and 2008. The Company paid $99,086 and $99,747 of income taxes for the years ended August 31, 2009 and 2008.

Note 13 – RELATED PARTIES TRANSACTIONS

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. The due from/to related parties represented the advances from or to the Company’s shareholders.

The amounts were unsecured, non-interest bearing and due on demand. As of August 31, 2009 and 2008, amount due from related parties amounted to $31,104 and $420,267, respectively. As of August 31, 2009 and 2008, due to related parties amounted to $0 and $156,606, respectively.

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 14 – COST AND ESTIMATED EARNINGS AND BILLINGS

The current assets, “costs and estimated earnings in excess of billings” on contract, represent revenues recognized in excess of the amount billed. :

	August 31,
	2009	2008
Contract costs incurred plus recognized profits less recognized losses to date	$29,414,979	$16,017,440
Less: Progress billings to date	(23,765,509)	(14,063,267)
Costs and estimated earnings in excess of billings	$5,649,470	$1,954,173

The current liability, “billings in excess of costs and estimated earnings” on contract, represents the amount billed in excess of revenues recognized. :

	August 31,
	2009	2008
Progress billings to date	$1,314,681	$13,665,654
Less: Contract costs incurred plus recognized
Profits less recognized losses to date	(773,555)	(2,516,822)
Billings in excess of costs and estimated earnings	$541,126	$11,148,832

Note 15 – MAJOR CUSTOMERS AND VENDORS

There were four vendors from which the Company purchased more than 10% of its raw materials for the fiscal year ended August 31, 2009, with each vendor individually accounting for about 23%, 22%, 14%, and 12%. Accounts payable to each vender as of August 31, 2009, was $0, $47,214, $0, and $0 respectively.

There was one vendor from which the Company purchased more than 10% of its raw materials for the fiscal year ended August 31, 2008, accounting for about 13%.  Accounts payable to the vender was $178,519 as of August 31, 2008.

There were two customers that accounted for over 10% of the total sales for the fiscal year ended August 31, 2009, with each customer individually accounting for about 46%and 16%. Accounts receivable from the two customers as of August 31, 2009, was $158,136 and $1,529,118 respectively.

There were four customers that accounted for over 10% of the total sales for the fiscal year ended August 31, 2008, with each customer individually accounting for about 26%, 20%, 15% and 13%. Accounts receivable from these four customers as of August 31, 2008, was $2,025,697, $3,860,005, $2,161,832 and $982,141, respectively.

Note 16 – STATUTORY RESERVE AND STATUTORY COMMON WELFARE FUND

As stipulated by the Company Law of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

ii.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

AUTHENTIC GENIUS LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2009 AND 2008

iii.
Allocations of 5 to 10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

iv.	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

In accordance with the Chinese Company Law, the company has allocated 10% of its annual net income, amounting to $1,552,442 and $683,180, as statutory reserve for the years ended August 31, 2009 and 2008, respectively.

According to the new Company Law of the PRC executed in 2006, the Company is no longer required to reserve the “Statutory common welfare fund”. Accordingly, the Company did not reserve the common welfare fund as of August 31, 2009 and 2008.

Note 17 – SHAREHOLDERS’ EQUITY

BWMC was incorporated in the PRC as a limited company, whereas each of its shareholders owns a percentage of the equity ownership in lieu of a number of ordinary shares. As of August 31, 2009, BWMC has eight shareholders forming 100% equity ownership. Since its capital structure is in a percentage of equity ownership in lieu of the number of ordinary shares, we have categorized the value of ownership as “share capital”.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provisions may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provides for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In December 2007, we sold the following securities without registration under the Securities Act:

Shareholders	Number of Ordinary Shares and Warrants
Ralco Capital Limited(1)	624,235
Rising Year Group Limited(2)	622,078
Q.Y. Ma	5,750
Tan Xiao Wei	5,750

(1)	Ralco Capital Limited is 100% owned by our former chief executive officer and current director, Mr. Chun Yi Hao.

(2)	Rising Year Group Limited is 100% owned by the former chairman of our board of directors, Ms. Hope Ni.

Such securities were sold on December 12, 2007 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to accredited investors. The ordinary shares and warrants issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $0.02 per unit (if one ordinary share and one warrant were treated as consisting, together, a single unit).

In January, 2008, Ralco Capital Limited sold 45,000 of our ordinary shares and warrants to Oliveira, including 5,870 ordinary shares and warrants that are subject to forfeiture to the extent that the underwriters do not exercise their over-allotment option. In January, 2008, Rising Year Group Limited transferred 22,500 of our ordinary shares and warrants to Globis International Investments LLC, 15,750 ordinary shares and warrants to Globis Capital Partners L.P., and 6,750 ordinary shares and warrants to Globis Overseas Fund Ltd. The ordinary shares and warrants transferred to the Globis entities included, in the aggregate, 5,870 ordinary shares and warrants that were subject to forfeiture to the extent that the underwriters did not exercise their over-allotment option. All of the foregoing transfers were made at $0.02 per share. Rising Year Group Limited also subsequently transferred 10,000 ordinary shares to Amy Kong, a senior vice president of the company. The transfers were made in reliance upon exemptions from registration pursuant to the so-called Section 4(1-1/2) exemption. The transfers were made between accredited and sophisticated individuals with no underwriting discounts or commissions being paid with respect to such transfers. Furthermore, the transferees acknowledged that they were acquiring the shares for their account for investment purposes only and that they had no present intention of selling or otherwise disposing of the shares in violation of the securities laws of the United States. On April 14, 2008, we repurchased from Ralco Capital Limited and Rising Year Group Limited an aggregate of 179,688 ordinary shares and warrants at nominal cost, leaving 1,078,125 ordinary shares and warrants outstanding (14,063 of which were forfeited on a pro rata basis, as the underwriters did not exercise their over-allotment option in full).

In addition, our private placement investors purchased from us an aggregate of 1,944,444 warrants at $0.90 per warrant (for a total purchase price of $1,750,000). This purchase took place on a private placement basis in connection with our initial public offering. This issuance was made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

In connection with our initial public offering, we granted the underwriters for $100 a unit purchase option to purchase an aggregate of 225,000 units, consisting of one ordinary share and one ordinary share purchase unit, at an exercise price of $10 per unit. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to the underwriters of our initial public offering. No underwriting discounts or commissions were paid with respect to such securities.

On February 22, 2010, we acquired Beijing Wowjoint by purchasing all of its outstanding shares from existing shareholders of Beijing Wowjoint in exchange for the issuance of an aggregate of 5,700,000 of our newly issued ordinary shares. Concurrent with the closing, 3,696,735 of these acquisition shares were delivered into an escrow account. In addition, 500,000 earn-out shares will be issued to the Sellers in the event certain earnings and share price thresholds are achieved. Such shares were granted pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to accredited investors.

In the second quarter of 2010, a warrant to purchase 60,000 of our ordinary shares at a strike price equal to $10.00 will be issued in a Section 4(2) private placement transaction to our investor relations firm, Hayden Communications International Inc. as a compensation for certain investor relations services to be provided.

Item 8. Exhibits.

Exhibit No.	Description
1.1	Second Amended Memorandum and Articles of Association (included as Annex A to the Proxy Statement filed under cover of Form 6-K on January 13, 2010 and incorporated herein by reference)**

1.2	Certificate of Incorporation*

4.1	Specimen Unit Certificate†

4.2	Specimen Ordinary Share Certificate†

4.3	Specimen Public Warrant Certificate†

4.4	Specimen Private Warrant Certificate*

4.5	Form of Unit Purchase Agreement Granted to the Underwriters*

4.6	Form of Warrant Agreement by and between CFAC and Continental Stock Transfer & Trust Company*

5.1	Opinion of Conyers Dill & Pearman††

8.1	List of Subsidiaries***

10.1	Form of Securities Escrow Agreement among Continental Stock Transfer & Trust Company, certain officers, directors and shareholders and the Registrant*

10.2	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant*

10.3	Form of Registration Rights Agreement among the Registrant and our Private Placement Investors*

10.4	Amended and Restated Warrant Purchase Agreement between Registrant and our Private Placement Investors*

10.5	Unit Purchase Option to be granted to the underwriters*

10.6	Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Chun Yi Hao*

10.7	Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Globis Overseas Fund Ltd.*

10.8	Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Hope Ni*

10.9	Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Q.Y. Ma*

10.10	Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Tan Xiao Wei*

10.11	Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Ralco Capital Limited*

10.12	Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Rising Year Group Limited*

10.13	Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Oliveira Capital, LLC*

10.14	Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Globis International Investments LLC*

10.15	Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Globis Capital Partners L.P.*

10.16
Share Purchase Agreement among CFAC and the other parties named thereto (included as Annex B to the Proxy Statement filed under cover of Form 6-K on January 13, 2010 and incorporated herein by reference)**

10.17	Form of Escrow Agreement among China Fundamental Acquisition Corporation, Realink Group Limited, Yabin Liu, Fude Zhang, Yasheng Liu, Liguo Liu and Mintz & Fraade, P.C.***

10.18	Employment Agreement, dated February 22, 2010 between Wowjoint and Yabin Liu. ***

10.19	Employment Agreement, dated February 22, 2010 between Wowjoint and Fude Zhang. ***

10.20	Employment Agreement, dated February 22, 2010 between Wowjoint and Liguo Liu.***

10.21	Employment Agreement, dated February 22, 2010 between Wowjoint and Yasheng Liu. ***

10.22
Lock-up Agreement, dated February 22, 2010 among China Fundamental Acquisition Corporation, Giant Nova Holdings Limited, Authentic Genius Limited, Realink Group Limited, Yabin Liu, Fude Zhang, Yasheng Liu and Liguo Liu ***

10.23	Earn-Out Agreement dated February 18, 2010 between China Fundamental Acquisition Corporation and Realink Group Limited ***

10.24	Exclusive Technical Consulting and Services Agreement, dated August 25, 2009, between Beijing Xin Fu Industry Consulting Co., Ltd. and Beijing Wowjoint Machinery Co., Ltd. ***

10.25
Equity Pledge Agreement, dated August 25, 2009, among Beijing Xin Fu Industry Consulting Co., Ltd and Anning Li, Liguo Liu, Yabin Liu, Yasheng Liu, Pingyi Wang, Fude Zhang, Beijing Wan Qiao Mechanical and Electrical Equipment Co., and Ting Ding ***

10.26
Voting Rights Proxy Agreement, dated August 25, 2009, among Beijing Xin Fu Industry Consulting Co., Ltd and Anning Li, Liguo Liu, Yabin Liu, Yasheng Liu, Pingyi Wang, Fude Zhang, Beijing Wan Qiao Mechanical and Electrical Equipment Co., and Ting Ding ***

10.27	Executive Employment Agreement, dated March 12, 2010, between China Fundamental Acquisition Corporation and Anthony Hung†

10.28	Investor Relations Consulting Agreement, dated March 12, 2010 between Wowjoint Holdings Limited and Hayden Communications International, Inc.†

23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)†

23.2	Consent of UHY Vocation HK CPA Limited, an independent registered public accounting firm†

23.3	Consent of Sherb & Co. LLP, Certified Public Accountants & Consultants, an independent registered public accounting firm†

24.1	Power of Attorney (included on the signature page)

†	Filed herewith

††	To be filed via amendment

*	Incorporated by reference to exhibits of the same number filed with CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489)

**	Incorporated by reference to the registrant’s final proxy statement submitted under cover of Form 6-K on January 13, 2010

***	Incorporated by reference to exhibits of the same number filed with the registrant’s shell company report on Form 20-F filed with the Securities and Exchange Commission on March 10, 2010

Item 9. Undertakings.

(a)	The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China on May 3, 2010.

WOWJOINT HOLDINGS LIMITED

By:	/s/ Anthony Hung
Name: Anthony Hung Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yabin Liu and Anthony Hung, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Yabin Liu	/s/ Yabin Liu	May 3, 2010
Chief Executive Officer and Director (principal executive officer)
Anthony Hung	/s/ Anthony Hung	May 3, 2010
Chief Financial Officer (principal financial officer)
Joy Fu	/s/ Joy Fu	May 3, 2010
Comptroller (principal accounting officer)
Fude Zhang	/s/ Fude Zhang	May 3, 2010
Chief Technical Officer and Director
Chun Yi Hao	/s/ Chun Yi Hao	May 3, 2010
Director
Jibing Li	/s/ Jibing Li	May 3, 2010
Director
Chun Liu	/s/ Chun Liu	May 3, 2010
Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Wowjoint Holdings Limited, has signed this registration statement or amendment thereto in New York, New York on May 3, 2010.

Authorized U.S. Representative

By:	/s/ Alan P. Fraade
Name: Alan P. Fraade Title: Member, Mintz & Fraade, P.C. Date: May 3, 2010